Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202555

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The board of directors of Lake Michigan Financial Corporation ("Lake Michigan Financial") is furnishing this prospectus and proxy statement and the accompanying form of proxy to the shareholders of Lake Michigan Financial to solicit proxies to vote at a special meeting of Lake Michigan Financial's shareholders to be held on Monday, May 4, 2015, at 1736 Gezon Parkway SW, Wyoming, Michigan 49519 at 10:00 a.m. local time and at any adjournments of the special meeting. At the special meeting, the shareholders of Lake Michigan Financial will consider and vote upon a proposal to approve an agreement and plan of merger ("merger agreement") with Chemical Financial Corporation ("Chemical"), under which Lake Michigan Financial will be merged with and into Chemical (the "merger"). This prospectus and proxy statement, when delivered to shareholders of Lake Michigan Financial, is also a prospectus of Chemical relating to an offering of Chemical common stock. This offering is made only to holders of Lake Michigan Financial common stock.

Completion of the merger is subject to regulatory approval, approval of the merger agreement by Lake Michigan Financial shareholders and other customary closing conditions. If the merger agreement is approved and the merger is completed, each outstanding share of Lake Michigan Financial common stock that you hold will be converted into the right to receive $16.64 in cash and 1.326 shares of Chemical common stock plus cash in lieu of any fractional share (the "Merger Consideration"). Chemical's common stock is listed on The NASDAQ Global Select Market under the trading symbol "CHFC." On January 5, 2015, the date of execution of the merger agreement, the closing price of a share of Chemical common stock was $30.00. On March 24, 2015, the closing price of a share of Chemical common stock was $31.26.

Lake Michigan Financial's board of directors has unanimously determined that the merger is in the best interests of Lake Michigan Financial and Lake Michigan Financial's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Lake Michigan Financial shareholders vote "FOR" approval of the merger agreement. In the opinion of Sandler O'Neill & Partners, L.P., the Merger Consideration is fair, from a financial point of view, to the Lake Michigan Financial shareholders.

Your vote is important. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lake Michigan Financial common stock as of the record date for the special meeting. Please sign and date the enclosed proxy and mail it promptly in the enclosed envelope, regardless of whether or not you expect to attend the meeting in person.

Please read this prospectus and proxy statement carefully because it contains important information about the merger and the merger agreement. Read carefully the risk factors beginning on page 13. You can also obtain additional information about Chemical from documents that it has filed with the Securities and Exchange Commission ("SEC") at www.sec.gov.

The shares of Chemical common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Chemical common stock is subject to investment risks, including possible loss of value.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus and proxy statement is dated March 25, 2015

and it is first being mailed to Lake Michigan Financial shareholders on or about April 3, 2015.

AVAILABLE INFORMATION

As permitted by SEC rules, this document incorporates certain important business and financial information about Chemical from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Chemical Financial Corporation

333 East Main Street

P.O. Box 569

Midland, Michigan 48640

Attn.: Lori A. Gwizdala, Chief Financial Officer

(800) 867-9757

A shareholder making such a request must request the information at least five business days before the date they must make their investment decision to ensure timely delivery. Accordingly, the deadline for a Lake Michigan Financial shareholder to make a request is April 27, 2015.

You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "Where You Can Find More Information" beginning on page 73 and "Incorporation of Certain Information by Reference" beginning on page 73.

LAKE MICHIGAN FINANCIAL CORPORATION

150 Central Avenue

Holland, Michigan 49423

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Lake Michigan Financial Corporation:

A special meeting of shareholders of Lake Michigan Financial Corporation will be held on Monday, May 4, 2015, at 1736 Gezon Parkway SW, Wyoming, Michigan 49519 at 10:00 a.m. local time, for the following purposes:

1.    To consider and vote upon a proposal to approve the merger agreement by and between Lake Michigan Financial Corporation and Chemical Financial Corporation;

2.    To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger agreement (the "Adjournment Proposal"); and

3.    To transact such other business as may properly come before the special meeting.

The board of directors has established the close of business on March 27, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournment of the special meeting.

Lake Michigan Financial's board of directors has unanimously determined that the merger is in the best interests of Lake Michigan Financial and Lake Michigan Financial's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Lake Michigan Financial shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the Adjournment Proposal.

April 3, 2015	By Order of the Board of Directors, /s/ Garth Deur Garth Deur President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO
ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND
RETURN THE ENCLOSED PROXY PROMPTLY.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
The Companies	3
Summary of Certain Aspects of the Merger	4
Market Value of Securities	6
Summary Selected Consolidated Financial Information of Chemical	7
Summary Selected Consolidated Financial Information of Lake Michigan Financial	9
Summary Selected Pro Forma Combined Data (Unaudited)	11
Comparative Per Share Data (Unaudited)	12
RISK FACTORS	13
FORWARD-LOOKING STATEMENTS	17
LAKE MICHIGAN FINANCIAL SPECIAL MEETING AND GENERAL PROXY INFORMATION	18
Date, Time, Place and Purpose	18
Recommendation of Lake Michigan Financial's Board of Directors	18
Voting by Proxy; Record Date	18
Revocation of Proxies	18
Proxy Solicitation	19
Expenses	19
Quorum	19
Vote Required for Approval; Voting Agreements	19
INFORMATION ABOUT THE COMPANIES	19
Chemical	19
Lake Michigan Financial	20
PROPOSAL 1 – THE MERGER	20
Background of the Merger	20
Lake Michigan Financial's Reasons for the Merger and Recommendation of the Board of Directors	24
Chemical's Reasons for the Merger	27
Fairness Opinion of Lake Michigan Financial's Financial Advisor	28
No Dissenters' Rights in the Merger	38
Accounting Treatment	38
Material United States Federal Income Tax Consequences	38
THE MERGER AGREEMENT	41
Structure of the Merger; Bank Consolidation	41
What Lake Michigan Financial Shareholders will Receive in the Merger	41
Cessation of Shareholder Status	43
Conversion of Shares; Exchange Procedures	43
Effective Time of the Merger	43
Dividends and Distributions	43
Representations and Warranties	43
Conduct of Business Pending the Merger	45
Covenants	50
Environmental Investigation	53
Acquisition Proposals by Third Parties	53
Changes in the Lake Michigan Financial Board Recommendation	54
Conditions to Complete the Merger	54
Expenses	57
Employee Benefit Matters	58
Termination of the Merger Agreement	58
Termination Fee	59
Regulatory Approvals for the Merger	60
NASDAQ Global Select Market Listing	60

i

Interests of Certain Directors and Executive Officers in the Merger	60
Treatment of Lake Michigan Financial's Stock-Based Awards	61
Deferred Compensation Plans	61
Existing Employment Agreements with Lake Michigan Financial's Executive Officers	61
Offers of Employment	62
Cash Incentive Payments	62
Indemnification and Insurance of Directors and Officers	62
COMPARISON OF COMMON SHAREHOLDER RIGHTS	63
Authorized Capital Stock	63
Issuance of Additional Shares	63
Number and Classification of Directors	64
Election of Directors	64
Nomination of Director Candidates by Shareholders	64
Removal of Directors	64
Indemnification of Directors, Officers and Employees	65
Shareholder Proposals	65
Special Meetings of Shareholders	66
Shareholder Action Without a Meeting	66
Amendment of Articles of Incorporation and Bylaws	66
Business Combination Restrictions and Other Shareholder Limitations	66
PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING	67
ABOUT LAKE MICHIGAN FINANCIAL	67
Market for Lake Michigan Financial Common Stock and Dividends	67
Securities Ownership of Lake Michigan Financial Common Stock	70
Regulation and Supervision	71
Description of Property	71
Legal Proceedings	72
LEGAL MATTERS	72
EXPERTS	72
SHAREHOLDER PROPOSALS	72
WHERE YOU CAN FIND MORE INFORMATION	73
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	73
APPENDIX A – AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B – OPINION OF SANDLER O'NEILL & PARTNERS, L.P.	B-1
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:

You are being asked to vote to approve the merger agreement between Chemical and Lake Michigan Financial (attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference), pursuant to which Lake Michigan Financial will merge with and into Chemical, with Chemical as the surviving entity.

Additionally, you are being asked to vote to approve the Adjournment Proposal.

Q:	If I own Lake Michigan Financial common stock, what will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, subject to possible adjustment in certain limited circumstances, each outstanding share of Lake Michigan Financial common stock that you hold will be converted into the right to receive $16.64 in cash and 1.326 shares of Chemical common stock plus cash in lieu of any fractional share.

Q:	What should I do now?

A:	After you have carefully read this prospectus and proxy statement and the information incorporated by reference into this prospectus and proxy statement, simply indicate on your proxy how you want to vote with respect to the proposal to approve the merger agreement and the Adjournment Proposal. Complete, sign, date, and mail the proxy in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. Please DO NOT send in your stock certificates with your proxy. As soon as reasonably practicable after the effective time of the merger, you will be sent transmittal materials from an exchange agent with instructions for exchanging your certificated shares of Lake Michigan Financial common stock for shares of Chemical common stock. You should carefully read and follow the instructions in the transmittal materials regarding how and when to surrender your Lake Michigan Financial common stock certificates.

Q:	Who can vote and what vote is required to approve the merger agreement?

A:

Lake Michigan Financial shareholders of record on the record date, March 27, 2015, are entitled to receive notice of and vote at the special meeting.

The presence, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast by the Lake Michigan Financial shareholders at the special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.

The affirmative vote of the holders of a majority of the shares of Lake Michigan Financial common stock outstanding as of the record date for the special meeting is required to approve the merger agreement. Because the required vote of Lake Michigan Financial shareholders on the merger agreement is based upon the number of outstanding shares of Lake Michigan Financial common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote against approval of the merger agreement.

The affirmative vote of the holders of a majority of votes cast at the special meeting is necessary to approve the Adjournment Proposal. A failure to vote and abstentions will have no effect on this proposal.

If you properly complete and sign your proxy but do not indicate how your shares of Lake Michigan Financial common stock should be voted on a proposal, the shares of Lake Michigan Financial common stock represented by your proxy will be voted "FOR" approval of the merger agreement and "FOR" approval of the Adjournment Proposal.

No approval by Chemical shareholders is required.

1

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Chief Financial Officer of Lake Michigan Financial, James Luyk, stating that you would like to revoke your proxy. This notice must be received before the special meeting date. Second, you may complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you may attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Without instructions from you, your broker cannot vote your shares on the proposal to approve the merger agreement or the Adjournment Proposal. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions that your broker or its agent provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement.

Q:	What risks should I consider before I vote on the merger agreement?

A:	We encourage you to read carefully the detailed information contained in, or incorporated by reference into, this prospectus and proxy statement, including the section entitled "Risk Factors" beginning on page 13.

Q:	Whom should I contact with questions about the special meeting or the merger?

A:

Lake Michigan Financial Corporation
150 Central Avenue

Holland, Michigan 49423

Attn.: Linda Wood

(616) 406-3166

Chemical Financial Corporation
235 E. Main Street

P.O. Box 569
Midland, Michigan 48640
Attn.:  David B. Ramaker
(989) 839-5350

2

SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It may not contain all of the information that is important to you. For a more complete understanding of the merger between Chemical and Lake Michigan Financial, we urge you to carefully read and consider this entire document, the merger agreement (attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference) and the other documents we refer you to or incorporate by reference into this prospectus and proxy statement.

The Companies

Chemical

Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

Chemical is a financial holding company with its business concentrated in a single industry segment – commercial banking. Chemical is headquartered in Midland, Michigan and is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank. Chemical's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

On October 31, 2014, Chemical completed its acquisition of Northwestern Bancorp, Inc. ("Northwestern") and its wholly-owned subsidiary bank, Northwestern Bank, for approximately $121 million in cash. As a result of the acquisition, Northwestern was merged with and into Chemical, with Chemical as the surviving corporation, and Northwestern Bank was consolidated with and into Chemical Bank, with Chemical Bank as the surviving bank.

On October 31, 2014, Chemical entered into a definitive agreement to acquire Monarch Community Bancorp, Inc. ("Monarch"), in an all-stock transaction valued at approximately $26 million, based on the closing price of Chemical common stock on October 31, 2014. Regulatory approvals for the transaction have been received. Completion of the transaction remains subject to the approval of Monarch stockholders and other customary closing conditions.

As of December 31, 2014, without giving effect to the pending Monarch acquisition, Chemical had total assets of $7.32 billion, total loans of $5.69 billion, and total deposits of $6.08 billion in 178 banking offices spread over 46 counties in Michigan.

Lake Michigan Financial

Lake Michigan Financial Corporation
150 Central Avenue

Holland, Michigan 49423

(616) 406-3166

Lake Michigan Financial is a bank holding company with its business concentrated in a single industry segment – commercial banking. Headquartered in Holland, Michigan, Lake Michigan Financial is the holding company for The Bank of Holland, which provides community banking services in three offices, one in Holland, one in Grand Rapids and one in Grand Haven, Michigan, and The Bank of Northern Michigan, which provides community banking services in two offices, one in Petoskey and one in Traverse City, Michigan. Lake Michigan Financial is also the holding company for InSite Capital, LLC, which is engaged in tax credit-related activities. Lake Michigan Financial's common stock is privately held. As of December 31, 2014, Lake Michigan Financial had total assets of $1.2 billion, total loans of $959 million, total deposits of $956 million and total shareholders' equity of $90 million. More information about Lake Michigan Financial is available by visiting its website at www.lmfc.com.

3

Summary of Certain Aspects of the Merger

Structure of the Merger; Bank Consolidation (page 41)

If the merger is completed, Lake Michigan Financial will be merged with and into Chemical, with Chemical as the surviving corporation. Following completion of the merger, Chemical intends to consolidate each of The Bank of Holland and The Bank of Northern Michigan with and into Chemical Bank, with Chemical Bank as the surviving bank.

What Lake Michigan Financial Shareholders will Receive in the Merger (page 41)

If the merger is completed as planned, each share of Lake Michigan Financial common stock will be converted into the right to receive the Merger Consideration, consisting of $16.64 in cash (the "Cash Consideration") and 1.326 shares (the "Exchange Ratio") of Chemical common stock, plus cash in lieu of any fractional share of Chemical common stock. The Merger Consideration is subject to the following adjustments:

•	If, as of the end of the Final Statement Date (as defined below and in the merger agreement), the Company Consolidated Shareholders' Equity (as defined below and in the merger agreement) is less than $90,000,000, then the aggregate Cash Consideration will be decreased as provided in the merger agreement. This $90,000,000 threshold will be reduced by an amount equal to $33,333 for each day, if any, that the date of the closing of the merger occurs before June 30, 2015.
•	If the after-tax Environmental Costs (as defined below and in the merger agreement) are in excess of $1,000,000, then the aggregate Cash Consideration will be decreased as provided in the merger agreement.
•	If the average closing price of a share of Chemical common stock (computed in accordance with the terms of the merger agreement) is less than $23.58 and decreases by more than 20% in relation to the KBW Regional Banking Index (based on the last day of the Pricing Period), then Lake Michigan Financial will have the right to request an adjustment to the Exchange Ratio. If Chemical declines to adjust the Exchange Ratio as requested, then the merger agreement may be terminated.

Chemical will not issue fractional shares of Chemical common stock in the merger. A Lake Michigan Financial shareholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the volume weighted average trading price per share of Chemical common stock as quoted on The NASDAQ Global Select Market during the 30 trading days preceding the fifth business day preceding the closing date of the merger.

Recommendation of Board of Directors of Lake Michigan Financial (page 24)

Lake Michigan Financial's board of directors has unanimously determined that the merger is fair to and in the best interests of Lake Michigan Financial and Lake Michigan Financial's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Lake Michigan Financial shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the Adjournment Proposal.

Voting Agreements (page 19)

As of the record date, Lake Michigan Financial's directors, executive officers and their affiliates beneficially owned 470,734 shares of Lake Michigan Financial common stock, or approximately 14.4% of the shares of Lake Michigan Financial common stock entitled to vote at the special meeting. Each of Lake Michigan Financial's directors have entered into a voting agreement pursuant to which each director has agreed, subject to certain exceptions, to vote his or her shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of approval of the merger agreement.

4

Fairness Opinion of Lake Michigan Financial's Financial Advisor (page 28)

In connection with the merger, the board of directors of Lake Michigan Financial received a written opinion, dated January 5, 2015, from Lake Michigan Financial's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Lake Michigan Financial common stock. The full text of Sandler O'Neill's written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O'Neill in rendering its opinion, is attached to this document as Appendix B. We encourage you to read the entire opinion carefully. The opinion of Sandler O'Neill is directed to the board of directors of Lake Michigan Financial and does not constitute a recommendation to any Lake Michigan Financial shareholder as to how to vote at the special meeting or any other matter relating to the merger agreement or the merger.

Conditions to the Merger (page 54)

The completion of the merger depends on a number of conditions being satisfied or, where permissible, waived. These conditions include, among others, receipt of regulatory approval, approval of Lake Michigan Financial shareholders and other customary closing conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 60)

Completion of the merger is subject to the approval of the Federal Reserve Board and the Michigan Department of Insurance and Financial Services. The applications to obtain such approval have been filed with these regulatory agencies as of the date of this prospectus and proxy statement. Although Chemical does not know of any reason why it will not obtain these regulatory approvals in a timely manner, it cannot be certain when or if it will obtain them.

Termination of the Merger Agreement and Termination Fee (pages 58 and 59)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent of the boards of directors of Chemical and Lake Michigan Financial. Also, either party can terminate the merger agreement in various circumstances. In some circumstances, Lake Michigan Financial is required to pay Chemical a termination fee of $7,328,000.

No Dissenters' Rights (page 38)

Dissenters' rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, and exceptions to these rights are provided in the Michigan Business Corporation Act ("MBCA"). Under the MBCA, holders of Lake Michigan Financial common stock will not have dissenters' rights in connection with the merger.

Material United States Federal Income Tax Consequences (page 38)

Chemical and Lake Michigan Financial expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, holders of Lake Michigan Financial common stock who exchange their Lake Michigan Financial stock for Chemical stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange. Lake Michigan Financial shareholders, however, may have taxable gain or loss with respect to the cash received in exchange for their shares of Lake Michigan Financial common stock and/or taxable gain or loss that may result from the receipt of cash in lieu of fractional shares of Chemical stock that the Lake Michigan Financial shareholders would otherwise be entitled to receive.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

5

Market Value of Securities

Chemical common stock trades on The NASDAQ Global Select Market under the symbol CHFC. The following table presents quotation information for Chemical common stock on The NASDAQ Global Select Market for January 5, 2015, which was the last trading day prior to announcement of the signing of the merger agreement, and March 24, 2015, which was the last practicable trading day for which information was available prior to the date of this proxy statement and prospectus.

	Chemical Common Stock
	High	Low	Close
January 5, 2015	$30.41	$29.94	$30.00
March 24, 2015	$31.30	$30.83	$31.26

Lake Michigan Financial common stock is not traded on an established public trading market.

6

Summary Selected Consolidated Financial Information of Chemical

The following tables set forth summary selected historical consolidated financial information of Chemical as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The summary selected balance sheet data as of December 31, 2014 and 2013 and the summary selected income statement data for the years ended December 31, 2014, 2013 and 2012 was derived from Chemical's audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this prospectus and proxy statement. The summary selected balance sheet data as of December 31, 2012, 2011 and 2010 and the summary selected income statement data for the years ended December 31, 2011 and 2010 were derived from Chemical's audited consolidated financial statements for each respective year that are not included in this prospectus and proxy statement or incorporated by reference in this prospectus and proxy statement. You should read this information in conjunction with Chemical's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2014. The following tables do not reflect the impact of Chemical's pending acquisition of Monarch.

	Year Ended
($ in thousands, except per share data)	December 31, 2014 (1)(2)(3)	December 31, 2013 (1)(2)	December 31, 2012 (1)(2)	December 31, 2011 (1)	December 31, 2010 (1)
INCOME STATEMENT DATA:
Interest income	$227,261	$214,061	$210,758	$215,242	$210,430
Interest expense	14,710	17,414	23,213	31,389	39,310
Net interest income	212,551	196,647	187,545	183,853	171,120
Provision for loan losses	6,100	11,000	18,500	26,000	45,600
Noninterest income, including securities gains	63,095	60,409	54,684	46,890	44,515
Securities gains, net	—	1,133	34	—	—
Operating expenses	179,925	164,948	151,921	144,493	138,845
Net income	62,121	56,808	51,008	43,050	23,090
Cash dividends declared per common share	$0.94	$0.87	$0.82	$0.80	$0.80
PERFORMANCE:
Basic earnings per share	$1.98	$2.02	$1.86	$1.57	$0.88
Diluted earnings per share	1.97	2.00	1.85	1.57	0.88
Book value per common share	24.32	23.38	21.69	20.82	20.41
Return on average assets	0.96%	0.95%	0.94%	0.81%	0.47%
Return on average shareholders' equity	8.2%	9.1%	8.7%	7.6%	4.3%
Net interest margin	3.59%	3.59%	3.76%	3.80%	3.80%
BALANCE SHEET DATA:
Total assets	$7,322,143	$6,184,708	$5,917,252	$5,339,453	$5,246,209
Earning assets	6,833,898	5,819,049	5,541,426	4,986,936	4,918,046
Total loans	5,688,230	4,647,621	4,167,735	3,831,285	3,681,662
Total deposits	6,078,971	5,122,385	4,921,443	4,366,857	4,331,765
Long-term FHLB advances and subordinated debt	—	—	34,289	43,057	74,130
Shareholders' equity	797,133	696,500	596,341	571,729	560,078
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$6,473,144	$5,964,592	$5,442,079	$5,304,098	$4,913,310
Earning assets	6,095,064	5,628,969	5,116,127	4,971,704	4,618,012
Total loans	4,976,563	4,355,152	3,948,407	3,730,795	3,438,550
Total deposits	5,339,422	4,964,082	4,464,062	4,349,873	4,017,230
Long-term FHLB advances and subordinated debt	1,695	1,935	39,301	64,257	87,051
Shareholders' equity	754,211	626,555	587,451	569,521	530,819

7

	Year Ended
($ in thousands, except per share data)	December 31, 2014 (1)(2)(3)	December 31, 2013 (1)(2)	December 31, 2012 (1)(2)	December 31, 2011 (1)	December 31, 2010 (1)
ASSET QUALITY RATIOS:
Net loan charge-offs to average loans	0.19%	0.38%	0.57%	0.73%	1.07%
Allowance for loan losses to total originated loans	1.51%	1.81%	2.22%	2.60%	2.86%
Allowance for loan losses to total nonperforming loans	106%	96%	92%	82%	61%
Nonperforming loans to total loans	1.25%	1.76%	2.18%	2.77%	4.01%
Nonperforming assets to total assets	1.17%	1.48%	1.85%	2.47%	3.34%
SELECTED RATIOS:
Total loans to total deposits	94%	91%	85%	88%	85%
Average total loans to average earning assets	82%	77%	77%	75%	74%
Noninterest income to net revenue	23%	24%	23%	20%	21%
Leverage ratio	9.3%	9.9%	9.2%	9.0%	8.4%
Tier 1 risk-based capital ratio	11.1%	12.7%	12.0%	12.1%	11.6%
Total risk-based capital ratio	12.4%	14.0%	13.2%	13.3%	12.9%
Average equity to average assets	11.7%	10.5%	10.8%	10.7%	10.8%
Tangible common equity to tangible assets	8.4%	9.4%	8.1%	8.7%	8.6%
Dividend payout ratio	47.7%	43.5%	44.3%	51.0%	90.9%

___________________________________________________

(1)	Includes the impact of the acquisition of O.A.K. Financial Corporation on April 30, 2010.
(2)	Includes the impact of the acquisition of 21 branch offices on December 7, 2012.
(3)	Includes the impact of the acquisition of Northwestern on October 31, 2014.

8

Summary Selected Consolidated Financial Information of Lake Michigan Financial

The following tables set forth summary selected historical consolidated financial information of Lake Michigan Financial as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The summary selected balance sheet data and the summary selected income statement data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 was derived from Lake Michigan Financial's audited historical consolidated financial statements.

	Year Ended
($ in thousands, except per share data)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
INCOME STATEMENT DATA:
Interest income	$46,431	$42,728	$44,290	$47,568	$47,412
Interest expense	9,605	9,317	12,900	15,880	19,222
Net interest income	36,826	33,411	31,390	31,688	28,190
Provision for loan losses	750	2,050	4,025	4,550	5,700
Noninterest income, including securities gains	3,737	7,172	9,328	5,249	7,141
Securities gains, net	-	359	1,781	499	1,582
Noninterest expense	29,835	26,184	25,624	24,612	22,379
Net income	10,405	9,055	8,451	7,030	5,505
Cash dividends declared per common share	0.74	0.98	0.64	0.64	0.34
PERFORMANCE:
Basic earnings per share	$3.22	$2.83	$2.64	$2.20	$1.72
Diluted earnings per share	3.20	2.81	2.62	2.18	1.72
Book value per common share	27.47	24.45	23.64	22.30	20.12
Return on average assets	0.91%	0.87%	0.84%	0.71%	0.58%
Return on average shareholders' equity	12.43%	11.52%	11.38%	10.16%	8.60%
Net interest margin	3.45%	3.30%	3.35%	3.39%	3.22%
BALANCE SHEET DATA:
Total assets	$1,184,002	$1,093,580	$996,730	$1,019,062	$978,310
Total loans	959,478	858,071	783,437	773,980	773,293
Total deposits	955,601	876,543	839,788	821,243	758,222
FHLB advances	77,000	77,000	25,000	36,000	50,000
Shareholders' equity	89,577	78,488	75,529	71,626	64,472
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$1,146,351	$1,041,520	$1,002,698	$991,608	$941,343
Earning assets	1,070,941	974,461	937,622	935,096	878,687
Total loans	898,178	808,100	773,041	766,904	753,628
Total deposits	925,645	861,554	811,250	773,633	729,453
FHLB advances	77,000	40,701	37,467	52,978	50,205
Shareholders' equity	83,694	78,631	74,238	69,174	64,028

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	Year Ended
($ in thousands, except per share data)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
ASSET QUALITY RATIOS:
Net loan charge-offs (recoveries) to average loans	-0.02%	0.17%	0.29%	0.46%	0.51%
Allowance for loan losses to total loans	1.65%	1.74%	1.82%	1.61%	1.48%
Allowance for loan losses to total nonperforming loans	963%	250%	185%	91%	67%
Nonperforming loans to total loans	0.17%	0.70%	0.98%	1.77%	2.23%
Nonperforming assets to total assets	0.15%	0.57%	1.14%	1.57%	2.08%
SELECTED RATIOS:
Total loans to total deposits	100%	98%	93%	94%	102%
Average total loans to average earning assets	84%	83%	82%	82%	86%
Noninterest income to net revenue	9%	18%	23%	14%	20%
Leverage ratio	9.91%	9.88%	9.95%	9.18%	8.78%
Tier 1 risk-based capital ratio	11.96%	11.98%	12.17%	11.91%	10.56%
Total risk-based capital ratio	13.22%	13.35%	13.79%	13.79%	12.62%
Average equity to average assets	7.30%	7.55%	7.40%	6.98%	6.80%
Tangible common equity to tangible assets	7.57%	7.18%	7.58%	7.03%	6.59%
Dividend payout ratio	23%	35%	24%	29%	21%

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Summary Selected Pro Forma Combined Data (Unaudited)

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. In addition, actual merger and integration costs incurred in conjunction with the acquisition of Northwestern are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.

Chemical anticipates that the merger will provide the combined organization with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect these benefits, nor does it include the funding cost or the lost opportunity cost related to the Cash Consideration, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the period presented.

(Dollar amounts in thousands, except per share data)	Year Ended December 31, 2014

Pro Forma Combined Income Statement Data(2)
Net interest income	$268,453
Provision for loan losses	7,575
Noninterest income	82,966
Operating expenses	232,124
Net income	80,253
Net income per common share:
Basic	$2.25
Diluted	$2.23
Pro Forma Combined Balance Sheet Data(1)(2)
Total assets	$8,517,505
Total loans	6,625,835
Total deposits	7,034,572
Shareholders' equity	926,938

(1)	The pro forma combined balance sheet data assumes the issuance of approximately 4,324,573 shares of Chemical common stock as Merger Consideration. This assumes a fixed exchange ratio of 1.326 shares of Chemical common stock for each share of Lake Michigan Financial common stock outstanding as of January 5, 2015, based on the market price per share of Chemical of $30.64 as of December 31, 2014. The number of shares to be issued is subject to adjustment in certain limited circumstances.
(2)	The pro forma combined income statement data and the pro forma combined balance sheet data does not reflect the impact of Chemical's pending acquisition of Monarch. At December 31, 2014, Monarch had total assets of $174 million, total loans of $130 million and total deposits of $142 million. For the year ended December 31, 2014, Monarch had a net loss of $0.2 million. The pro forma combined income statement data and the pro forma combined balance sheet data reflects the impact of Chemical’s acquisition of Northwestern, completed on October 31, 2014. In the case of the income statement data, the acquisition of Northwestern is assumed to have been completed at the beginning of the period presented. For the ten months ended October 31, 2014, Northwestern had net income of $1.1 million.

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Comparative Per Share Data (Unaudited)

The following table shows information about earnings per share, dividends paid per share, and tangible book value per share, on a historical basis and on a pro forma combined and pro forma equivalent per share basis.

Comparative Per Share Data	Chemical Historical	Lake Michigan Financial Historical	Pro Forma Combined (1)(2)(4)	Equivalent Pro Forma Per Share of Lake Michigan Financial (3)(4)

Year ended December 31, 2014:
Basic earnings	$1.98	$3.22	$2.25	$2.98
Diluted earnings	1.97	3.20	2.23	2.96
Cash dividends paid	0.94	0.72	0.94	1.25
Tangible book value	18.35	27.47	16.66	22.09

(1)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of Chemical and Lake Michigan Financial, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of Chemical and Lake Michigan Financial, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value amount, however, does include the impact of estimated merger and integration costs. The average pro forma shares of Chemical and Lake Michigan Financial reflect historical basic and diluted shares, plus historical basic and diluted average shares of Lake Michigan Financial, as adjusted based on the fixed exchange ratio of 1.326 shares of Chemical common stock for each share of Lake Michigan Financial common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.
(2)	Pro forma combined cash dividends paid represents Chemical's historical amounts only.
(3)	The equivalent pro forma per share of Lake Michigan Financial amounts were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.326 shares of Chemical common stock for each share of Lake Michigan Financial common stock.
(4)	The pro forma combined data and the equivalent pro forma per share of Lake Michigan Financial data does not reflect the impact of Chemical's pending acquisition of Monarch. Monarch had a net loss of $0.2 million for the year ended December 31, 2014. The pro forma combined income statement data reflects the impact of Chemical’s acquisition of Northwestern, completed on October 31, 2014, excluding any merger and integration costs. In the case of the income statement data, the acquisition of Northwestern is assumed to have been completed at the beginning of the period presented. For the ten months ended October 31, 2014, Northwestern had net income of $1.1 million.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus and proxy statement, including the risk factors included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2014 and the matters addressed in this prospectus and proxy statement under the heading "Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

The value of the Merger Consideration will fluctuate with the price of Chemical common stock and the Cash Consideration is subject to adjustment.

Upon completion of the merger, each share of Lake Michigan Financial common stock will be converted into the right to receive the Merger Consideration. The Cash Consideration is subject to downward adjustment, as described in the merger agreement and in this prospectus and proxy statement, in the event that the Company Consolidated Shareholders' Equity is less than $90,000,000 as of the Final Statement Date (provided that the $90,000,000 threshold will be reduced by an amount equal to $33,333 for each day, if any, that the date of the closing occurs before June 30, 2015) or if after-tax Environmental Costs exceed $1,000,000.

Except as provided in the merger agreement, there will be no adjustment made to the Merger Consideration as a result of fluctuations in the market price of Chemical common stock or the value of Lake Michigan Financial common stock. As a result, it is possible that the value of any Chemical common stock you receive in the merger will be different than the value of such shares on the date that the Lake Michigan Financial board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this prospectus and proxy statement, and on the date that you vote to approve the merger agreement. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Chemical's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Chemical's control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Chemical common stock you will receive upon completion of the merger. You should obtain current market quotations for shares of Chemical common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated.

Before the transactions contemplated in the merger agreement may be completed, regulatory approvals must be obtained from the Federal Reserve Board and the Michigan Department of Insurance and Financial Services. These governmental entities will consider, among other factors, the competitive impact of the merger, Chemical's financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and they may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party's business and operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Lake Michigan Financial and Chemical. These uncertainties may impair Lake Michigan Financial's ability to attract, retain and motivate key personnel until the merger is consummated. Retention of certain employees by Lake Michigan Financial may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Chemical. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chemical, Chemical's business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with Lake Michigan Financial or Chemical to seek to change existing business relationships with Lake Michigan Financial or Chemical, or delay or defer certain business decisions with respect to Lake Michigan Financial or Chemical, which could negatively affect Chemical's or Lake Michigan Financial's respective revenues, earnings and cash flows, as well as the market price of Chemical common stock or the value of Lake Michigan Financial common

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stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts Lake Michigan Financial from taking specified actions without the consent of Chemical until the merger occurs or the merger agreement is terminated. These restrictions may prevent Lake Michigan Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement – Conduct of Business Pending the Merger" for a summary of certain of the contractual restrictions to which Lake Michigan Financial is subject.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

The difficulties of merging the operations of Lake Michigan Financial with those of Chemical include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the companies, and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and integration of Lake Michigan Financial into Chemical could have an adverse effect on the business and results of operations of Lake Michigan Financial or Chemical. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. Inability to integrate our operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.

Lake Michigan Financial shareholders' percentage ownership of Chemical will be much smaller than their percentage ownership of Lake Michigan Financial.

Lake Michigan Financial shareholders currently have the right to vote in the election of the Lake Michigan Financial board of directors and on other matters affecting Lake Michigan Financial. When the merger occurs, each Lake Michigan Financial shareholder will become a shareholder of Chemical with a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of Lake Michigan Financial. Because of this, the Lake Michigan Financial shareholders will have less influence on the management and policies of Chemical than they now have on the management and policies of Lake Michigan Financial.

Directors and officers of Lake Michigan Financial have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of Lake Michigan Financial have interests in the merger that differ from, or are in addition to, their interests as shareholders of Lake Michigan Financial generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Lake Michigan Financial, rights that Lake Michigan Financial officers and directors have under Lake Michigan Financial's benefit plans, and rights to indemnification and directors' and officers' insurance following the merger. The members of each of Lake Michigan Financial's and Chemical's boards of directors knew about these additional interests and considered them when they adopted the merger agreement and approved the merger. For a more detailed discussion of these interests, see "Interests of Certain Directors and Executive Officers in the Merger."

The merger agreement limits Lake Michigan Financial's ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Lake Michigan Financial's ability to encourage or consider competing third-party proposals to acquire Lake Michigan Financial, all or a significant part of its assets or stock, or other similar business combinations. These provisions, which include a $7,328,000 termination fee payable to Chemical under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lake Michigan Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Lake Michigan Financial than it might otherwise have proposed to pay. See "The Merger Agreement – Acquisition Proposals by Third Parties" and "The Merger Agreement – Termination Fee."

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The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Lake Michigan Financial.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include completion of the merger by December 31, 2015, receipt of Lake Michigan Financial shareholder approval, receipt of regulatory approvals, continued accuracy of certain representations and warranties by both parties and performance by both parties of certain covenants and agreements. In addition, the merger agreement may be terminated in certain circumstances. In particular, Chemical is not obligated to complete the merger if the Company Consolidated Shareholders' Equity is less than $85,000,000 as of the Final Statement Date (provided that this $85,000,000 threshold will be reduced by $33,333 for each day, if any, that the date of the closing of the merger occurs before June 30, 2015).

If the merger agreement is terminated, there may be various consequences to Lake Michigan Financial, including:

•	Lake Michigan Financial's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger; and

•	Lake Michigan Financial may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and the Lake Michigan Financial board of directors seeks another merger or business combination, under certain circumstances, Lake Michigan Financial is required to pay Chemical a $7,328,000 termination fee. Lake Michigan Financial shareholders cannot be certain that Lake Michigan Financial would be able to find a party willing to pay an equivalent or more attractive price than the price Chemical has agreed to pay in the merger.

We may fail to realize the cost savings estimated for the merger.

Chemical expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of Chemical and Lake Michigan Financial in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if Chemical is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The fairness opinion obtained by Lake Michigan Financial from its financial advisor will not reflect changes between the date of the opinion and the effective time of the merger.

Sandler O'Neill, the financial advisor to Lake Michigan Financial, has delivered a "fairness opinion" to the board of directors of Lake Michigan Financial. The opinion of Sandler O'Neill is directed to the board of directors of Lake Michigan Financial and is not a recommendation to any shareholder on how to vote on the merger agreement or any other matter. The opinion, which was issued on January 5, 2015, states that, based upon and subject to the assumptions and limitations on review set forth in the opinion, the Merger Consideration is fair, from a financial point of view, to the Lake Michigan Financial shareholders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, and therefore does not address the fairness of the Merger Consideration as of the date of this prospectus and proxy statement, the date of the special meeting or at the time the merger will be completed.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of all of your Lake Michigan Financial common stock.

Chemical and Lake Michigan Financial intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Internal Revenue Service ("IRS") will not provide a ruling on the matter. Chemical and Lake Michigan Financial each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal

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income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Lake Michigan Financial shareholders generally would recognize gain or loss on each share of Lake Michigan Financial common stock surrendered in an amount equal to the difference between the shareholder's adjusted tax basis in that share and the fair market value of the Chemical common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, you may recognize taxable gain with respect to the amount of cash you receive upon completion of the merger in exchange for your shares of Lake Michigan Financial common stock. See "Proposal 1 – The Merger – Material United States Federal Income Tax Consequences" on page 38.

The shares of Chemical common stock to be received by Lake Michigan Financial shareholders as a result of the merger will have different rights from the shares of Lake Michigan Financial common stock.

The rights associated with Lake Michigan Financial common stock are different from the rights associated with Chemical common stock. See "Comparison of Common Shareholder Rights" for a discussion of the different rights associated with Chemical common stock as compared to Lake Michigan Financial common stock.

Litigation may be filed against Lake Michigan Financial, its board of directors and Chemical that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Lake Michigan Financial shareholders may file putative shareholder class action lawsuits against Lake Michigan Financial, its board of directors and Chemical. Among other remedies, the plaintiffs may seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Lake Michigan Financial and Chemical, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect Lake Michigan Financial's and Chemical’s business, financial condition, results of operations, cash flows and market price.

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FORWARD-LOOKING STATEMENTS

This prospectus and proxy statement and the documents incorporated by reference in this prospectus and proxy statement contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical and Lake Michigan Financial. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "opinion," "plans," "predicts," "probable," "projects," "should," "trend," "will," "strategy" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future changes in regulatory requirements, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, future deposit insurance premiums, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, opportunities to increase top line revenues, the ability to grow core franchise, future cost savings and the ability to maintain adequate liquidity and capital based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on Chemical and Lake Michigan Financial, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical and Lake Michigan Financial undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the merger and the integration of Lake Michigan Financial into Chemical after the effective time of the merger include, without limitation:

•	Completion of the merger is dependent on, among other things, receipt of regulatory and Lake Michigan Financial shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.

•	The impact of the completion of the merger on Chemical's financial statements will be affected by the timing of the transaction.

•	The merger may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•	The integration of Lake Michigan Financial's business and operations into Chemical, which will include conversion of Lake Michigan Financial's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Lake Michigan Financial's or Chemical's existing businesses.

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•	Chemical's ability to achieve anticipated results from the merger is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses from Lake Michigan Financial's loan portfolio than expected and deposit attrition may be greater than expected.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk factors described under "Risk Factors" beginning on page 13 of this prospectus and proxy statement and under "Risk Factors" in Chemical's Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate outcome and a preceding forward-looking statement.

LAKE MICHIGAN FINANCIAL SPECIAL MEETING AND GENERAL PROXY INFORMATION

Date, Time, Place and Purpose

The Lake Michigan Financial board of directors is sending you this prospectus and proxy statement and proxy to use at the special meeting. At the special meeting, the Lake Michigan Financial board of directors will ask you to vote (1) to approve the merger agreement and (2) to approve the Adjournment Proposal.

The special meeting will be held on Monday, May 4, 2015, at 10:00 a.m. local time, at 1736 Gezon Parkway SW, Wyoming, Michigan 49519.

Recommendation of Lake Michigan Financial's Board of Directors

Lake Michigan Financial's board of directors has unanimously determined that the terms of the merger agreement are fair to and in the best interests of Lake Michigan Financial and Lake Michigan Financial's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Lake Michigan Financial shareholders vote "FOR" approval of the merger agreement and "FOR" the Adjournment Proposal.

Voting by Proxy; Record Date

Lake Michigan Financial's board of directors has designated March 27, 2015 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting. As of the record date, 3,264,017 shares of Lake Michigan Financial common stock were issued and outstanding and held by approximately 282 record holders. Lake Michigan Financial shareholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Lake Michigan Financial common stock held of record at the close of business on the record date. If a holder of shares of Lake Michigan Financial common stock as of the record date properly executes and returns a proxy in the enclosed form, the shares represented by that proxy will be voted at the special meeting and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder's specification. If no specification is made, your shares of Lake Michigan Financial common stock represented by your proxy will be voted "FOR" approval of the merger agreement and "FOR" approval of the Adjournment Proposal.

Lake Michigan Financial's management currently is not aware of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the persons named as proxies.

Revocation of Proxies

A Lake Michigan Financial shareholder who has given a proxy may revoke it at any time before its exercise at the special meeting by one of three ways. First, you may send a written notice to the Chief Financial Officer of Lake Michigan Financial, James Luyk, 150 Central Avenue, Holland, Michigan 49423, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you may attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

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Proxy Solicitation

The board of directors and management of Lake Michigan Financial will initially solicit proxies by mail. If they deem it advisable, directors, officers, and employees of Lake Michigan Financial may also solicit proxies in person, by telephone or by electronic means without additional compensation. In addition, nominees and other fiduciaries may solicit proxies. Such persons may, at the request of Lake Michigan Financial's management, mail material to or otherwise communicate with the beneficial owners of shares held by them.

Expenses

Lake Michigan Financial will pay all expenses incurred in connection with the solicitation of proxies of Lake Michigan Financial shareholders. Chemical will pay all expenses incurred in connection with the printing and mailing of this prospectus and proxy statement and all filing costs associated with the registration statement and the applications for regulatory approval. Otherwise, Chemical and Lake Michigan Financial will each pay their own fees and expenses incident to preparing for, entering into, and carrying out the merger agreement and procuring any necessary approvals, including fees and expenses of its own legal counsel and accountants and postage expenses.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the Lake Michigan Financial shareholders at the special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.

Vote Required for Approval; Voting Agreements

The affirmative vote of the holders of a majority of the shares of Lake Michigan Financial common stock outstanding as of the record date for the special meeting is required to approve the merger agreement. Because the required vote of Lake Michigan Financial shareholders on the merger agreement is based upon the number of outstanding shares of Lake Michigan Financial common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote against approval of the merger agreement. The affirmative of the holders of a majority of votes cast at the special meeting is necessary to approve the Adjournment Proposal. A failure to vote and abstentions will have no effect on this proposal. No approval by Chemical shareholders is required.

As of the record date, Lake Michigan Financial's directors, executive officers, and their affiliates beneficially owned 470,734 shares of Lake Michigan Financial common stock, or approximately 14.4% of the shares of Lake Michigan Financial common stock entitled to vote at the special meeting. Each of Lake Michigan Financial's directors have entered into a voting agreement pursuant to which they have agreed, subject to certain exceptions, to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of approval of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Chemical

Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

Chemical is a financial holding company with its business concentrated in a single industry segment – commercial banking. Chemical is headquartered in Midland, Michigan and is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank. Chemical's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

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On October 31, 2014, Chemical completed its acquisition of Northwestern and its wholly-owned subsidiary bank, Northwestern Bank, for approximately $121 million in cash. As a result of the acquisition, Northwestern was merged with and into Chemical, with Chemical as the surviving corporation, and Northwestern Bank was consolidated with and into Chemical Bank, with Chemical Bank as the surviving bank.

On October 31, 2014, Chemical entered into a definitive agreement to acquire Monarch in an all-stock transaction valued at approximately $26 million, based on the closing price of Chemical common stock on October 31, 2014. Regulatory approvals for the transaction have been received. Completion of the transaction remains subject to the approval of Monarch stockholders and other customary closing conditions.

As of December 31, 2014, without giving effect to the pending Monarch acquisition, Chemical had total assets of $7.32 billion, total loans of $5.69 billion and total deposits of $6.08 billion in 178 banking offices spread over 46 counties in Michigan.

Lake Michigan Financial

Lake Michigan Financial Corporation
150 Central Avenue

Holland, Michigan 49423

(616) 406-3166

Lake Michigan Financial is a bank holding company with its business concentrated in a single industry segment – commercial banking. Headquartered in Holland, Michigan, Lake Michigan Financial is the holding company for The Bank of Holland, which provides community banking services in three offices, one in Holland, one in Grand Rapids and one in Grand Haven, Michigan, and The Bank of Northern Michigan, which provides community banking services in two offices, one in Petoskey and one in Traverse City, Michigan. Lake Michigan Financial is also the holding company for InSite Capital, LLC, which is engaged in tax credit-related activities. Lake Michigan Financial's common stock is privately held. As of December 31, 2014, Lake Michigan Financial had total assets of $1.2 billion, total loans of $959 million, total deposits of $956 million and total shareholders' equity of $90 million. More information about Lake Michigan Financial is available by visiting its website at www.lmfc.com.

PROPOSAL 1 – THE MERGER

The following discussion summarizes certain aspects of the merger. This summary discussion does not purport to be a complete description of the merger and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference into this prospectus and proxy statement.

Background of the Merger

The Lake Michigan Financial board of directors regularly reviews Lake Michigan Financial's performance, risks, opportunities and strategy and regularly discusses such matters at board meetings. Lake Michigan Financial's board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Lake Michigan Financial's ongoing efforts to strengthen its business and continue to improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions.

David B. Ramaker, Chairman, CEO and President of Chemical, and Richard Lievense, the founder and Chairman of Lake Michigan Financial, have known each other professionally since approximately 1999. Mr. Ramaker and Garth Deur, the Chief Executive Officer and President of Lake Michigan Financial, have known each other professionally since approximately 2007.

In 2008, Chemical purchased $10 million of junior subordinated debt securities of Lake Michigan Financial which mature in 2038. In connection with the purchase of the junior subordinated debt securities, Chemical performed a due diligence review of Lake Michigan Financial. Chemical, in its capacity as a holder of Lake Michigan Financial's junior subordinated debt securities, continued to receive quarterly and annual financial

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information concerning Lake Michigan Financial and held periodic meetings with management of Lake Michigan Financial to monitor its investment in Lake Michigan Financial. Furthermore, since 2007, Chemical periodically participated in loans originated by Lake Michigan Financial.

Lake Michigan Financial's focus on market conditions and Michigan community bank merger activity increased after an out-of-state bank entered Michigan through the purchase of 24 Bank of America branches in January 2013. Following this announcement and continuing through 2014, Lake Michigan Financial continued to examine the acquisition landscape as senior executives of Lake Michigan Financial participated in several conference calls and meetings to discuss market conditions, recent merger and acquisition activity and the outlook for Michigan community banks. Some of those calls and meetings included a representative from Sandler O'Neill. Messrs. Deur and Lievense held several meetings and conference calls with various potential merger partners during 2013 and 2014, with discussions involving Lake Michigan Financial as a potential buyer and as a potential seller.

During 2013 and 2014, several Michigan community bank mergers were announced. Lake Michigan Financial watched closely as several Michigan community bank mergers were announced, including Mercantile Bank Corporation's merger with Firstbank Corporation, Old National Bancorp’s merger with United Bancorp Inc., Chemical's merger with Northwestern, and Old National Bancorp's merger with Founders Financial Corporation. Seeking opportunities to enhance shareholder value in this changing landscape, Lake Michigan Financial evaluated several potential merger and acquisition opportunities, and passed on such potential opportunities due to a variety of reasons, including social and financial quality issues, merger valuation, and others.

In mid-2014, Lake Michigan Financial began to consider and prepare a more detailed analysis of strategic alternatives, including a review of possible acquirors from a financial and non-financial point of view. During the late summer and early fall of 2014, Messrs. Deur and Lievense had several meetings and conference calls with representatives of Sandler O'Neill to specifically discuss the exploration of a combination with a larger financial institution, and such discussions included a review of potential partners and their financial resources.

On September 15, 2014, Garth Deur and James Luyk, Chief Financial Officer of Lake Michigan Financial, held a conference call with representatives of Sandler O'Neill to discuss a potential timeline, initial due diligence, cost savings, one time charges and Lake Michigan Financial financial projections.

From approximately September 16 to September 25, 2014, Lake Michigan Financial sent Sandler O'Neill information to populate an on-line password protected virtual dataroom to be used by potential merger partners.

On September 26, 2014, a representative of Sandler O'Neill contacted Mr. Ramaker to discuss Chemical's operating and regulatory condition and interest in a potential merger with Lake Michigan Financial. A representative of Sandler O'Neill also contacted the CEO of a second financial institution to discuss its operating and regulatory condition and interest in a potential merger with Lake Michigan Financial.

On September 26, 2014, Chemical and Lake Michigan Financial entered into a confidentiality agreement providing for the non-disclosure of confidential information provided by Lake Michigan Financial. Also on this date, Lake Michigan Financial and the second financial institution contacted by Sandler O’Neill entered into a confidentiality agreement providing for the non-disclosure of confidential information provided by Lake Michigan Financial.

Following the execution of the two confidentiality agreements, Lake Michigan Financial began providing a limited amount of financial and operational due diligence information to Chemical and to the second financial institution.

On September 29, 2014, Lake Michigan Financial formally engaged the law firm of Varnum LLP to represent Lake Michigan Financial in connection with soliciting, evaluating and entering into a merger transaction if Lake Michigan Financial decided to proceed with such a transaction.

On September 30, 2014, Lake Michigan Financial formally engaged Sandler O'Neill to act as an independent financial advisor to the board of directors of Lake Michigan Financial in connection with considering a possible business combination.

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On October 1, 2014, the virtual dataroom containing bid instructions and public and non-public information was made available to Chemical and the second financial institution. During the following two weeks, representatives of Sandler O'Neill had numerous telephone calls with the management of the two interested parties.

On October 20, 2014, the second financial institution communicated to Lake Michigan Financial that it had determined not to submit an indication of interest.

By letter dated October 20, 2014, addressed to the board of directors of Lake Michigan Financial, Chemical presented a written non-binding indication of interest in a merger with Lake Michigan Financial, accompanied by a due diligence request list. That letter of interest provided information concerning Chemical's history, culture and performance. The letter also outlined key merger considerations including, but not limited to, a range of aggregate total consideration, form of consideration, bank and charter integration plans, employee retention, benefit packages and proposed severance, post-merger board representation, material conditions for closing, regulatory standing and required approvals, and other matters.

Lake Michigan Financial's management team, with the assistance of its investment banker and legal counsel, carefully reviewed and evaluated Chemical's written indication of interest.

On October 27, 2014, Lake Michigan Financial's board of directors held a special meeting to review developments, including the indication of interest received from Chemical. The board of directors evaluated the merits of Chemical's indication of interest, including the form and amount of consideration, the likelihood of consummating a merger with Chemical and the cultural fit between the two organizations. The board reviewed its strategic alternatives, including the possibility of not doing any transaction at this time. The consensus of the board was to pursue further negotiations with Chemical including seeking a higher price and refinement of other terms of the indication of interest.

Following the board meeting, Chemical, Lake Michigan Financial, and their respective financial advisors met several times to do continued due diligence, and to discuss various financial and non-financial issues. Such discussions led to a letter dated November 5, 2014, wherein Chemical presented a supplement to its indication of interest in a merger with Lake Michigan Financial, which included a revised proposal for an increased range of aggregate consideration and a proposal that all Lake Michigan Financial stock options be converted into options to purchase Chemical common stock.

On November 5, 2014, the Lake Michigan Financial board of directors held a special meeting. A representative of Sandler O'Neill and attorneys from Varnum LLP, were present at the meeting. At the meeting, the board reviewed and discussed the banking industry and the competitive landscape of banks in Michigan. The board discussed the potential for a strategic combination with another institution and the other alternatives available to Lake Michigan Financial. The primary strategic alternatives considered by Lake Michigan Financial at these meetings and other meetings included continuing Lake Michigan Financial's business on a stand-alone basis, a sale to a larger regional or national financial institution, or a merger with Chemical. The Lake Michigan Financial board of directors determined to pursue the merger with Chemical instead of the other alternatives for several reasons, including the complementary cultures and business strengths of each company, including Chemical's strength in retail banking; the estimated probability of execution of a transaction with Chemical given factors such as regulatory approval, the potential aggregate total consideration, form of consideration, shareholder approval, and the ability to integrate the two companies; and the other factors described in the section entitled "The Merger — Lake Michigan Financial's Reasons for the Merger; Recommendation of the Lake Michigan Financial Board of Directors." After extensive review and discussion, the Lake Michigan Financial board instructed management to further explore a possible combination with Chemical. Varnum advised the members of the board of their responsibilities and fiduciary duties as directors, including the importance of considering alternatives, carefully investigating any potential merger partner and the importance of making informed decisions.

On November 14, 2014, Lake Michigan Financial and Chemical entered into a confidentiality agreement providing for the non-disclosure of confidential information provided by Chemical. Lake Michigan Financial subsequently provided Chemical with a due diligence request list and received and reviewed information provided by Chemical.

From approximately November 17 through 21, 2014, Lake Michigan Financial made certain loan files and other information available at Varnum's offices for review by Chemical personnel. Chemical's personnel performed

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a due diligence review of the loan files and other information made available by Lake Michigan Financial. Lake Michigan Financial continued to provide additional information in the virtual dataroom that Chemical accessed as part of its due diligence review.

On November 17 and 18, Messrs. Lievense, Deur, and Luyk met with Mr. Ramaker and Lori Gwizdala, Executive Vice President and Chief Financial Officer of Chemical, to review due diligence information including a review of Lake Michigan Financial's business and operations.

On December 4, 2014, Chemical submitted a revised expression of interest, which included an increased amount of aggregate consideration to be paid in approximately 70% Chemical common stock and 30% cash.

On December 4, 2014, the Lake Michigan Financial board of directors held a special meeting. Representatives of Sandler O'Neill and Varnum LLP were present at the meeting. At the meeting, the board reviewed and discussed Chemical's revised expression of interest. The board reviewed a detailed written financial analysis presented by a representative of Sandler O'Neill. This analysis included a detailed pro forma merger analysis and a comparison to other financial institution mergers. The board discussed the timing and process if Lake Michigan Financial were to proceed with the merger. The board of directors reviewed and discussed the advantages of pursuing a merger with Chemical, including, but not limited to, the liquidity of Chemical's common stock, the price and cash component offered, the fact that Chemical is a Michigan based community bank and other factors. The board determined that further negotiations with Chemical were warranted.

On December 15, 2014, Warner Norcross & Judd, attorneys for Chemical, delivered an initial draft of the merger agreement to Varnum. Through January 5, 2015, legal counsel and financial advisors to Lake Michigan Financial and Chemical, together with each of their management teams, engaged in negotiations and exchanged drafts of the merger agreement. The parties also discussed certain matters related to the status and treatment of Lake Michigan Financial employees after the closing of the merger if the merger was consummated, including the effect of the existing agreements between Lake Michigan Financial and certain of its key executives, together with the role of certain key Lake Michigan Financial executives in the combined organization.

On December 16, 2014, representatives of Sandler O'Neill provided representatives of Keefe, Bruyette & Woods, Chemical's financial advisor, with a due diligence list of documents and information for Lake Michigan Financial to review in connection with its evaluation of Chemical as a merger partner.

On December 22, 2014, certain Lake Michigan Financial executives and representatives of Sandler O'Neill and Varnum participated in a due diligence call with executives of Chemical to discuss Chemical's business and operations.

On December 30, 2014, the Lake Michigan Financial board of directors held a telephonic meeting at which they received an update on the transaction and status of negotiations. At that meeting the board approved amendments to the agreements between Mr. Lievense and Lake Michigan Financial and between Mr. Deur and Lake Michigan Financial to provide that their respective change of control payments would be fully vested upon the consummation of the merger with Chemical, regardless of whether their employment terminates following the merger. The board also approved the acceleration of vesting of 10,000 Lake Michigan Financial shares owned by Mr. Deur and amended the Long Term Incentive Plan to provide that all discretionary awards be fully vested upon consummation of the merger with Chemical.

On January 5, 2015, the Lake Michigan Financial board of directors held a special meeting which was attended by all of Lake Michigan Financial's directors. A representative from Sandler O'Neill was present in person and a representative of Varnum was present in person. The meeting began with Mr. Ramaker presenting as a guest. Mr. Ramaker communicated Chemical's enthusiasm for this transaction and spoke about several advantages of the proposed merger. The Lake Michigan Financial board of directors asked questions of Mr. Ramaker and considered his answers. After Mr. Ramaker had finished answering questions from the Lake Michigan Financial board of directors, he was excused from the meeting. A Varnum attorney then proceeded to review the fiduciary duties of directors in the context of considering a merger. Varnum had previously provided the directors with a copy of the proposed merger agreement and a written outline of certain key terms of that proposed merger agreement. Varnum reviewed the outline and merger agreement with the board of directors. The board of directors' review and discussion of the proposed merger agreement included discussion and deliberation concerning the transaction structure, Merger Consideration, treatment of stock options and restricted stock awards, employee matters, the board

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of directors and management team of the combined company, covenants (including the covenant of non-solicitation), representations and warranties, closing conditions, proxy statement and other securities matters, regulatory approvals, termination fees, indemnification and insurance, end date, and the proposed voting agreements. The board reviewed the circumstances under which the board would have the ability to consider an unsolicited superior proposal if one were to emerge and the termination fee that would be payable by Lake Michigan Financial under certain circumstances. A representative of Sandler O'Neill reviewed with the board of directors a financial analysis of the merger. Sandler O'Neill provided its oral opinion, subsequently confirmed in writing, that the Merger Consideration is fair to Lake Michigan Financial shareholders, from a financial point of view. Following deliberations, the Lake Michigan Financial board of directors unanimously adopted the merger agreement, approved the merger and all other transactions contemplated by the merger agreement and recommended to the shareholders of Lake Michigan Financial that they vote to approve the merger agreement.

Lake Michigan Financial and Chemical executed and delivered the merger agreement on January 5, 2015 and, before the financial markets opened on January 6, 2015, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Lake Michigan Financial's Reasons for the Merger and Recommendation of the Board of Directors

After careful consideration, Lake Michigan Financial's board of directors, at a meeting held on January 5, 2015, unanimously determined that the merger and the merger agreement are in the best interests of Lake Michigan Financial and its shareholders. Accordingly, Lake Michigan Financial's board of directors adopted and approved the merger agreement and unanimously recommends that Lake Michigan Financial shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the approval of the Adjournment Proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, the Lake Michigan Financial board of directors consulted with Lake Michigan Financial's management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	the business strategy and strategic plan of Lake Michigan Financial, its prospects for the future and its projected financial results;

•	a review of the alternative of Lake Michigan Financial remaining independent, including an assessment of various challenges, including the challenges of the current operating and regulatory climate;

•	the board's belief that the merger has the potential to deliver a higher value to Lake Michigan Financial's shareholders than the merger alternatives;

•	those factors included in Article IX.C. of Lake Michigan Financial's Articles of Incorporation, including that the merger would be in compliance with applicable laws and that the merger is in the best interests of Lake Michigan Financial, including its subsidiaries, and its shareholders and also considering additional factors such as fairness of the transaction, the impact on Lake Michigan Financial and the communities it serves, the condition of Chemical and its reputation and intentions;

•	whether there might be other potential merger parties that might be attractive and have sufficient market capitalization or other resources to consummate a merger with Lake Michigan Financial;

•	a review of the historical financial statements and condition of Lake Michigan Financial and Chemical and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheets of Lake Michigan Financial and Chemical;

•	the fact that the merger would combine two high quality banking franchises to create a well-positioned, Michigan based community bank with approximately $8.5 billion in pro forma total assets (as of December 31, 2014 and not including the impact of the pending Monarch acquisition);

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•	comparative stand alone and pro forma analyses of Lake Michigan Financial, Chemical and the combined entity, and the book and tangible book values per share, earnings per share, dividends and capital levels of each entity;

•	the anticipated future value of the Lake Michigan Financial common stock compared to the value of the common stock consideration offered by Chemical and the potential future trading value of the combined entity's common stock;

•	the prospects for increased commercial loan growth and expanded wealth management cross-selling opportunities resulting from the significantly higher lending limit of the combined organizations;

•	the complementary nature of the businesses of Lake Michigan Financial with its strength in commercial lending and Chemical with its strength in commercial and retail banking and the breadth of Chemical's customer base and geographic coverage;

•	the ability of the combined organization to use its size to fully realize the potential of the tax credit business through Lake Michigan Financial’s subsidiary, InSite Capital, LLC;

•	the familiarity of certain members of Lake Michigan Financial's senior management team with Chemical's senior management team and the belief of Lake Michigan Financial's senior management that the management and employees of both Lake Michigan Financial and Chemical possess complementary skills and expertise, as well as the potential advantages of a combined larger institution when pursuing, or seeking to retain, capable personnel;

•	the challenges for developing a long term management succession plan for Lake Michigan Financial were it to remain independent;

•	Lake Michigan Financial's due diligence review of Chemical;

•	the value of Chemical's common stock consideration being offered to Lake Michigan Financial shareholders in relation to the historic and current market value, tangible book value per share, earnings per share and projected earnings per share of Lake Michigan Financial and the combined entity;

•	the form and amount of the Merger Consideration, including the tax effects of stock consideration and the fact that Lake Michigan Financial shareholders would own approximately 12% of the combined company and the cash component of $16.64 per share which adds stability to the value of the Merger Consideration and helps protect Lake Michigan Financial shareholders from a possible decrease in the value of Chemical's shares;

•	the significantly larger market capitalization of the combined organization and the trading volume and liquidity of Chemical's publicly traded common stock compared to the relatively illiquid nature of Lake Michigan Financial's common stock for which there is no active trading market;

•	the fact that Lake Michigan Financial's privately held stock is not well suited for completing a stock-for-stock acquisition of another institution were Lake Michigan Financial to consider such an acquisition to be desirable;

•	the fact that the Merger Consideration represented more than a 60% premium to the most recent appraised value of Lake Michigan Financial common stock (prior to the announcement of the transaction), 20.4 times LTM earnings per share and 2.21 times the September 30, 2014 tangible book value per share of Lake Michigan Financial common stock;

•	the ability of Chemical to complete a merger transaction from a financial and regulatory perspective;

•	the geographic fit and increased customer convenience of the branch networks of the combined entity;

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•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Lake Michigan Financial with Chemical;

•	the potential cost-saving opportunities resulting from the merger which were estimated to be approximately $11 million per year annual run rate to be achieved within 6 months after the closing;

•	the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	the continued representation of Lake Michigan Financial's management on the management team, and a director on the board of directors, of the combined entity, in order to continue to influence the actions and profitability of the combined entity;

•	the shared community banking cultures of Lake Michigan Financial and Chemical;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	the analyses presented by Varnum LLP, Lake Michigan Financial's outside legal counsel for the merger, as to the structure of the merger, the merger agreement, duties of the Lake Michigan Financial board of directors under applicable law, and the process that Lake Michigan Financial (including its board of directors) employed in considering potential strategic alternatives, including the merger with Chemical;

•	the thorough process conducted by Lake Michigan Financial, with the assistance of its advisors;

•	certain structural protections included in the merger agreement, including the ability of Lake Michigan Financial to terminate the merger agreement in certain circumstances; and

•	the financial analyses reviewed and discussed with the Lake Michigan Financial board of directors by representatives of Sandler O'Neill, as well as the oral opinion of Sandler O'Neill rendered to the Lake Michigan Financial board of directors on January 5, 2015 (which was subsequently confirmed in writing by delivery of Sandler O'Neill's written opinion dated January 14, 2015) with respect to the fairness of the Merger Consideration, from a financial point of view, to the holders of Lake Michigan Financial common stock.

The Lake Michigan Financial board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the challenges of integrating Lake Michigan Financial's business, operations, employees and culture with those of Chemical;

•	the need to obtain approval by shareholders of Lake Michigan Financial and regulatory approvals in order to complete the merger;

•	the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•	the risks and costs associated with entry into the merger agreement and restrictions on the conduct of Lake Michigan Financial's business before the merger is completed;

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•	the impact that provisions of the merger agreement relating to payment of a termination fee by Lake Michigan Financial may have on Lake Michigan Financial receiving superior acquisition offers;

•	the potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees; and

•	that the fixed exchange ratio, by its nature, would adjust upwards to compensate for declines in Chemical's stock price prior to the completion of the merger only under certain limited circumstances.

The Lake Michigan Financial board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Lake Michigan Financial in compliance with the nonsolicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Lake Michigan Financial shareholders than the merger. This termination right is conditioned on Lake Michigan Financial providing notice of the unsolicited acquisition proposal to Chemical, Chemical not making a revised offer to Lake Michigan Financial that is at least as favorable as the unsolicited acquisition proposal and Lake Michigan Financial paying a $7.328 million termination fee to Chemical. The amount of this termination fee was negotiated at arm's-length and was deemed by the Lake Michigan Financial board of directors to be reasonable. As of the date of this proxy statement and prospectus, no unsolicited acquisition proposals have been received. See "The Merger Agreement – Acquisition Proposals by Third Parties" on page 53, "The Merger Agreement – Termination of the Merger Agreement" on page 58 and "The Merger Agreement – Termination Fee" on page 59 for more information.

Based on the factors described above, the board of directors of Lake Michigan Financial determined that the merger with Chemical would be advisable and in the best interests of Lake Michigan Financial and its shareholders and unanimously adopted and approved the merger agreement.

The foregoing discussion of the information and factors considered by Lake Michigan Financial's board of directors is not intended to be exhaustive but includes the material factors considered by Lake Michigan Financial's board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Lake Michigan Financial's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Lake Michigan Financial's board of directors may have given different weight to different factors. Lake Michigan Financial's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Lake Michigan Financial's management and Lake Michigan Financial's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Certain of Lake Michigan Financial's directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Lake Michigan Financial shareholders generally. The Lake Michigan Financial board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Lake Michigan Financial shareholders. For a discussion of these interests, see "Interests of Certain Directors and Executive Officers in the Merger" beginning on page 60.

The foregoing explanation of the Lake Michigan Financial board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Forward-Looking Statements."

Chemical's Reasons for the Merger

Chemical's board of directors has unanimously determined that the merger is in the best interests of Chemical and Chemical's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of Chemical reviewed the financial results and conditions of Chemical and Lake Michigan Financial, the perceived prospects for each in the future, and the business philosophies of Chemical and Lake Michigan Financial.

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Growth through acquisition has been part of Chemical's strategic plan for several years. Lake Michigan Financial's expressed interest in a business combination presented Chemical's board of directors and management with an opportunity to implement this strategy.

Chemical's management believes the strategic combination with Lake Michigan Financial is expected to allow Chemical to deploy its capital and systems more efficiently to support a larger organization. Chemical also believes that each organization has complementary strengths in its product offerings that present opportunities for synergies when these strengths are shared between the two organizations.

The board of directors of Chemical believes the merger provides the shareholders of Chemical an opportunity to have an interest in a larger and more diversified financial organization. Shareholders of Chemical may enjoy certain benefits associated with the combined organization's larger and more diversified asset base and access to a broader range of markets. The shareholders of Chemical will, however, be subject to the risks associated with Lake Michigan Financial, in which they have not previously held a material interest.

The board of directors of Chemical believes that the merger will enable each organization to become more effective competitors in their respective markets through access to greater financial and managerial resources. The board of directors of Chemical considers this access to be important in light of increased competition from a broader range of financial institutions than has generally been encountered in the banking industry. The board of directors of Chemical also believes that the merger will permit the achievement of certain economies of scale in the areas of administration, regulatory compliance, management and capital formation.

The board of directors of Chemical did not assign any particular weight to any one of the foregoing factors.

Fairness Opinion of Lake Michigan Financial's Financial Advisor

By letter dated September 30, 2014, Lake Michigan Financial retained Sandler O’Neill to act as its financial advisor in order to explore strategic alternatives. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to Lake Michigan Financial in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement between Lake Michigan Financial and Chemical. At the January 5, 2015 meeting at which Lake Michigan Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the Merger Consideration was fair to the holders of Lake Michigan Financial common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated January 5, 2015 is attached as Appendix B to this prospectus and proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Lake Michigan Financial shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, Sandler O’Neill has reviewed, among other things:

(i)	the merger agreement;
(ii)	certain financial statements and other historical financial information of Lake Michigan Financial that Sandler O’Neill deemed relevant;
(iii)	certain financial statements and other historical financial information of Chemical that Sandler O’Neill deemed relevant;
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(iv)	internal financial estimates for Lake Michigan Financial for the years ending December 31, 2014 through December 31, 2019 as provided by senior management of Lake Michigan Financial;
(v)	publicly available median analyst earnings estimates for Chemical for the years ending December 31, 2014 through December 31, 2016 and an estimated long-term annual growth rate for the years ending December 31, 2017 through December 31, 2019, as discussed with representatives and the senior management of Chemical;
(vi)	the pro forma financial impact of the merger on Chemical based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Chemical;
(vii)	a comparison of certain financial and other information, including stock trading information, for Lake Michigan Financial and Chemical with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;
(viii)	the terms and structures of other recent mergers and acquisition transactions in the banking sector;
(ix)	the current market environment generally and in the banking sector in particular; and
(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Lake Michigan Financial the business, financial condition, results of operations and prospects of Lake Michigan Financial and held similar discussions with the senior management of Chemical regarding the business, financial condition, results of operations and prospects of Chemical.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Lake Michigan Financial and Chemical or that was otherwise reviewed by it and has assumed such accuracy and completeness for purposes of preparing this letter. Sandler O’Neill has further relied on the assurances of the management of Lake Michigan Financial and Chemical that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Lake Michigan Financial or Chemical or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Lake Michigan Financial and Chemical or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to Lake Michigan Financial or Chemical. Sandler O’Neill has assumed, with Lake Michigan Financial and Chemical’s consent, that the respective allowances for loan losses for both Lake Michigan Financial and Chemical are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of Lake Michigan Financial and publicly available median earnings per share estimates and an estimated long-term growth rate as discussed with senior management of Chemical, respectively. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Chemical. With respect to those projections, estimates and judgments, the respective managements of Lake Michigan Financial and Chemical confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Lake Michigan Financial and Chemical, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Lake Michigan Financial and Chemical since the date of the most recent financial data made available to Sandler O'Neill. Sandler O’Neill also assumed in all respects material to its analysis that Lake Michigan Financial and Chemical each would remain as a

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going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after the date of its opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof.

Sandler O’Neill acted as financial advisor to the Board of Directors of Lake Michigan Financial in connection with the merger and a significant portion of its fees are contingent upon the closing of the merger. Sandler O’Neill has received a fee for providing its opinion. Lake Michigan Financial has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, it may purchase securities from and sell securities to Lake Michigan Financial and Chemical and their affiliates. Sandler O’Neill may also actively trade the debt and equity securities of Lake Michigan Financial and Chemical or their affiliates for its own account and for the accounts of its customers.

Sandler O’Neill’s opinion is directed to the Board of Directors of Lake Michigan Financial in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of Lake Michigan Financial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Lake Michigan Financial common stock and does not address the underlying business decision of Lake Michigan Financial to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Lake Michigan Financial or the effect of any other transaction in which Lake Michigan Financial might engage. Sandler O’Neill’s opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Lake Michigan Financial’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of Lake Michigan Financial.

Summary of Proposal

As described in the merger agreement, Lake Michigan Financial shareholders will receive in exchange for each share of Lake Michigan Financial common stock: (i) 1.326 shares of Chemical common stock and (ii) $16.64 in cash. Using Chemical’s January 2, 2015 closing stock price of $30.39, and based upon 3,261,567 common shares outstanding and options to purchase 74,385 Lake Michigan Financial shares with a weighted average strike price of $24.29 per share, Sandler O’Neill calculated a per share consideration of $56.94 and aggregate consideration of approximately $188.1 million. Based upon financial information for Lake Michigan Financial as of or for the twelve months ended September 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	221%
Transaction Value / Tangible Book Value:	221%
Transaction Value / LTM Earnings:	20.4x
Transaction Value / 2015 Estimated Earnings:	16.7x
Tangible Book Premium to Core Deposits¹:	11.9%

1 Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Stock Trading History

Sandler O’Neill reviewed the history of the publicly reported trading prices of Chemical’s common stock for the three-year period ended January 2, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Chemical’s common stock, respectively, to movements in the SNL U.S. Bank and Thrift

30

Index as well as Chemical’s peer group¹. During the three-year period, Chemical’s common stock underperformed its peers as well as the SNL U.S. Bank and Thrift Index.

Chemical’s Three-Year Stock Performance
	Beginning Value January 2, 2012	Ending Value January 2, 2015
Chemical	100%	142.5%
SNL U.S. Bank and Thrift Index	100%	193.0%
Chemical Peers²	100%	163.0%

² Includes publicly-traded nationwide banks traded on NASDAQ, NYSE or NYSE MKT with assets between $5.0 - $9.0bn and LTM ROAA between 0.75% - 1.50%.

Review of Analyst Recommendations and Estimates

Sandler O’Neill reviewed publicly available research analyst estimates and recommendations to outline the current analyst views of Chemical. The analysis compared published recommendations and earnings per share estimates for the years ending December 31, 2014, 2015 and 2016. As of January 2, 2015, five research analysts had published recommendations for Chemical, composed of five "neutral" or "hold" recommendations. The table below sets forth the median of the earnings per share estimates:

2014 earnings per share	$2.06
2015 earnings per share	$2.30
2016 earnings per share	$2.47

Lake Michigan Financial Comparable Company Analysis

Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Lake Michigan Financial and a specific group of financial institutions selected by Sandler O’Neill. The Lake Michigan Financial peer group was selected by Sandler O’Neill and consisted of publicly-traded commercial banks and thrifts headquartered in the Midwest region with total assets between $750 million and $1.5 billion, tangible common equity to tangible assets less than 10.0%, non-performing assets¹ to total assets less than 3.0%, last twelve-months return on average assets greater than 0.00% and a last twelve-months efficiency ratio less than 80.0% as of the date of the most recent information reported, excluding companies that were merger targets or trade over-the-counter.

The analysis compared publicly available financial information for Lake Michigan Financial and the median financial and market trading data for the Lake Michigan Financial peer group as of and for the last twelve months ended September 30, 2014. The table below sets forth the data for Lake Michigan Financial and the Lake Michigan Financial peer group as of and for the twelve months ended September 30, 2014, with pricing data as of January 2, 2015.

¹ Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

31

Financial Data as of or for the Period Ending September 30, 2014

Pricing Data as of January 2, 2015

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/					LTM
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs2/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2014 Est. EPS (x)	2015 Est. EPS (x)	Current Dividend Yield (%)	Dividend Payout Ratio (%)	Market Value ($mm)

First Business Financial Services, Inc.	Madison, WI	FBIZ	1,428	8.28	9.56	13.97	1.10	12.3	3.59	59.4	1.34	1.12	(0.00)	157	13.2	12.9	11.3	1.8	23.6	208

MutualFirst Financial, Inc.	Muncie, IN	MFSF	1,417	8.42	8.29	13.03	0.70	8.8	3.24	71.9	1.31	1.06	(0.00)	132	17.0	16.7	16.4	1.8	24.8	158

Southern Missouri Bancorp, Inc.	Poplar Bluff, MO	SMBC	1,300	7.49	10.87	14.39	1.06	13.1	3.82	55.6	0.98	0.52	(0.01)	145	12.4	-	-	1.8	21.6	141

HF Financial Corp.	Sioux Falls, SD	HFFC	1,257	7.81	9.70	14.50	0.59	7.9	2.81	75.0	1.26	1.21	0.05	106	13.9	-	-	3.1	42.5	104

First Citizens Banc Corp.	Sandusky, OH	FCZA	1,182	5.99	10.28	15.03	0.68	11.3	3.82	74.3	1.74	1.36	(0.02)	113	14.0	12.0	9.3	2.0	26.0	79

Farmers National Banc Corp.	Canfield, OH	FMNB	1,140	9.88	9.89	16.54	0.80	8.7	3.60	70.3	1.13	0.64	0.28	140	17.2	17.5	16.5	1.4	24.5	155

LCNB Corp.	Lebanon, OH	LCNB	1,123	8.36	8.22	14.27	0.84	10.2	3.64	64.0	0.48	0.69	0.29	152	15.2	13.8	11.9	4.3	65.3	138

Baylake Corp.	Sturgeon Bay, WI	BYLK	982	9.70	10.78	16.54	0.92	10.6	3.66	67.1	1.12	1.11	0.24	112	12.6	12.4	11.6	2.6	30.6	112

Community Bank Shares of Indiana, Inc.	New Albany, IN	CBIN	866	7.83	12.95	19.23	1.04	14.0	4.22	64.2	1.31	1.60	0.58	139	11.1	-	-	1.8	19.5	115

Landmark Bancorp, Inc.	Manhattan, KS	LARK	852	6.07	7.87	14.74	0.80	14.6	3.47	68.0	1.21	0.73	0.07	140	11.1	-	-	3.4	37.6	71

		High	1,428	9.88	12.95	19.23	1.10	14.6	4.22	75.0	1.74	1.60	0.58	157	17.2	17.5	16.5	4.3	65.3	208
		Low	852	5.99	7.87	13.03	0.59	7.9	2.81	55.6	0.48	0.52	(0.02)	106	11.1	12.0	9.3	1.4	19.5	71
		Mean	1,155	7.98	9.84	15.22	0.85	11.1	3.59	67.0	1.19	1.00	0.15	134	13.8	14.2	12.8	2.4	31.6	128
		Median	1,161	8.05	9.80	14.62	0.82	11.0	3.62	67.6	1.23	1.08	0.06	139	13.5	13.3	11.7	1.9	25.4	127

Lake Michigan Financial Corporation	Holland, MI		1,225	6.96	9.71	13.19	0.82	11.4	3.32	66.0	1.71	0.32	(0.12)	--	--	--	--	--	41.9	--

	Lake Michigan Ranking out of 11:		5	9	6	10	6	5	9	5	2	1	1	--	--	--	--	--	3	--

² Nonperforming assets defined as nonaccrual loans and leases and real estate owned.

Chemical Comparable Company Analysis

Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Chemical and a specific group of financial institutions selected by Sandler O’Neill. The Chemical peer group was selected by Sandler O’Neill and consisted of publicly-traded nationwide commercial banks with assets between $5 billion and $9 billion and a last twelve-months return on average assets between 0.75% and 1.50%, excluding companies that were merger targets or trade over-the-counter.

The analysis compared publicly available financial information for Chemical and the median financial and market trading data for the Chemical peer group as of and for the last twelve-months ended September 30, 2014. The table below sets forth the data for Chemical and the Chemical peer group as of and for the twelve months ended September 30, 2014, with pricing data as of January 2, 2015.

32

Financial Data as of or for the Period Ending September 30, 2014

Pricing Data as of January 2, 2015

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/					LTM
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs1/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	2014 Est. EPS (x)	2015 Est. EPS (x)	Current Dividend Yield (%)	Dividend Payout Ratio (%)	Market Value ($mm)

National Penn Bancshares, Inc.	Allentown, PA	NPBC	8,633	10.08	11.18	16.02	1.12	11.6	3.45	56.8	1.63	0.51	0.14	172	15.3	14.7	13.5	4.2	60.3	1,534

First Interstate BancSystem, Inc.	Billings, MT	FIBK	8,481	8.07	10.42	16.34	1.07	13.1	3.53	63.6	1.53	1.31	0.36	187	14.8	14.6	13.1	2.3	34.8	1,245

Glacier Bancorp, Inc.	Kalispell, MT	GBCI	8,110	11.28	12.84	19.07	1.41	13.2	3.97	53.3	2.89	2.11	0.03	229	18.3	17.7	16.2	2.6	65.3	2,061

South State Corporation	Columbia, SC	SSB	7,880	7.96	9.16	14.12	0.86	12.8	4.78	65.6	0.75	0.88	0.31	264	23.8	20.1	14.9	1.3	29.8	1,578

NBT Bancorp Inc.	Norwich, NY	NBTB	7,867	7.57	9.20	13.26	0.97	14.2	3.61	61.6	1.24	0.79	0.37	197	15.2	14.9	14.5	3.3	49.7	1,125

OFG Bancorp	San Juan, PR	OFG	7,673	8.68	10.51	17.50	1.07	11.3	6.54	51.7	2.55	5.77	0.99	111	11.1	11.1	8.5	2.4	22.8	736

United Community Banks, Inc.	Blairsville, GA	UCBI	7,526	9.74	8.72	13.32	0.88	9.0	3.25	58.9	1.57	1.38	0.28	154	18.1	16.8	14.7	1.1	10.7	1,126

Community Bank System, Inc.	De Witt, NY	CBU	7,503	8.12	9.79	18.14	1.14	16.2	3.91	57.9	1.07	0.38	0.10	251	18.6	16.5	16.5	3.2	57.1	1,531

Columbia Banking System, Inc.	Tacoma, WA	COLB	7,466	10.26	10.49	14.36	1.14	12.1	4.90	61.3	1.41	0.77	0.09	198	17.6	16.9	15.2	2.3	60.3	1,559

CVB Financial Corp.	Ontario, CA	CVBF	7,423	10.50	10.71	18.52	1.49	13.9	3.61	44.6	1.61	1.33	0.04	218	16.2	16.2	15.9	2.5	40.8	1,678

First Financial Bancorp	Cincinnati, OH	FFBC	7,353	8.72	9.70	13.80	0.77	8.5	3.82	64.0	1.12	0.90	0.07	179	21.0	16.6	14.6	3.5	70.1	1,123

Home BancShares, Inc.	Conway, AR	HOMB	7,196	9.10	10.22	13.39	1.44	17.6	5.33	42.4	1.09	0.96	0.16	339	21.9	17.9	15.9	1.3	24.1	2,147

Park National Corporation	Newark, OH	PRK	7,013	8.87	9.43	15.74	1.14	13.0	3.59	64.9	1.20	2.26	0.40	219	17.5	16.9	16.5	4.3	75.0	1,349

BBCN Bancorp, Inc.	Los Angeles, CA	BBCN	6,928	11.07	11.80	14.93	1.26	11.8	4.27	47.0	1.25	1.68	0.21	148	13.3	12.7	12.2	2.8	33.0	1,119

Capital Bank Financial Corp.	Coral Gables, FL	CBF	6,690	13.93	14.40	19.51	0.75	5.6	4.33	67.5	1.08	1.35	0.14	140	27.5	26.5	21.7	0.0	0.0	1,268

Boston Private Financial Holdings, Inc.	Boston, MA	BPFH	6,689	7.63	10.31	15.45	1.22	15.3	3.04	66.2	1.44	0.89	(0.26)	214	15.3	15.1	14.2	2.4	36.8	1,103

Customers Bancorp, Inc.	Wyomissing, PA	CUBI	6,532	6.47	7.07	11.19	0.80	9.7	2.92	57.7	0.56	0.54	0.03	120	13.6	13.0	10.1	0.0	0.0	508

BancFirst Corporation	Oklahoma City, OK	BANF	6,407	8.51	8.91	14.40	0.99	12.2	3.05	64.9	1.05	0.62	0.08	179	15.9	15.7	15.8	2.2	33.1	971

Independent Bank Corp.	Rockland, MA	INDB	6,384	7.19	8.75	12.47	0.88	13.2	3.44	63.3	1.11	1.23	0.12	225	18.4	16.9	15.6	2.3	42.1	1,007

WesBanco, Inc.	Wheeling, WV	WSBC	6,278	7.87	9.70	14.62	1.11	15.7	3.61	59.0	1.12	0.85	0.22	213	14.6	14.1	13.7	2.6	37.6	1,003

Pinnacle Financial Partners, Inc.	Nashville, TN	PNFP	5,866	9.53	11.15	13.41	1.20	13.5	3.68	55.3	1.49	0.72	0.14	259	20.3	19.4	17.0	0.8	16.7	1,387

Renasant Corporation	Tupelo, MS	RNST	5,752	7.37	9.30	13.41	0.95	15.6	4.14	63.3	1.12	1.38	0.52	224	16.3	15.2	13.5	2.4	38.9	899

Brookline Bancorp, Inc.	Boston, MA	BRKL	5,718	8.63	9.06	13.28	0.77	8.9	3.64	61.9	1.12	0.61	0.07	144	17.3	16.5	15.9	3.4	59.6	691

First Merchants Corporation	Muncie, IN	FRME	5,591	8.97	9.93	15.21	1.05	13.1	3.93	63.6	1.74	1.16	0.47	165	14.1	13.6	12.4	1.4	18.4	839

Tompkins Financial Corporation	Ithaca, NY	TMP	5,091	7.68	8.85	13.92	1.07	15.0	3.63	64.9	0.85	0.61	(0.04)	211	15.2	15.6	15.6	3.1	45.1	806

		High	8,633	13.93	14.40	19.51	1.49	17.6	6.54	67.5	2.89	5.77	0.99	339	27.5	26.5	21.7	4.3	75.0	2,147
		Low	5,091	6.47	7.07	11.19	0.75	5.6	2.92	42.4	0.56	0.38	(0.26)	111	11.1	11.1	8.5	0.0	0.0	508
		Mean	6,962	8.95	10.06	15.02	1.06	12.6	3.92	59.3	1.34	1.24	0.20	198	17.2	16.2	14.7	2.3	38.5	1,216
		Median	7,013	8.68	9.79	14.40	1.07	13.1	3.64	61.6	1.20	0.90	0.14	198	16.3	16.2	14.9	2.4	37.6	1,125

Chemical Financial Corporation[2]	Midland, MI	CHFC	6,597	10.47	11.10	15.04	0.98	10.5	3.58	62.0	1.52	1.87	0.18	147	15.3	14.8	13.2	3.2	47.2	996

	CHFC Ranking out of 26:		17	5	6	11	17	21	19	15	8	23	16	22	18	19	21	7	9	19

¹ Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

² Tangible common equity includes $4.7mm deferred tax liability related to goodwill per Chemical reported data.

Lake Michigan Financial Net Present Value Analysis

Sandler O'Neill performed an analysis that estimated the present value of Lake Michigan Financial through December 31, 2018. Sandler O’Neill based the analysis on Lake Michigan Financial’s projected earnings and dividend streams as derived from the internal financial projections provided by Lake Michigan Financial management for the years ending December 31, 2014 through 2019.

To approximate the terminal value of Lake Michigan Financial’s common stock at December 31, 2018, Sandler O’Neill applied price to forward earnings multiples ranging from 12.0x to 17.0x and multiples of tangible book value ranging from 110% to 160%. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 16.00%, which were assumed deviations upward and downward, as selected by Sandler O’Neill based on the Lake Michigan Financial discount rate of 12.87% as determined by Sandler O’Neill. The discount rate was determined by adding the normalized 20 Year Treasury Bond rate¹ (4.00%), the Duff & Phelps 2014 Valuation Handbook equity risk premium (5.00%) and the Duff & Phelps 2014 Valuation Handbook size premium (3.87%). This analysis resulted in the following reference ranges of indicated per share values for Lake Michigan Financial’s common stock:

¹ Equal to the 20 Year Normalized Treasury Yield as calculated by Duff & Phelps.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$40.10	$43.18	$46.27	$49.36	$52.44	$55.53
11.0%	$38.63	$41.60	$44.57	$47.54	$50.51	$53.48
12.0%	$37.24	$40.09	$42.95	$45.81	$48.67	$51.53
13.0%	$35.90	$38.65	$41.41	$44.16	$46.91	$49.66
14.0%	$34.63	$37.28	$39.93	$42.58	$45.23	$47.88
15.0%	$33.41	$35.96	$38.52	$41.07	$43.63	$46.18
16.0%	$32.25	$34.71	$37.17	$39.63	$42.10	$44.56

33

Tangible Book Value Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
10.0%	$32.67	$35.35	$38.03	$40.72	$43.40	$46.08
11.0%	$31.49	$34.07	$36.65	$39.23	$41.81	$44.39
12.0%	$30.36	$32.84	$35.33	$37.81	$40.30	$42.78
13.0%	$29.28	$31.67	$34.06	$36.46	$38.85	$41.24
14.0%	$28.25	$30.56	$32.86	$35.16	$37.47	$39.77
15.0%	$27.27	$29.49	$31.71	$33.93	$36.15	$38.37
16.0%	$26.33	$28.47	$30.61	$32.75	$34.89	$37.03

Sandler O’Neill also considered and discussed with the Lake Michigan Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Lake Michigan Financial’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Lake Michigan Financial’s common stock, using a discount rate of 12.87%:

Earnings Per Share Multiples

Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0%)	$27.77	$29.85	$31.92	$34.00	$36.07	$38.15
(20.0%)	$29.43	$31.65	$33.86	$36.07	$38.28	$40.50
(15.0%)	$31.09	$33.44	$35.80	$38.15	$40.50	$42.85
(10.0%)	$32.75	$35.24	$37.73	$40.22	$42.71	$45.20
(5.0%)	$34.41	$37.04	$39.67	$42.30	$44.92	$47.55
0.0%	$36.07	$38.84	$41.60	$44.37	$47.14	$49.90
5.0%	$37.73	$40.64	$43.54	$46.44	$49.35	$52.25
10.0%	$39.39	$42.43	$45.48	$48.52	$51.56	$54.60
15.0%	$41.05	$44.23	$47.41	$50.59	$53.77	$56.95
20.0%	$42.71	$46.03	$49.35	$52.67	$55.99	$59.30
25.0%	$44.37	$47.83	$51.28	$54.74	$58.20	$61.66

Chemical Net Present Value Analysis

Sandler O'Neill performed an analysis that estimated the present value of Chemical through December 31, 2018. Sandler O’Neill based the analysis on publicly available median analyst earnings estimate for Chemical for the years ending December 31, 2014 through December 31, 2016, and an estimated long-term annual growth rate for the years ending December 31, 2017 through December 31, 2019.

To approximate the terminal value of Chemical’s common stock at December 31, 2018, Sandler O’Neill applied price to forward earnings multiples of 13.0x to 18.0x and multiples of tangible book value ranging from 140% to 240%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 14.00%, which were assumed deviations upward and downward, as selected by Sandler O’Neill based on the Chemical discount rate of 10.98% as determined by Sandler O’Neill. The discount rate is determined by adding the normalized 20 Year Treasury Bond rate¹ (4.00%), the Duff & Phelps 2014 Valuation Handbook equity risk premium (5.00%) and the Duff & Phelps 2014 Valuation Handbook size premium (1.98%).

¹ Equal to the 20 Year Normalized Treasury Yield as calculated by Duff & Phelps.

34

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$30.47	$32.53	$34.58	$36.64	$38.69	$40.74
9.0%	$29.37	$31.34	$33.32	$35.29	$37.27	$39.24
10.0%	$28.31	$30.21	$32.11	$34.01	$35.91	$37.81
11.0%	$27.30	$29.13	$30.96	$32.79	$34.61	$36.44
12.0%	$26.34	$28.10	$29.86	$31.62	$33.38	$35.14
13.0%	$25.42	$27.11	$28.81	$30.50	$32.20	$33.89
14.0%	$24.54	$26.17	$27.81	$29.44	$31.07	$32.70

Tangible Book Value Multiples

Discount Rate	140%	160%	180%	200%	220%	240%
8.0%	$28.29	$31.79	$35.29	$38.80	$42.30	$45.80
9.0%	$27.27	$30.64	$34.00	$37.37	$40.74	$44.10
10.0%	$26.29	$29.53	$32.77	$36.01	$39.25	$42.48
11.0%	$25.36	$28.48	$31.59	$34.71	$37.83	$40.94
12.0%	$24.47	$27.47	$30.47	$33.47	$36.47	$39.47
13.0%	$23.62	$26.51	$29.40	$32.29	$35.17	$38.06
14.0%	$22.81	$25.59	$28.37	$31.16	$33.94	$36.72

Sandler O’Neill also considered and discussed with the Lake Michigan Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Chemical’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Chemical’s common stock, using a discount rate of 10.98%:

Earnings Per Share Multiples

Annual Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$21.37	$22.75	$24.12	$25.49	$26.86	$28.24
(20.0%)	$22.56	$24.03	$25.49	$26.95	$28.42	$29.88
(15.0%)	$23.75	$25.31	$26.86	$28.42	$29.97	$31.53
(10.0%)	$24.94	$26.59	$28.24	$29.88	$31.53	$33.17
(5.0%)	$26.13	$27.87	$29.61	$31.35	$33.08	$34.82
0.0%	$27.32	$29.15	$30.98	$32.81	$34.64	$36.47
5.0%	$28.51	$30.43	$32.35	$34.27	$36.19	$38.11
10.0%	$29.70	$31.71	$33.72	$35.74	$37.75	$39.76
15.0%	$30.89	$32.99	$35.10	$37.20	$39.30	$41.41
20.0%	$32.08	$34.27	$36.47	$38.66	$40.86	$43.05
25.0%	$33.27	$35.55	$37.84	$40.13	$42.41	$44.70

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Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two sets of comparable mergers and acquisitions. The first set of mergers and acquisitions included 20 transactions announced from January 1, 2013 through January 2, 2015 in which the targets were Midwest commercial bank and thrifts having an announced transaction value between $50 and $400 million. Sandler O’Neill deemed these transactions to be reflective of the proposed Lake Michigan Financial and Chemical combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to next twelve months’ earnings per share and core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

					Transaction Information							Seller Information
						Price/				Core	1-Month
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	LTM Earnings [1] (x)	Est. Eps [1] (x)	Book Value (%)	TBV (%)	Deposit Premium (%)	Market Premium (%)	Total Assets ($mm)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets [2] (%)

Stupp Bros, Inc.	MO	Southern Commercial Bank	MO	12/22/14	74.5	19.9	-	124	124	3.6	-	510.3	11.8	0.77	2.78	0.89

UMB Financial Corp.	MO	Marquette Financial Companies	MN	12/15/14	182.5	NM	-	148	157	10.3	-	1,330.5	8.8	0.55	1.01	0.81

Northwest Bancshares, Inc.	PA	LNB Bancorp Inc.	OH	12/15/14	180.7	23.9	22.7	157	195	11.2	19.6	1,241.1	7.5	0.62	1.89	1.53

MidWestOne Financial Grp Inc.	IA	Central Bancshares Inc.	MN	11/21/14	135.1	15.1	-	172	174	6.1	-	1,172.2	6.6	1.27	1.73	1.59

Heartland Financial USA Inc.	IA	Cmnty Banc-Corp Sheboygan Inc	WI	10/23/14	52.0	NM	-	180	191	6.6	-	520.1	5.2	0.96	2.56	2.13

BB&T Corp.	NC	Bank of Kentucky Finl Corp.	KY	09/08/14	367.4	17.4	18.4	190	216	13.6	36.8	1,857.8	9.2	1.05	1.28	1.20

Peoples Bancorp Inc.	OH	NB&T Financial Group Inc.	OH	08/04/14	104.4	22.6	-	143	152	6.9	NM	652.2	10.3	0.74	0.95	0.73

Old National Bancorp	IN	Founders Financial Corp.	MI	07/28/14	88.2	17.7	-	213	213	15.4	-	465.6	8.7	1.08	1.16	0.62

First Midwest Bancorp Inc.	IL	Great Lakes Fncl Resources Inc	IL	07/08/14	60.8	19.1	-	120	138	3.6	NM	581.5	7.7	0.47	3.44	2.25

Old National Bancorp	IN	LSB Financial Corp.	IN	06/04/14	67.3	27.3	-	159	159	10.0	41.7	366.1	11.3	0.58	2.44	0.64

Simmons First National Corp.	AR	Liberty Bancshares Inc.	MO	05/28/14	206.9	13.2	-	204	212	13.4	-	1,062.3	9.2	1.64	1.39	0.79

Auto Club Insurance Assn.	MI	National Bancorp Inc.	IL	03/20/14	52.0	NM	-	113	117	2.2	-	465.7	9.5	2.62	1.64	3.61

Chemical Financial Corp.	MI	Northwestern Bancorp	MI	03/11/14	120.0	NM	19.9	174	179	7.4	NM	873.8	7.6	(0.20)	3.25	5.64

Old National Bancorp	IN	United Bancorp Inc.	MI	01/08/14	170.5	25.8	-	208	208	12.7	74.5	918.8	8.7	0.93	3.37	1.64

Huntington Bancshares Inc.	OH	Camco Financial Corp.	OH	10/10/13	98.1	7.5	-	121	121	6.0	42.5	756.8	8.7	1.75	1.84	2.98

Old National Bancorp	IN	Tower Financial Corp.	IN	09/10/13	108.0	15.9	16.1	175	175	9.8	55.6	680.9	9.0	1.06	1.76	1.86

Mercantile Bank Corp.	MI	Firtsbank Corp.	MI	08/15/13	154.5	13.9	13.1	116	160	5.3	38.2	1,457.0	6.8	0.83	2.07	0.99

Heartland Financial USA Inc.	IA	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	-	102	125	2.3	-	752.3	6.6	0.64	1.12	0.48

First Merchants Corp.	IN	CFS Bancorp Inc.	IN	05/13/13	114.7	19.8	25.0	101	101	0.2	14.9	1,146.4	9.8	0.53	1.81	4.25

F.N.B. Corp.	PA	PVF Capital Corp.	OH	02/19/13	109.6	22.8	34.2	141	141	6.9	78.2	781.8	9.6	1.04	2.52	3.25

				High	367.4	27.3	34.2	213	216	15.4	78.2	1,857.8	11.8	2.62	3.44	5.64

				Low	52.0	7.5	13.1	101	101	0.2	14.9	366.1	5.2	(0.20)	0.95	0.48

				Mean	125.4	18.3	21.3	153	163	7.7	44.7	879.7	8.6	0.95	2.00	1.89

				Median	108.8	18.4	19.9	152	159	6.9	41.7	769.3	8.8	0.88	1.82	1.56

¹ Excludes Price/EPS multiples less than 6.0x and greater than 40.0x. Denoted as not meaningful ("NM").

² Nonperforming assets defined as nonaccrual loans and leases and real estate owned.

The second set of mergers and acquisitions included 33 transactions announced from January 1, 2014 through January 2, 2015 in which the targets were nationwide commercial bank and thrifts having an announced transaction value between $100 and $300 million. Sandler O’Neill deemed these transactions to be reflective of the proposed Lake Michigan Financial and Chemical combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to next twelve months’ earnings per share and core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

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					Transaction Information							Seller Information
						Price/				Core	1-Month
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	LTM Earnings [1] (x)	Est. Eps [1] (x)	Book Value (%)	TBV (%)	Deposit Premium (%)	Market Premium (%)	Total Assets ($mm)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets [2] (%)

Bridge Bancorp Inc.	NY	Community National Bk	NY	12/15/14	141.3	31.3	28.2	175	175	9.5	23.2	945.0	8.1	0.53	1.42	0.46
UMB Financial Corp.	MO	Marquette Financial Companies	MN	12/15/14	182.5	NM	-	148	157	10.3	-	1,330.5	8.8	0.55	1.01	0.81
Northwest Bancshares, Inc.	PA	LNB Bancorp Inc.	OH	12/15/14	180.7	23.9	22.7	157	195	11.2	19.6	1,241.1	7.5	0.62	1.89	1.53
Renasant Corp.	MS	Heritage Financial Group Inc.	GA	12/10/14	254.4	24.6	24.0	158	172	10.9	29.3	1,755.5	8.4	0.47	0.81	0.92
IBERIABANK Corp.	LA	Georgia Commerce Bancshares	GA	12/08/14	194.8	36.3	-	192	209	14.6	-	1,005.1	9.4	0.94	0.98	1.84
MidWestOne Financial Grp Inc.	IA	Central Bancshares Inc.	MN	11/21/14	135.1	15.1	-	172	174	6.1	-	1,172.2	6.6	1.27	1.73	1.59
BNC Bancorp	NC	Valley Financial Corp.	VA	11/17/14	101.2	15.9	15.7	173	173	7.5	66.5	857.3	6.7	0.79	1.08	1.82
Berkshire Hills Bancorp Inc.	MA	Hampden Bancorp Inc.	MA	11/04/14	114.5	25.2	-	135	135	6.0	23.2	705.7	12.1	0.66	1.12	0.96
S&T Bancorp Inc.	PA	Integrity Bancshares Inc.	PA	10/30/14	159.4	16.8	-	263	263	15.3	85.7	860.4	7.0	1.33	1.24	0.84
IBERIABANK Corp.	LA	Old Florida Bancshares Inc.	FL	10/27/14	259.1	25.4	-	178	185	11.3	-	1,352.4	9.8	0.80	1.02	1.10
HomeStreet Inc.	WA	Simplicity Bancorp Inc	CA	09/29/14	132.9	24.7	23.4	96	98	NM	9.3	879.2	15.2	0.62	0.63	0.90
Independent Bank Corp.	MA	Peoples Federal Bancshares Inc	MA	08/05/14	130.6	NM	NM	123	123	7.3	11.4	606.2	17.1	0.36	0.81	0.25
Peoples Bancorp Inc.	OH	NB&T Financial Group Inc.	OH	08/04/14	104.4	22.6	-	143	152	6.9	48.6	652.2	10.3	0.74	0.95	0.73
Bank of the Ozarks Inc.	AR	Intervest Bancshares Corp.	NY	07/31/14	228.5	13.7	-	111	111	2.8	-	1,571.8	13.1	1.21	2.30	1.63
Columbia Banking System Inc.	WA	Intermountain Community Bncp	ID	07/23/14	127.3	12.1	-	123	123	4.4	7.2	920.2	10.8	0.50	1.45	0.77
TowneBank	VA	Franklin Financial Corp.	VA	07/15/14	278.4	23.1	23.6	111	111	5.1	7.2	1,095.2	22.2	1.29	1.93	4.98
Eagle Bancorp Inc	MD	Virginia Heritage Bank	VA	06/09/14	182.9	18.1	-	206	206	21.0	32.4	917.4	9.3	0.97	1.36	0.17
National Penn Bancshares Inc.	PA	TF Financial Corp.	PA	06/04/14	141.6	19.0	-	140	148	7.7	37.8	846.0	11.0	0.66	0.67	1.18
CU Bancorp	CA	1st Enterprise Bank	CA	06/03/14	104.3	19.0	17.0	173	173	7.8	10.0	775.9	7.1	0.80	1.27	0.23
Simmons First National Corp.	AR	Liberty Bancshares Inc.	MO	05/28/14	206.9	13.2	-	204	212	13.4	-	1,062.3	9.2	1.64	1.39	0.79
Simmons First National Corp.	AR	Community First Bancshares Inc	TN	05/06/14	243.4	11.9	-	176	180	10.1	-	1,937.3	7.0	1.26	1.42	0.55
Bryn Mawr Bank Corp.	PA	Continental Bank Holdings Inc	PA	05/05/14	108.8	NM	-	175	175	13.2	-	658.6	6.9	0.41	1.27	0.66
Chemical Financial Corp.	MI	Northwestern Bancorp	MI	03/11/14	120.0	NM	19.9	174	179	7.4	105.1	873.8	7.6	(0.20)	3.25	5.64
Eastern Bank Corp.	MA	Centrix Bank & Trust	NH	03/04/14	134.4	17.9	-	216	216	14.1	64.0	907.7	6.7	0.88	1.09	0.76
Bank of the Ozarks Inc.	AR	Summit Bancorp Inc.	AR	01/30/14	216.0	15.8	-	160	160	10.8	-	1,209.0	11.2	1.17	1.75	0.99
CenterState Banks	FL	First Southern Bancorp Inc.	FL	01/29/14	190.4	NM	-	98	112	2.8	13.6	1,088.0	13.1	0.06	2.58	0.98
Yadkin Financial Corporation	NC	VantageSouth Bancshares	NC	01/27/14	298.8	NM	16.9	127	148	7.5	2.5	2,045.8	7.7	0.28	0.52	1.17
BancorpSouth Inc.	MS	Central Community Corp.	TX	01/22/14	209.5	14.7	-	191	212	14.5	-	1,3110.0	9.0	1.24	2.66	.3.42
Center Bancorp Inc.	NJ	ConnectOne Bancorp Inc.	NJ	01/21/14	239.7	21.8	17.3	179	179	14.7	14.0	1,243.2	10.4	0.96	1.39	0.84
TriCo Bancshares	CA	North Valley Bancorp	CA	01/21/14	178.9	NM	25.6	188	188	11.9	37.4	912.4	10.4	0.40	1.83	2.22
IBERIABANK Corp.	LA	Teche Holding Company	LA	01/13/14	157.8	17.1	19.2	166	173	12.5	50.1	856.7	10.0	1.03	1.15	0.37
Old National Bancorp	IN	United Bancorp Inc.	MI	01/08/14	170.5	25.8	-	208	208	12.7	74.5	918.8	8.7	0.93	3.37	1.64
BancorpSouth Inc.	MS	Ouachita Bancshares Corp.	LA	01/08/14	112.0	15.8	-	220	220	12.8	-	664.2	7.7	1.71	1.14	0.55

				High	298.8	36.3	28.2	263	263	21.0	105.1	2,045.8	22.2	1.71	3.37	5.64

				Low	101.2	11.9	15.7	96	98	2.8	2.5	606.2	6.6	(0.20)	0.52	0.17

				Mean	174.0	20.0	21.1	165	171	10.1	35.1	1,066.0	9.9	0.81	1.47	1.31

				Median	170.5	18.6	21.3	173	174	10.6	26.3	920.2	9.2	0.80	1.27	0.92

¹ Excludes Price/EPS multiples less than 6.0x and greater than 40.0x. Denoted as not meaningful ("NM").

² Nonperforming assets defined as nonaccrual loans and leases and real estate owned.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the third quarter of 2015; (2) the outstanding shares of Lake Michigan Financial common stock are exchanged for 1.326 shares of Chemical common stock and $16.64 cash per share; (3) all outstanding Lake Michigan Financial options are converted into Chemical options at closing; (4) purchase accounting marks including $20.7 million gross credit mark, $1.5 million interest rate mark amortized over 15 years and a $3.0 million mark on fixed assets (5) cost savings of Lake Michigan Financial’s projected operating expenses of 40% of Lake Michigan Financial’s noninterest expense annually of which 75% realized in 2015 and 100% in 2016 and thereafter; (6) approximately $15.0 million in pre-tax transaction costs and expenses; (7) Lake Michigan Financial’s performance was calculated in accordance with internal financial estimates for Lake Michigan Financial for the years ending December 31, 2014 through December 31, 2019; (8) Chemical’s performance was calculated with publicly available median analyst earnings estimate for Chemical for the years ending December 31, 2014 through December 31 2016 and an estimated long-term annual growth rate for the years ending December 31, 2017 through December 31, 2019; and (9) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2015 and 2016, the merger (excluding transaction expenses) would be accretive to Chemical’s projected earnings per share and would be accretive to tangible book value per within five years. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Lake Michigan Financial

Sandler O’Neill has acted as financial advisor to the Lake Michigan Financial board of directors and senior management of Lake Michigan Financial and its subsidiaries in connection with the merger. The Lake Michigan Financial board of directors and senior management of Lake Michigan Financial and its subsidiaries agreed to pay Sandler O’Neill a retainer fee of $50,000, a transaction fee based on aggregate consideration received, of which $250,000 was paid upon signing of the definitive merger agreement, a fairness opinion fee of $150,000 which was

37

paid upon delivery of Sandler O’Neill’s opinion, all of which will be credited to the transaction fee, and approximately $1.95 million which is contingent upon completion of the merger. Lake Michigan Financial has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses. During the two years preceding the date of its opinion to Lake Michigan Financial, Sandler O’Neill acted as a co-managing underwriter in connection with public offerings of common stock by Chemical in September 2013 and June 2014, for which Sandler O’Neill received underwriting discounts and commissions.

No Dissenters' Rights in the Merger

Dissenters' rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, and exceptions to these rights are provided in the MBCA. Under the MBCA, holders of Lake Michigan Financial common stock will not have dissenters' rights in connection with the merger.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Chemical will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Lake Michigan Financial will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the merger and consists of the Cash Consideration, the shares of Chemical common stock to be issued to Lake Michigan Financial shareholders and cash in lieu of any fractional shares, exceeds the fair value of the net assets including identifiable intangibles of Lake Michigan Financial at the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Lake Michigan Financial being included in the consolidated financial results of Chemical beginning from the effective time of the merger.

Material United States Federal Income Tax Consequences

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Lake Michigan Financial common stock with respect to the exchange of Lake Michigan Financial common stock for Chemical common stock and cash pursuant to the merger. This discussion assumes that U.S. Holders hold their Lake Michigan Financial common stock as capital assets within the meaning of section 1221 of the Code. This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Lake Michigan Financial common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Lake Michigan Financial common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Lake Michigan Financial common stock that are partnerships or other pass-through entities (and persons holding their Lake Michigan Financial common stock through a partnership or other pass-through entity), persons who acquired shares of Lake Michigan Financial common stock as a result of the exercise of employee stock options or otherwise

38

as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a "functional currency" other than the U.S. dollar, and persons holding their Lake Michigan Financial common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a "U.S. Holder" is a beneficial owner of Lake Michigan Financial common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;
•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;
•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Lake Michigan Financial common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Chemical and Lake Michigan Financial have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Chemical and Lake Michigan Financial to consummate the merger are conditioned upon the receipt of an opinion from Warner Norcross & Judd LLP for its client, Chemical, and an opinion from Varnum LLP for its client, Lake Michigan Financial, to the effect that the Merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Chemical and Lake Michigan Financial.

Assuming that the transactions are consummated substantially in conformity with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore, the material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Chemical or Lake Michigan Financial by reason of the merger;
•	you will not recognize gain if you exchange your Lake Michigan Financial common stock for Chemical common stock, except to the extent of any cash received (see discussion below);
•	you will not recognize any loss if you exchange your Lake Michigan Financial common stock for Chemical common stock, even if you might otherwise recognize a loss in a sale to a third party, except for any loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive;
•	your aggregate tax basis in the Chemical common stock that you receive in the merger will equal your aggregate tax basis in the Lake Michigan Financial common stock you surrendered, decreased by the amount of cash received and increase by the amount of any gain recognized; and
•	your holding period for the Chemical common stock that you receive in the merger will include your holding period for the shares of Lake Michigan Financial common stock that you surrender in the merger.

Exchange of Lake Michigan Financial Common Stock for Cash and Chemical Common Stock. Lake Michigan Financial shareholders will exchange all of their Lake Michigan Financial common stock for a combination of Chemical common stock and cash in the Merger. Accordingly, shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Chemical common stock received in the Merger above (b) the Lake Michigan Financial shareholder’s aggregate tax basis in its Lake Michigan Financial common stock surrendered in exchange therefor.

The gain recognized upon receipt of a combination of stock and cash will be capital gain unless the Lake Michigan Financial shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain

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will be treated as ordinary income to the extent of the holder’s ratable share of Lake Michigan Financial’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a Lake Michigan Financial shareholder’s receipt of cash has the effect of a distribution of a dividend, the Lake Michigan Financial shareholder will be treated as if he, she or it first exchanged all of his, her or its Lake Michigan Financial common stock solely in exchange for Chemical common stock and then Chemical immediately redeemed a portion of that stock for the cash that the holder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the Lake Michigan Financial shareholder if such receipt is, with respect to the Lake Michigan Financial shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Chemical following the Merger. The determination generally requires a comparison of the percentage of the outstanding stock of Chemical the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Chemical the shareholder owns immediately after the deemed redemption. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Lake Michigan Financial shareholder’s holding period for its Lake Michigan Financial common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a Lake Michigan Financial shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income.

Any gain treated as qualified dividend income will be taxable to individual Lake Michigan Financial shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The determination as to whether a Lake Michigan Financial shareholder will recognize a capital gain or dividend income as a result of its exchange of Lake Michigan Financial common stock for a combination of Chemical common stock and cash in the Merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each Lake Michigan Financial shareholder is urged to consult such shareholder’s own tax advisor with respect to this determination.

Backup Withholding and Information Reporting. Payments of cash to a holder of Lake Michigan Financial common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax on Net Investment Income. Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on “net investment income” in tax years beginning on or after January 1, 2013. Net investment income is generally the excess of dividends and capital gains with respect to the sale, exchange, or other disposition of stock over allowable deductions. Each Lake Michigan Financial shareholder is urged to consult his, her or its tax advisor to determine their own particular tax consequences with respect to the Merger Consideration to be received in the Merger and the net investment income tax.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Chemical and Lake Michigan Financial have not requested and do not intend to request any ruling

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from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain provisions of the merger agreement. The following description of the merger agreement is not complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and proxy statement as Appendix A and is incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Structure of the Merger; Bank Consolidation

At the effective time of the merger, Lake Michigan Financial will be merged with and into Chemical, with Chemical as the surviving corporation. The separate existence of Lake Michigan Financial will terminate and Lake Michigan Financial common stock will be cancelled and converted into the right to receive the Merger Consideration. The articles of incorporation and bylaws of Chemical as in effect immediately before the effective time of the merger will be the articles of incorporation and bylaws of the combined organization immediately after the effective time of the merger. The officers and directors of Chemical serving immediately before the effective time of the merger will be the officers and directors of the combined organization immediately after the effective time of the merger, but as soon as reasonably practicable after the effective time of the Merger, Chemical will cause one director of Lake Michigan Financial to be added to the board of directors of Chemical.

Following completion of the merger, Chemical intends to consolidate each of The Bank of Holland and The Bank of Northern Michigan with and into Chemical Bank with Chemical Bank as the surviving bank.

What Lake Michigan Financial Shareholders will Receive in the Merger

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Lake Michigan Financial common stock that you hold will be converted into the right to receive $16.64 in cash and 1.326 shares of Chemical common stock, subject to adjustment as described below, plus cash in lieu of any fractional share.

Chemical will not issue fractional shares of Chemical common stock in the merger. A Lake Michigan Financial shareholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the volume weighted average trading price per share of Chemical common stock as quoted on The NASDAQ Global Select Market during the 30 trading days preceding the fifth business day preceding the closing date of the merger.

The Merger Consideration is subject to adjustment as follows:

•

If, as of the end of the Final Statement Date (as defined below and in the merger agreement), the Company Consolidated Shareholders' Equity (as defined below and in the merger agreement) is less than $90,000,000, then the aggregate Cash Consideration will be decreased by an amount equal to (a) $90,000,000 minus (b) the Company Consolidated Shareholders' Equity as of the Final Statement Date; provided that this $90,000,000 threshold will be reduced by an amount equal to $33,333 for each day, if any, that the date of the closing of the merger occurs before June 30, 2015.

"Company Consolidated Shareholders' Equity" means Lake Michigan Financial's total consolidated shareholders' equity as of the Final Statement Date computed in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), as adjusted as set forth in the merger agreement.

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"Final Statement Date" means, following receipt of the approval of the Lake Michigan Financial shareholders and all required regulatory approvals, the closest of the preceding or succeeding month-end as specified by Chemical or Lake Michigan Financial.

•

If the after-tax Environmental Costs exceed $1,000,000, the aggregate Cash Consideration shall be reduced by an amount equal to (a) the after-tax Environmental Costs minus (b) $1,000,000.

"Environmental Costs" means the cost of all remedial or other corrective actions or measures required by law to be taken with respect to property owned or leased by Lake Michigan Financial.

•

If, as of the last day of the Pricing Period, (a) the Average Purchaser Closing Price is less than $23.58, and (b) the number determined by dividing the Average Purchaser Closing Price by $29.47 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price, then Lake Michigan Financial shall have the right, exercisable at any time prior to 5:00 p.m. Eastern Time on the second business day after the last day of the Pricing Period, to either proceed with the merger on the basis of the Exchange Ratio described above, or to request that Chemical adjust the Exchange Ratio to a ratio computed by multiplying the Exchange Ratio by a fraction that has as its numerator $23.58 and that has as its denominator the Average Purchaser Closing Price (such adjusted Exchange Ratio, the "Adjusted Exchange Ratio"). If Chemical accepts the Adjusted Exchange Ratio within the period specified in the merger agreement, the merger will proceed except that the Exchange Ratio will be equal to the Adjusted Exchange Ratio. If Chemical declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the period specified in the merger agreement, the merger agreement will be terminated and the merger will be abandoned unless Lake Michigan Financial elects to proceed with the merger on the basis of the original Exchange Ratio.

"Average Purchaser Closing Price" means the average volume weighted trading price per share of Chemical common stock on which shares of Chemical common stock were actually traded in transactions reported on The Nasdaq Global Select Market during the Pricing Period.

"Bank Index" means the KBW Regional Banking Index, a sector index maintained by The Nasdaq Stock Market.

"Final Index Price" means the closing price of the Bank Index on the last day of the Pricing Period.

"Initial Index Price" means the closing price of the Bank Index on January 2, 2015.

"Pricing Period" means the thirty trading days of The Nasdaq Global Select Market preceding the fifth business day preceding the closing date of the merger.

•	If the number of shares of common stock of Lake Michigan Financial or Chemical changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, then the exchange ratio will be proportionately adjusted to provide the holders of Lake Michigan Financial common stock the same economic effect as contemplated by the merger agreement prior to such an event.

The amount and nature of the Merger Consideration was established through arm's-length negotiations between Chemical and Lake Michigan Financial and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate.

We cannot assure you that the current market value of Chemical common stock or Lake Michigan Financial common stock will be equivalent to the market value of Chemical common stock or Lake Michigan Financial common stock on the effective date of the merger.

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Cessation of Shareholder Status

As of the effective time of the merger, holders of Lake Michigan Financial common stock outstanding immediately before the effective time of the merger will cease to be shareholders of Lake Michigan Financial and will have no rights as Lake Michigan Financial shareholders.

Conversion of Shares; Exchange Procedures

The conversion of Lake Michigan Financial common stock into the right to receive the Merger Consideration will occur automatically upon completion of the merger. After completion of the merger, Chemical will cause the exchange agent to promptly (i) register and issue book-entry shares, or stock certificates representing shares, of Chemical common stock to you, in the name and to the address that appear on Lake Michigan Financial's stock records at the effective time of the merger, or in such other name or to such other address as you specify in transmittal materials received by the exchange agent, and (ii) issue a check for the Cash Consideration and for any fractional share in the amount to which you are entitled, if any, after giving effect to any required tax withholding. The above actions of the exchange agent are subject to the exchange agent receiving all Lake Michigan Financial stock certificates held by you, or an affidavit of loss and indemnity bond for such certificates, together with properly executed transmittal materials.

As soon as reasonably practicable after the completion of the merger, you will be sent transmittal materials from an exchange agent for use in exchanging your Lake Michigan Financial stock certificates and to receive the Merger Consideration.

Chemical and the exchange agent will be entitled to deduct and withhold from the consideration payable to you such amounts as Chemical is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholder from whom they were withheld.

Effective Time of the Merger

The merger will be completed on the date and time specified in a certificate of merger filed with the State of Michigan. The effective time of the merger is anticipated to be in the second half of 2015, if the merger agreement has not been terminated before then. The merger may not be completed until the Lake Michigan Financial shareholders have approved the merger agreement, all necessary regulatory approvals and consents have been received, and all of the conditions to the merger set forth in the merger agreement are satisfied or waived.

Dividends and Distributions

Until Lake Michigan Financial common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to shares of Chemical common stock into which shares of Lake Michigan Financial common stock may have been converted will accrue but will not be paid. When such certificates or book-entry shares have been duly surrendered, Chemical will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

The merger agreement contains customary representations and warranties of Chemical and Lake Michigan Financial relating to their respective businesses. In particular, the merger agreement contains representations and warranties of Chemical, on the one hand, and Lake Michigan Financial, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the merger agreement, perform its obligations under the merger agreement and make it valid and binding;

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•	the fact that the merger agreement does not conflict with or violate the articles of incorporation and bylaws of each party, applicable law, or regulatory restrictions applicable to each party;

•	required regulatory approvals;

•	subsidiaries;

•	deposit insurance and payment of assessments;

•	the capitalization of each party and voting rights of their respective securities;

•	each party's financial statements and filings of reports with applicable regulatory authorities;

•	the absence of certain changes or events occurring since December 31, 2013;

•	the absence of material litigation;

•	regulatory filings;

•	conduct of each party's business (and the business of each party's subsidiaries) in compliance with applicable laws, orders and regulations;

•	agreements with regulatory agencies;

•	payments to be made to any brokers or finders in connection with the merger;

•	Community Reinvestment Act rating;

•	the accuracy and completeness of organizational documents;

•	compliance with the Bank Secrecy Act;

•	securities laws matters; and

•	the absence of undisclosed liabilities.

In addition, the merger agreement contains representations and warranties of Lake Michigan Financial to Chemical as to:

•	the absence of indemnification claims;

•	the filing and accuracy of its tax returns and other tax matters;

•	title to and interest in its assets and those of its subsidiaries, including real property;

•	material contracts and material leases;

•	intellectual property;

•	labor and employment matters;

•	employee benefit plans and related matters;

•	environmental matters;

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•	the duties of Lake Michigan Financial and its subsidiaries as fiduciary;

•	the receipt of a fairness opinion from Lake Michigan Financial's financial advisor;

•	loans and other relationships with, and control of Lake Michigan Financial's and its subsidiaries' assets by, certain related persons;

•	material changes in business relationships;

•	insurance matters, including without limitation the maintenance and adequacy of insurance and absence of material unsatisfied claims;

•	the adequacy of Lake Michigan Financial's loan reserves;

•	loan origination and servicing;

•	guarantees of indebtedness owed to Lake Michigan Financial or any of its subsidiaries;

•	data security and customer privacy;

•	loans and investments;

•	the absence of insider trading;

•	books and records;

•	joint ventures and strategic alliances;

•	compliance with policies and procedures; and

•	the absence of a shareholder rights plan.

The merger agreement also contains representations and warranties from Chemical to Lake Michigan Financial concerning the listing of Chemical's securities and concerning the compliance (with respect to Chemical) of this prospectus and proxy statement and the registration statement with applicable laws.

The representations and warranties of each of Chemical and Lake Michigan Financial have been made solely for the benefit of the other party and they should not be relied on by any other person. The representations and warranties of Chemical and Lake Michigan Financial do not survive the completion of the merger. The parties qualified many of the representations and warranties contained in the merger agreement with exceptions set forth in disclosure letters that were separately delivered by each party to the other party.

Conduct of Business Pending the Merger

Lake Michigan Financial Restrictions

Lake Michigan Financial has agreed to certain covenants in the merger agreement that restrict the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. Except as expressly contemplated by the merger agreement, as required by applicable law or with the prior written consent of Chemical (which consent shall not be unreasonably withheld, conditioned or delayed), Lake Michigan Financial has agreed to conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries' business organization and customer and business relationships, and keep available the services of present officers and employees.

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In addition, Lake Michigan Financial has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, including without limitation restrictions related to the following (subject, in each case, to exceptions specified in the merger agreement, or with the prior written consent of Chemical, which may not be withheld, conditioned or delayed):

•	amendment of its articles of incorporation or bylaws;

•	(a) the split, combination or reclassification of any securities issued by Lake Michigan Financial or any of its subsidiaries, (b) the repurchase, redemption or other acquisition, or offer to purchase, redeem or otherwise acquire, any securities issued by Lake Michigan Financial or any of its subsidiaries, or (c) the declaration, setting aside of or payment of any dividend or distribution in respect of, or entry into an agreement with respect to the voting of, any shares of capital stock, except for distributions to or from Lake Michigan Financial subsidiaries and except for quarterly cash dividends not to exceed $0.20 per share of Lake Michigan Financial common stock paid in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend;

•	the issuance, sale, pledge, disposal or encumbrance of any securities issued by Lake Michigan Financial or any of its subsidiaries, other than the issuance of shares of Lake Michigan Financial common stock upon exercise of any option granted pursuant to a Lake Michigan Financial stock plan prior to the date of the merger agreement;

•	except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any Lake Michigan Financial benefit plan or contract in effect as of the date of the merger agreement, (a) the increase of the compensation (including bonus opportunities) payable or that could become payable by Lake Michigan Financial or its subsidiaries to directors or officers or to any substantial class of employees; (b) the entry into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors or employees; (c) the establishment, adoption, entry into, amendment of, termination of, or the taking of any action to accelerate rights under any benefit plan; (d) the granting of any severance or termination pay unless provided under any benefit plan; (e) the granting of any compensatory awards that are payable in, relate to, or are determined by reference to the value of Lake Michigan Financial common stock; or (f) the funding or in any other way securing of any payment of compensation or benefit under any benefit plan;

•	the promotion of any officer or any non-officer employee to an officer position or the hiring or termination of employment of any officer, except for termination for cause and hiring to replace;

•	the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division of a business or, except among wholly-owned subsidiaries of Lake Michigan Financial, the making of any capital contributions to any person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

•	except in the ordinary course of business consistent with past practice, the (a) transfer, license, sale, lease or other disposition of any material assets, including capital stock or other equity interests in any subsidiary, provided that such prohibition will not apply to dealings with financial assets or investment securities, and that Lake Michigan Financial and its subsidiaries may transfer, license, sell, lease or dispose of any obsolete or unused equipment, fixtures or assets in the ordinary course of business consistent with past practice; or (b) adoption or effecting of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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•	except in the ordinary course of business consistent with past practice, the incurrence of any indebtedness for borrowed money or the guarantee of any such indebtedness of another person, or issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of Lake Michigan Financial or any of its subsidiaries, or the guarantee of any debt securities of another person, or entry into any "keep well" or other contract to maintain any financial statement condition of any other person (other than any wholly-owned subsidiary of Lake Michigan Financial);

•	the opening, relocation or closing any branch office, loan production office or other material office or facility, or the application for any of the foregoing;

•	the entry into or the amendment or modification of, in any material respect, or the consent to the termination of (other than at its stated expiry date), any material contract, other than in the ordinary course of business consistent with past practice;

•	the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity (a) involving the payment of monetary damages or admission of liability by Lake Michigan Financial or any of its subsidiaries of any amount exceeding $250,000; (b) involving injunctive or similar relief; or (c) having a material impact on Lake Michigan Financial's business;

•	the making of any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable law;

•	the settlement or compromise of any tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on Lake Michigan Financial's books and records; the making or changing of any material tax election; the changing of any annual tax accounting period; the adoption or changing of any method of tax accounting; or the entry into any closing agreement, surrendering in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Lake Michigan Financial or any of its subsidiaries, in each case involving $100,000 or more individually or in the aggregate;

•	the making of any capital expenditures or permitting any of Lake Michigan Financial's subsidiaries to make any capital expenditures, except for (a) capital expenditures of not more than $50,000, individually, or $200,000, in the aggregate; or (b) capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•	the entry into any material new line of business or the change in any material respect of Lake Michigan Financial's lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging or other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency;

•	except as required by law or any regulatory agency, making any material changes in policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•	(a) except for loans or legally binding commitments for loans that were approved and committed to by Lake Michigan Financial prior to the date of the merger agreement, the making or acquisition of any loan or issuing a commitment (or renewing or extending an existing commitment) for any loan that would result in total credit exposure to the applicable borrower in excess of $3,000,000; (b) except with respect to amendments or modifications that were approved and committed to by Lake Michigan Financial prior to the date of the merger agreement, the amendment or modification in any material respect of any existing loan rated (i) better than special mention, with total credit exposure in excess of

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$4,500,000, (ii) special mention, with total credit exposure in excess of $2,000,000, (iii) substandard, with total credit exposure in excess of $1,00,000, or (iv) nonaccrual, doubtful, loss, restructured by Lake Michigan Financial or past due 90 days or more, with total credit exposure in excess of $500,000; or (c) except with respect to any such actions that were approved and committed to by Lake Michigan Financial prior to the date of the merger agreement, the modification or amendment of any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Lake Michigan Financial, in each case in excess of $500,000;

•	the restructuring or material change of the nature of the composition of Lake Michigan Financial’s investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification and reporting of such portfolios;

•	the purchase, commitment to purchase or other acquisition of any derivative or synthetic mortgage product, or entry into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

•	the taking of any action that would be materially inconsistent with or contrary to the representations, warranties and covenants made by Lake Michigan Financial in the merger agreement, or the taking of any action that would cause Lake Michigan Financial's representations and warranties to become untrue in any material respect, except as and to the extent required by applicable law, regulatory agencies, or the merger agreement;

•	the failure to comply in all material respects with applicable law and formally adopted internal policies and procedures applicable to the conduct of Lake Michigan Financial's business, except to the extent that application of any law is being contested in good faith and Chemical has been notified of such contest;

•	the failure to maintain Lake Michigan Financial's books, accounts and records in the usual and regular manner and in material compliance with applicable law, governmental policy issuances, GAAP and other relevant accounting standards, and formally adopted internal control policies and procedures;

•	the failure to use commercially reasonable efforts to maintain Lake Michigan Financial's property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

•	the failure to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on Lake Michigan Financial's assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as were in force on the date of the merger agreement;

•	the failure to charge off loans and maintain Lake Michigan Financial's allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Lake Michigan Financial and its subsidiaries and applicable industry, regulatory, and GAAP standards;

•	the failure to promptly notify Chemical of the threat (to the knowledge of Lake Michigan Financial) or the commencement of any material action against, relating to or affecting (a) Lake Michigan Financial or any of its subsidiaries; (b) Lake Michigan Financial's or any of its subsidiaries' directors, officers or employees in their capacities as such; (c) Lake Michigan Financial's or any of its subsidiaries' assets, liabilities, businesses or operations; or (d) the merger or the merger agreement;

•	the making of any loan or loan commitment, renewal or extension to any director, officer or principal shareholder (as defined in Regulation O of the Federal Reserve Board) of Lake Michigan Financial or any Lake Michigan Financial subsidiary or any affiliate of any such person, which would, when

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aggregated with all outstanding loans, commitments, renewals, or extensions made by Lake Michigan Financial and its subsidiaries to the person and the person's immediate family and affiliates, exceed $500,000, provided that this restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Lake Michigan Financial's or its subsidiaries' customers generally;

•	the taking of any action to discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Lake Michigan Financial or any Lake Michigan Financial subsidiary to discharge or satisfy any mortgage, lien, charge or encumbrance is in excess of $500,000, unless the discharge or satisfaction is covered by general or specific reserves;

•	except as and to the extent required by applicable law or regulatory agencies, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (b) the taking, or knowing failure to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	the entry into or amendment of any contract or other transaction with any Lake Michigan Financial-related person (defined in the merger agreement as any 5% shareholder, any director or executive officer of Lake Michigan Financial or any of its subsidiaries, their spouses and any children or other persons who share the same household with such persons, and any entity of which any such persons, alone or together, have control), except as contemplated or permitted by the merger agreement;

•	the changing in any material respect of Lake Michigan Financial's underwriting, investment or risk management or other similar policies of Lake Michigan Financial or any of its subsidiaries except as required by law or except changes reasonably intended to reduce risk which changes are made after consultation with Chemical;

•	the taking of any action to pay any liability, absolute or contingent, in excess of $25,000, except liabilities reflected on Lake Michigan Financial's financial statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by the merger agreement;

•	the making or renewal of any charitable contributions, gifts, commitments or pledges of cash or other assets except for commitments disclosed in the Lake Michigan Financial disclosure letter provided to Chemical and contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

•	the taking of any action to enter into, or the commitment to enter into, any agreement for trust, consulting, professional, or other services to Lake Michigan Financial or any Lake Michigan Financial subsidiary that is not terminable by Lake Michigan Financial without penalty upon thirty days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement;

•	the taking of any action to enter into, or commitment to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market or offer any product or service; or the disclosure of any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Lake Michigan Financial or a Lake Michigan Financial subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; and

•	the agreement or commitment to do any of the foregoing.

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Chemical Restrictions

Chemical has agreed to certain covenants in the merger agreement that restrict the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. Except as expressly contemplated by the merger agreement or as required by applicable law, Chemical has agreed to conduct its business in the ordinary course of business consistent with past practice in all material respects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries' business organization and customer and business relationships.

In addition, Chemical has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, including without limitation the following (subject, in each case, to exceptions specified in the merger agreement, or with the prior written consent of Lake Michigan Financial, which may not be unreasonably withheld, conditioned or delayed):

•	the amendment of its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Lake Michigan Financial common stock relative to the holders of Chemical common stock;

•	except as and to the extent required by applicable law or regulatory agencies, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement; or (b) the taking of, or knowing failure to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	the agreement or commitment to do any of the foregoing.

Covenants

In addition to the restrictions noted above, the merger agreement contains certain other covenants and agreements, including, among others, the following covenants:

•	Chemical agreed to use commercially reasonable efforts to prepare and cause to be filed with the SEC a registration statement, which includes this prospectus and proxy statement, as promptly as practicable following the date of the merger agreement;

•	Chemical agreed to take all actions (other than qualifying to do business in any jurisdiction in which it is not now qualified) required to be taken under the Securities Act of 1933, the Securities Exchange Act of 1934, any applicable foreign or state securities laws, and the rules and regulations thereunder in connection with the merger and the issuance of Chemical common stock as Merger Consideration;

•	Lake Michigan Financial agreed to hold a special meeting of its shareholders, as soon as practicable following the date on which the registration statement is declared effective or the effective date can be predicted with reasonable certainty, for the purpose of seeking the Lake Michigan Financial shareholder approval of the merger agreement and, except if the Lake Michigan Financial board of directors has made an adverse recommendation change, to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposal;

•	Chemical agreed to use its commercially reasonable efforts to cause the shares of Chemical common stock to be issued as Merger Consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger;

•	each of the parties agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and

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regulations to consummate the merger and to obtain consents of all third parties and governmental bodies necessary or desirable for consummation of the merger;

•	as soon as practicable after the date of the merger agreement, Chemical shall prepare and file with the Federal Reserve Board and each other governmental entity having jurisdiction, all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, on terms reasonably acceptable to Chemical, each necessary approval of or consent to consummate the merger;

•	neither of the parties will issue any press release or make any public announcement relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement without the prior written approval of the other party, unless the disclosing party believes in good faith after consultation with outside legal counsel that such press release or public announcement is required to be made by applicable law, rule or regulation promulgated by any applicable securities exchange, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding such press release or other announcement prior to making any such disclosure;

•	commencing on the date of the merger agreement and ending at the earlier of the effective time of the merger or the termination of the merger agreement, (a) Lake Michigan Financial will, upon reasonable prior written notice and as reasonably requested in writing, permit Chemical and its representatives to have reasonable access at all reasonable times, in a manner so as not to interfere with Lake Michigan Financial's normal business operations, to the offices and senior management, premises, agents, books, records and contracts of or pertaining to Lake Michigan Financial and its subsidiaries; and (b) upon the reasonable request of Lake Michigan Financial, Chemical will furnish such reasonable information about its and its business as is relevant to Lake Michigan Financial and its shareholders in connection with the transactions contemplated by the merger agreement; provided, however, that such access to or disclosure of information will comply with applicable laws, will not result in or reasonably be expected to result in the waiver of the attorney-client privilege, and will not result in or reasonably be expected to result in a material breach of any material contract;

•	each party will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the merger or the merger agreement pursuant to confidentiality agreements between Chemical and Lake Michigan Financial;

•	Chemical will maintain a directors' and officers' liability insurance policy for six years after the effective time of the merger to cover the present and former officers and directors of Lake Michigan Financial and its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the effective time of the merger (provided that Chemical shall not be required to spend more than 300% of the last annual premium paid by Lake Michigan Financial for such insurance), and for six years after the effective time, Chemical will indemnify and hold harmless to the fullest extent permitted by applicable law the present and former officers and directors of Lake Michigan Financial and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring or alleged to have occurred on or prior to the effective time of the merger;

•	if any anti-takeover laws of any governmental entity are or may become applicable to the merger, the parties will use their respective commercially reasonable efforts to take such action as reasonably necessary so that the merger may be consummated as promptly as practicable under the terms of the merger agreement and otherwise take all such actions as are reasonably necessary so as to eliminate or minimize the effects of any such law on the merger;

•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it and its directors relating to the merger, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

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•	each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a reorganization under Section 368(a) of the Code, and each party will use commercially reasonable efforts to cause the merger to so qualify as a reorganization under Section 368(a) of the Code;

•	Lake Michigan Financial will take all actions reasonably requested by Chemical to cause the consolidation of The Bank of Holland and The Bank of Northern Michigan with and into Chemical Bank immediately after the effective time of the merger, including by executing and delivering one or more bank consolidation agreements in customary form;

•	Lake Michigan Financial will permit Chemical to conduct environmental assessments of all real property owned, leased or licensed by Lake Michigan Financial or its subsidiaries as of the date of the merger agreement, and any real property acquired or leased by Lake Michigan Financial or its subsidiaries after the date of the merger agreement;

•	Chemical will use all commercially reasonable efforts to promptly commence preparation for implementation of the conversion of some or all of Lake Michigan Financial's information and data onto Chemical's information technology systems with the goal of effecting such data conversion at or as soon as reasonably practicable after the effective time of the merger;

•	before the effective time of the merger, Lake Michigan Financial and each of its subsidiaries will prepare and file any documents necessary to reflect the current name of Lake Michigan Financial or a Lake Michigan Financial subsidiary, as applicable, on all rights, titles, interests and registrations for their respective real and personal property and securities;

•	between the date of the merger agreement and the effective time of the merger, Lake Michigan Financial will deliver to Chemical monthly internal financial reports prepared with respect to Lake Michigan Financial and each of its subsidiaries, and each financial report or statement submitted to regulatory authorities for Lake Michigan Financial and each of its subsidiaries;

•	Lake Michigan Financial will use commercially reasonable efforts to obtain estoppel certificates with respect to certain leased properties, in form and substance reasonably acceptable to Chemical and dated not more than 25 days prior to the effective date of the merger;

•	Lake Michigan Financial will promptly notify Chemical in writing if, to Lake Michigan Financial's knowledge, any customer, agent, representative, supplier, or other person with whom Lake Michigan Financial has a material contractual relationship intends to discontinue, materially diminish or change its relationship with Lake Michigan Financial or any Lake Michigan Financial subsidiary in an adverse manner;

•	Lake Michigan Financial will prepare, and cause its independent accounting firm to perform certain agreed-upon procedures on, a consolidated balance sheet of Lake Michigan Financial and a computation of the Company Consolidated Shareholders' Equity, each as of the Final Statement Date, and each according to procedures set forth in the merger agreement;

•	Lake Michigan Financial will and Chemical will coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends with respect to shares of Lake Michigan Financial common stock and Chemical common stock for the purpose of minimizing the risk that holders of Lake Michigan Financial Stock, in any one calendar quarter, either (a) receive dividends on both shares of Lake Michigan Financial common stock and Chemical Common Stock received as Merger Consideration, or (b) fail to receive a dividend on shares of Lake Michigan Financial common stock or Chemical Common Stock received as Merger Consideration; and

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•	as soon as reasonably practicable after the effective time of the merger, Chemical shall cause one director of Lake Michigan Financial to be added to the board of directors of Chemical and one director of Lake Michigan Financial to be added to the board of directors of Chemical Bank.

Environmental Investigation

Chemical has certain rights under the merger agreement to investigate the environmental condition of Lake Michigan Financial's owned and leased real properties. The merger agreement requires Lake Michigan Financial to provide certain information to Chemical with respect to each such property.

Acquisition Proposals by Third Parties

Except as described below, Lake Michigan Financial has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the terms of the merger agreement, it will not and will cause its subsidiaries and representatives to not:

•	solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non–public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a proposal that constitutes a takeover proposal; or

•	engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person material nonpublic information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal.

Lake Michigan Financial will, and will cause each of its subsidiaries and each of its and its subsidiaries' representatives to, immediately upon execution of the merger agreement, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any takeover proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the Lake Michigan Financial shareholder approval, if Lake Michigan Financial receives a takeover proposal from any person, Lake Michigan Financial and its representatives are permitted, subject to certain conditions, (a) to contact such person and its representatives to request that such person provide clarification of any term or condition of such takeover proposal that the Lake Michigan Financial board of directors determines in good faith to be ambiguous or unclear, and (b) if the Lake Michigan Financial board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such takeover proposal constitutes, or is reasonably expected to lead to, a superior proposal, to furnish to such person information with respect to Lake Michigan Financial and participate in discussions or negotiations with such person.

A "takeover proposal" means any inquiry, proposal or offer from any person (other than Chemical and its subsidiaries) or "group," within the meaning of Section 13(d) of the Securities Exchange Act of 1934, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Lake Michigan Financial and its subsidiaries equal to more than 10% of Lake Michigan Financial's consolidated assets or to which more than 10% of Lake Michigan Financial's income on a consolidated basis is attributable; (b) acquisition of more than 10% of the outstanding Lake Michigan Financial common stock or the capital stock of any subsidiary of Lake Michigan Financial; (c) tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 10% of the outstanding Lake Michigan Financial common stock; (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lake Michigan Financial or any of its subsidiaries; or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Lake Michigan Financial common stock involved is more than 10%; in each case, other than the merger.

A "superior proposal" means any bona fide written takeover proposal that the Lake Michigan Financial board of directors has determined in its good faith judgment, after consultation with its independent financial

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advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is reasonably likely to result in the consummation of a transaction more favorable to the Lake Michigan Financial shareholders from a financial point of view than the merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the person making the proposal, and (b) any changes to the terms of the merger agreement proposed by Chemical in response to such proposal or otherwise, provided that for purposes of the definition of "superior proposal," the references to "10%" in the definition of "takeover proposal" above shall be deemed to be references to "50%."

The merger agreement requires that Lake Michigan Financial inform Chemical on a reasonably current basis as to the status of any takeover proposal, including any material developments, discussions or negotiations regarding any takeover proposal.

Changes in the Lake Michigan Financial Board Recommendation

The Lake Michigan Financial board of directors has agreed, subject to certain exceptions summarized below, not to:

•	fail to recommend approval of the merger agreement;

•	change, qualify, withhold, withdraw or modify, or publicly propose to take such action, in a manner adverse to Chemical, its recommendation to approve the merger agreement;

•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary "stop, look and listen" communication pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934 (as if such provisions are applicable to Lake Michigan Financial); or

•	adopt, approve or recommend or publicly propose to approve or recommend a takeover proposal.

Each of the foregoing is referred to in the merger agreement as an "adverse recommendation change."

Notwithstanding the restrictions described above, prior to obtaining the Lake Michigan Financial shareholder approval, the Lake Michigan Financial board of directors is permitted to make an adverse recommendation change if the Lake Michigan Financial board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a takeover proposal made after the date of the merger agreement (or made prior to the date of the merger agreement and remade after the date of the merger agreement) constitutes a superior proposal.

At least three business days prior to making an adverse recommendation change, the Lake Michigan Financial board of directors must inform Chemical in writing of its intention to make an adverse recommendation change and provide to Chemical the material terms and conditions of the takeover proposal and identity of the person making the takeover proposal. During this notice period, Lake Michigan Financial must negotiate with Chemical (if Chemical wishes to do so) to enable Chemical to revise the terms of the merger agreement so that the superior proposal no longer constitutes a superior proposal. Following the notice period, the Lake Michigan Financial board of directors must consider in good faith any changes to the merger agreement proposed by Chemical and may proceed with an adverse recommendation change only if it has determined that the superior proposal continues to constitute a superior proposal.

Conditions to Complete the Merger

The obligations of each of Chemical and Lake Michigan Financial to complete the merger are subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	approval of the merger agreement by holders of at least a majority of the outstanding Lake Michigan Financial common stock entitled to vote;

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•	the receipt and effectiveness of all required regulatory approvals, which shall not contain any non-standard conditions, restrictions or requirements that would, following the effective time of the merger, have or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the surviving corporation, in Chemical's reasonable opinion;

•	the absence of any law making illegal or otherwise preventing the consummation of the merger;

•	the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the merger;

•	the absence of any order of a court or agency enjoining or prohibiting the consummation of the merger;

•	the declaration of effectiveness by the SEC of the registration statement of which this prospectus and proxy statement forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for the purpose of suspending the effectiveness of the registration statement; and

•	the acceptance for listing on The NASDAQ Global Select Market of the Chemical common stock to be issued as Merger Consideration, subject to official notice of issuance.

The obligations of Chemical to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Lake Michigan Financial (other than certain representations related to Lake Michigan Financial's organization and good standing, Lake Michigan Financial's ownership of subsidiaries and organization and good standing of those subsidiaries, Lake Michigan Financial's capitalization and Lake Michigan Financial's authorization of the merger agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Lake Michigan Financial; (b) certain representations and warranties related to Lake Michigan Financial's organization and good standing, Lake Michigan Financial's ownership of subsidiaries and organization and good standing of those subsidiaries and Lake Michigan Financial's capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date); and (c) the representations and warranties of Lake Michigan Financial related to Lake Michigan Financial's authorization of the merger agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Lake Michigan Financial having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt by Chemical of a certificate, dated as of the closing date, executed on Lake Michigan Financial's behalf by the chief executive officer or chief financial officer of Lake Michigan Financial certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2013, that has had or would reasonably be expected to have a material adverse effect with respect to Lake Michigan Financial;

•	the receipt by Chemical from Warner Norcross & Judd LLP of a written opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

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•	the receipt by Chemical of one or more certificates dated as of the closing date and signed by the secretary of Lake Michigan Financial on behalf of Lake Michigan Financial, and by the transfer agent for Lake Michigan Financial common stock, certifying (a) the total number of shares of capital stock of Lake Michigan Financial issued and outstanding as of the close of business on the day immediately preceding the closing; and (b) with respect to the secretary's certification, the number of shares of Lake Michigan Financial common stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request;

•	the Company Consolidated Shareholders' Equity shall be at least $85,000,000 as of the date of the Final Statement Date, provided that this $85,000,000 threshold shall be reduced by an amount equal to $33,333 for each day, if any, that the closing of the merger occurs before June 30, 2015; and

•	Lake Michigan Financial shall have used commercially reasonable efforts to obtain consents of Lake Michigan Financial's landlords to the change in control of Lake Michigan Financial where such consent is required under the terms of real property leases and where failure to obtain such consent would have or reasonably be expected to have a material adverse effect with respect to Lake Michigan Financial.

The obligations of Lake Michigan Financial to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Chemical (other than certain representations related to Chemical's organization and good standing, Chemical's ownership of subsidiaries and good standing and organization of those subsidiaries, Chemical's capitalization and Chemical's authorization of the merger agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Chemical, (b) certain representations and warranties related to Chemical's organization and good standing, Chemical's ownership of subsidiaries and good standing and organization of those subsidiaries and Chemical's capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (c) the representations and warranties of Chemical relating to Chemical's authorization of the merger agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Chemical having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt by Lake Michigan Financial of a certificate, dated as of the closing date, executed on behalf of Chemical by the chief executive officer or chief financial officer of Chemical certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2013, that has had or would reasonably be expected to have a material adverse effect with respect to Chemical; and

•	the receipt by Lake Michigan Financial from Varnum LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Under the merger agreement, a material adverse effect means, with respect to Lake Michigan Financial or Chemical, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, prospects, or assets of Lake Michigan Financial or Chemical, as applicable, and their respective subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of Lake Michigan Financial or Chemical, as applicable, to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that, for the purposes of clause (a), a material adverse effect shall not include

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events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination):

•	conditions or changes generally affecting the economy, financial or securities markets;

•	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster;

•	general conditions in or changes generally affecting the banking industry or geographic regions in which Lake Michigan Financial or Chemical and their respective subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity;

•	changes in laws (or interpretations thereof);

•	changes in GAAP or accounting standards (or interpretations thereof);

•	compliance with the terms of, or the taking of any action required by, the merger agreement;

•	any decline in the market price, or change in trading volume, of Chemical common stock (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume of Chemical common stock shall not be excluded unless otherwise specifically excluded in the merger agreement);

•	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement; and

•	the acts or omissions of:

• Lake Michigan Financial prior to the effective time of the merger taken at the written request of Chemical or with the prior written consent of Chemical; or

• Chemical prior to the effective time of the merger taken at the written request of Lake Michigan Financial or with the prior written consent of Lake Michigan Financial;

in each case, in connection with the transactions contemplated by the merger agreement or applicable law.

Any event, occurrence, fact, condition or change referred to in any of the first four bullet points above shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to Lake Michigan Financial or Chemical to the extent that such event, change or effect has a disproportionate effect on Lake Michigan Financial or Chemical, as applicable, and its subsidiaries, taken as a whole, compared to other similarly situated community banking organizations operating in the geographic regions in which such party and its subsidiaries conduct their business.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this prospectus and proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Expenses

Except as otherwise provided in the merger agreement, Chemical and Lake Michigan Financial will be responsible for their respective expenses incidental to the merger.

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Employee Benefit Matters

The merger agreement requires Chemical to make available to each employee of Lake Michigan Financial or any Lake Michigan Financial subsidiary who becomes employed by Chemical or any of its affiliates as a result of the merger the same benefits then provided to similarly situated Chemical employees. All employees of Lake Michigan Financial who are employed by Chemical will receive credit for years of service at Lake Michigan Financial for all purposes, including eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical employee benefit plan, and for the purposes of determining seniority in connection with employment by Chemical after the effective time of the merger. Chemical has agreed to pay severance benefits to any employee of Lake Michigan Financial whose job is eliminated as a result of the merger and whose employment is terminated other than for cause within twelve months after the effective time of the merger, in accordance with Chemical's severance plan applicable to Chemical's employees.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the Lake Michigan Financial shareholder approval, under the following circumstances:

•	by mutual written consent of Chemical and Lake Michigan Financial;

•	by either Chemical or Lake Michigan Financial:

	•	if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable, but such termination right is not available to the party seeking to terminate if (a) the failure of Lake Michigan Financial, in the case of a termination by Lake Michigan Financial, or (b) the failure of Chemical, in the case of a termination by Chemical, to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

	•	if the merger does not occur before December 31, 2015, except that the right to terminate the merger agreement shall not be available to the party seeking to terminate if (a) the failure of Lake Michigan Financial, in the case of a termination by Lake Michigan Financial, or (b) the failure of Chemical, in the case of a termination by Chemical, to perform any of its obligations of the merger agreement required to be performed at or prior to the effective time of the merger has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the merger to occur on or before December 31, 2015; or

	•	if the Lake Michigan Financial special meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the Lake Michigan Financial shareholder approval has not been obtained, but such termination right is not available to a party seeking termination if such party's failure to perform any of its obligations under the merger agreement required to be performed at or prior to the Lake Michigan Financial special meeting has been a substantial cause of, or a substantial factor that resulted in, the Lake Michigan Financial shareholder approval not having been obtained;

•	by Lake Michigan Financial, if Chemical has breached or failed to perform under the merger agreement such that the conditions to Lake Michigan Financial's obligations to complete the merger are not satisfied, and which breach either (a) cannot be cured by December 31, 2015 or (b) if capable of being cured by December 31, 2015, has not been cured within twenty business days following receipt of written notice from Lake Michigan Financial of such breach, except in the event that Lake

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Michigan Financial is then in breach of the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied;

•	by Chemical, if Lake Michigan Financial has breached or failed to perform under the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied, and which breach either (a) cannot be cured by December 31, 2015 or (b) if capable of being cured by December 31, 2015, has not been cured within twenty business days following receipt of written notice from Chemical of such breach, except in the event that Chemical is then in breach of the merger agreement, such that the conditions to Lake Michigan Financial's obligations to complete the merger are not satisfied;

•	by Chemical prior to the receipt of the Lake Michigan Financial shareholder approval if the Lake Michigan Financial board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if Lake Michigan Financial enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period from thirty days before the mailing date of the prospectus and proxy statement to the date of the Lake Michigan Financial special meeting, the Lake Michigan Financial board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Chemical for such reaffirmation;

•	by Lake Michigan Financial prior to receipt of the Lake Michigan Financial shareholder approval, in order to enter into a definitive agreement that constitutes a superior proposal, provided that (a) Lake Michigan Financial has complied with its obligations with respect to acquisition proposals by third parties in all material respects, and (b) Lake Michigan Financial pays the termination fee described below prior to or simultaneously with such termination;

•	by Chemical, if the Company Consolidated Shareholders' Equity is less than $85,000,000 as of the Final Statement Date, provided that this $85,000,000 threshold shall be reduced by an amount equal to $33,333 per day, if any, that the closing of the merger occurs before June 30, 2015;

•	by Chemical, if there shall have occurred one or more events that have caused or are reasonably likely to cause a material adverse effect on Lake Michigan Financial;

•	by Lake Michigan Financial, if, prior to the closing, Chemical Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory;" or

•	by Chemical, if, prior to the closing, either The Bank of Holland or The Bank of Northern Michigan is examined for compliance with the Community Reinvestment Act and receives a written notification of a rating lower than "Satisfactory."

Termination Fee

Lake Michigan Financial must pay Chemical a $7,328,000 termination fee if the merger agreement is terminated in the following circumstances:

•	if Chemical terminates the merger agreement because, prior to the receipt of the Lake Michigan Financial shareholder approval, the Lake Michigan Financial board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if Lake Michigan Financial enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period from thirty days before the mailing date of the proxy statement and prospectus to the date of the Lake Michigan Financial special meeting, the Lake Michigan Financial board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Chemical;

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•	if Chemical terminates the merger agreement because Lake Michigan Financial has breached the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied, and which either (a) cannot be cured by December 31, 2015 or (b) if capable of being cured by December 31, 2015, has not been cured within twenty business days following receipt of written notice from Chemical of such breach, and (1) any person has made a takeover proposal to Lake Michigan Financial on or after the date of the merger agreement but prior to the date that the merger agreement is terminated, and (2) within twelve months after the date of termination, Lake Michigan Financial consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal (except that the references to "more than 10%" in the definition of "takeover proposal" will be deemed to be references to "more than 50%");

•	if (a) the merger agreement is terminated by Chemical or Lake Michigan Financial because the merger does not occur on or before December 31, 2015 or the merger agreement is terminated by Chemical or Lake Michigan Financial because the Lake Michigan Financial special meeting has concluded and been finally adjourned and the Lake Michigan Financial shareholder approval has not been obtained; (b) any person has made a takeover proposal to Lake Michigan Financial on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Lake Michigan Financial because the merger does not occur on or before December 31, 2015, or (2) the Lake Michigan Financial special meeting, in the case of a termination because the Lake Michigan Financial special meeting has concluded and been finally adjourned and the Lake Michigan Financial shareholder approval has not been obtained; and (c) within twelve months after the date of termination, Lake Michigan Financial consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal (except that the references to "more than 10%" in the definition of "takeover proposal" will be deemed to be references to "more than 50%"); or

•	if Lake Michigan Financial terminates the merger agreement prior to receipt of the Lake Michigan Financial shareholder approval to enter into a definitive agreement that constitutes a superior proposal.

Upon the termination of the merger agreement in accordance with its terms and, if applicable, payment of a termination fee by Lake Michigan Financial, neither party will have any continuing liability to the other party, except for damages arising from a willful or intentional breach of the merger agreement or fraud.

Regulatory Approvals for the Merger

Under the terms of the merger agreement, the merger cannot be completed until Chemical receives necessary regulatory approvals, which include the approval of the Federal Reserve Board and the Michigan Department of Insurance and Financial Services. Chemical will file applications with each regulatory authority to obtain the required approvals. These governmental entities will consider, among other factors, the competitive impact of the merger, Chemical's financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundless, legal and regulatory compliance matters, and Community Reinvestment Act matters, and they may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Chemical cannot be certain when such approvals will be obtained or if they will be obtained.

NASDAQ Global Select Market Listing

Chemical's common stock is currently listed on The NASDAQ Global Select Market under the symbol CHFC. The shares to be issued to the Lake Michigan Financial shareholders in the merger will be eligible for trading on The NASDAQ Global Select Market.

Interests of Certain Directors and Executive Officers in the Merger

When considering the recommendation of the Lake Michigan Financial board of directors, you should be aware that some of the executive officers and directors of Lake Michigan Financial and its subsidiary banks have interests that are different from, or in conflict with, your interests. The board of directors was aware of these

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interests when it adopted the merger agreement. Except as described below, to the knowledge of Lake Michigan Financial, the executive officers and directors of Lake Michigan Financial do not have any material interest in the merger apart from their interests as stockholders of Lake Michigan Financial.

Treatment of Lake Michigan Financial's Stock-Based Awards

Certain executive officers and members of the board of directors of Lake Michigan Financial hold options to purchase Lake Michigan Financial common stock. To the extent that options have not been exercised, any unvested options will vest upon completion of the merger and all Lake Michigan Financial stock options will be converted into options to acquire shares of Chemical common stock.

Lake Michigan Financial's executive officers have received grants of Lake Michigan Financial common stock pursuant to restricted stock awards entered into prior to the execution of the merger agreement. Under the terms of the restricted stock award agreements, the vesting restrictions will automatically lapse upon completion of the merger.

Deferred Compensation Plans

Lake Michigan Financial sponsors two deferred compensation plans: the Lake Michigan Financial Corporation Long Term Incentive Plan (discretionary employer contributions) and the Lake Michigan Financial Corporation Voluntary Deferred Compensation Plan (voluntary employee elections to defer compensation).

Effective December 30, 2014, the Long Term Incentive Plan was amended to provide that all discretionary awards by Lake Michigan Financial to plan participants would be fully vested as of the effective time of the merger. Amounts deferred in the Voluntary Deferred Compensation Plan are all fully vested at the time of contribution.

Lake Michigan Financial has agreed not to make any discretionary employer contributions to participants in the Long Term Incentive Plan and further agreed to prohibit any new participant elections to defer compensation under the Voluntary Deferred Compensation Plan. The deferred compensation plans will continue to be maintained after the merger and these deferred obligations will be paid to participants as they become due under the terms of the plans.

Existing Employment Agreements with Lake Michigan Financial's Executive Officers

Lake Michigan Financial has entered into employment agreements with the following executive officers: Richard M. Lievense, Garth D. Deur, Robert D. Dwortz, John D. Paul, Jr., James A. Luyk, Leslie Lynch and Robert Bleyaert.

Mr. Lievense's agreement provides that if the merger is completed and if he signs and delivers a release of claims at the closing of the merger, then his change in control payment will become vested when the merger is completed, regardless of whether his employment terminates. Mr. Lievense's agreement provides for a payment equal to the sum of (1) two years of salary, (2) two times the average of the two most recent full year cash bonus payments, (3) payment of 18 months of COBRA health insurance continuation and (4) an amount equal to six times Lake Michigan Financial's monthly cost for group health benefit coverage. If the merger is completed, Mr. Lievense's change of control payments described in (1) and (2) above will be credited to his elective deferral account under the Voluntary Deferred Compensation Plan.  If Mr. Lievense's employment terminates within 12 months after the completion of the merger, then his deferred change in control payment will be paid in a lump sum amount within 60 days after termination of employment.  If Mr. Lievense's employment terminates more than 12 months after the completion of the merger, then his deferred change in control payment will be paid in 10 annual installments beginning 60 days after termination of employment, or, if later, in case of termination for any reason other than death or disability, five years after the completion of the merger. If Mr. Lievense’s employment with Chemical terminates within three years after the completion of the merger, the change in control payment described in (3) above will be paid for 18 months following termination of employment and the change in control payment described in (4) above will be paid in a lump sum amount within 60 days after termination of employment. If Mr. Lievense’s employment terminates more than three years after the completion of the merger, the change in control payments described in (3) and (4) above will not be paid.

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Mr. Deur's agreement provides that if the merger is completed and if he signs and delivers a release of claims at the closing of the merger, then his change in control payment will become vested when the merger is completed, regardless of whether his employment terminates. Mr. Deur's agreement provides for a payment equal to the sum of (1) two years of salary, (2) two times the average of the two most recent full year cash bonus payments, (3) payment of 18 months of COBRA health insurance continuation and (4) an amount equal to six times Lake Michigan Financial's monthly cost for group health benefit coverage. If the merger is completed, Mr. Deur's change in control payments described in (1) and (2) above will be paid in a lump sum in cash, less required deductions and tax withholdings, within 60 days after completion of the merger. If Mr. Deur’s employment with Chemical terminates within three years after the completion of the merger, the change in control payment described in (3) above will be paid for 18 months following termination of employment and the change in control payment described in (4) above will be paid in a lump sum amount within 60 days after termination of employment. If Mr. Deur’s employment terminates more than three years after the completion of the merger, the change in control payments described in (3) and (4) above will not be paid.

Chemical intends to enter into Mutual Termination of Employment Agreements with Mr. Lievense, Mr. Deur, Mr. Dwortz, Mr. Paul, Mr. Luyk, Ms. Lynch and Mr. Bleyaert that will terminate their employment agreements as of the effective time of the merger and under which Chemical will honor all change in control payments obligations under their respective employment agreements regardless of whether or not employment continues after completion of the Merger. Following the completion of the Merger, under the Mutual Termination of Employment Agreements, and consistent with their employment agreements, Mr. Lievense and Mr. Deur will be paid as described above and each of Mr. Dwortz, Mr. Paul, Mr. Luyk, Ms. Lynch and Mr. Bleyaert will be entitled to receive change in control payments equal to the sum of (1) two years of salary, (2) two times the average of the two most recent full year cash bonus payments, (3) payment of 18 months of COBRA health insurance continuation and (4) an amount equal to six times Lake Michigan Financial's monthly cost for group health benefit coverage.

In all cases, the amount of the lump sum payment and other payments under the employment agreements, and the extent to which the stock options and restricted shares of Lake Michigan Financial common stock held by each executive officer shall become vested, is subject to being reduced by Lake Michigan Financial to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes, if applicable.

Offers of Employment

Chemical has made offers of at will employment to Mr. Lievense and to Mr. Deur, which they have accepted. Following the completion of the merger, Mr. Lievense will be employed with Chemical as Chairman and CEO of InSite Capital, LLC and will receive an annual base salary of $230,000. Following the completion of the merger, Mr. Deur will be employed with Chemical as Executive Vice President Director of Community Banking and will receive an annual base salary of $290,000. Mr. Lievense and Mr. Deur will also be eligible for participation in Chemical's stock incentive plan beginning in 2016, under which Chemical has historically awarded a combination of stock options and restricted stock units each year.

Cash Incentive Payments

In connection with the completion of the merger, cash payments will be made to Mr. Lievense, Mr. Deur, Mr. Dwortz, Mr. Paul, Mr. Luyk, Ms. Lynch and Mr. Bleyaert under Lake Michigan Financial's incentive compensation plans on a pro-rated basis on the portion of the plan year completed before the effective time of the merger, assuming any individual performance goals are satisfied at the targeted level of performance and any Lake Michigan Financial performance goals are satisfied at the target level of performance.

Indemnification and Insurance of Directors and Officers

Chemical has agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Lake Michigan Financial and its subsidiaries, as provided in their respective articles of incorporation or bylaws or in existing indemnity agreements shall survive the merger and shall continue in full force and effect in accordance with their terms. For six years after the effective time of the merger, Chemical will indemnify and hold harmless to the fullest extent permitted by applicable law the present and

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former officers and directors of Lake Michigan Financial and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger.

In addition, Chemical has agreed to cause Lake Michigan Financial's and its subsidiaries' directors and officers to be covered for a period of six years after the effective time of the merger by Lake Michigan Financial's existing directors' and officers' liability insurance policy and fiduciary liability policy (or a substitute policy obtained by Chemical having the same coverages and amounts and terms and conditions that, taken as a whole, are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the merger; provided that Chemical shall not be required to spend more than 300% of the last annual premium paid by Lake Michigan Financial for such insurance. If the cost of insurance exceeds such limit, Lake Michigan Financial will use its reasonable efforts to obtain as much comparable coverage as possible for a cost not exceeding such limit.

COMPARISON OF COMMON SHAREHOLDER RIGHTS

The rights of Chemical common shareholders are governed by the Michigan Business Corporation Act (the "MBCA") and Chemical's restated articles of incorporation, as amended ("Chemical Articles"), and bylaws, as amended ("Chemical Bylaws"). The rights of Lake Michigan Financial shareholders are governed by the MBCA and Lake Michigan Financial's restated articles of incorporation, as amended ("Lake Michigan Financial Articles") and bylaws, as amended and restated ("Lake Michigan Financial Bylaws"). After the merger, the rights of Lake Michigan Financial's common shareholders who become Chemical common shareholders will be governed by the MBCA, the Chemical Articles and the Chemical Bylaws.

The following discussion is a summary of the current rights of Lake Michigan Financial and Chemical shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and proxy statement, the relevant provisions of the MBCA and the other governing documents which are referenced in this prospectus and proxy statement for a more complete understanding of the differences between being a shareholder of Lake Michigan Financial and a shareholder of Chemical. Chemical has filed with the SEC its governing documents referenced in this summary and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 73.

Authorized Capital Stock

Chemical. The Chemical Articles authorize Chemical to issue up to 45,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, no par value. As of the record date, there were 32,847,063 shares of Chemical common stock outstanding, and no shares of Chemical preferred stock outstanding.

Lake Michigan Financial. The Lake Michigan Financial Articles authorize Lake Michigan Financial to issue up to 6,000,000 shares of common stock, no par value per share. As of the record date, there were 3,264,017 shares of Lake Michigan Financial common stock outstanding.

Issuance of Additional Shares

Chemical. Chemical's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Chemical Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Chemical Articles.

Chemical's board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the Chemical Articles, without shareholder approval, in two limited circumstances. The only circumstances under which the Chemical board of directors is permitted to issue shares of preferred stock are (a) in connection with the acquisition of an entity that has participated in a government sponsored program; or (b) in connection with participation by Chemical in a government sponsored program established in the future. Upon such an issuance of preferred shares, the board of directors would be permitted to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, subject to the restrictions of the MBCA and the Chemical Articles.

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Lake Michigan Financial. Lake Michigan Financial's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Lake Michigan Financial Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Lake Michigan Financial Articles.

Number and Classification of Directors

Chemical. The Chemical Bylaws provide that Chemical's board must consist of at least five directors, but may not exceed 25 directors. The exact number of directors is determined from time to time by the board of directors. Chemical's board of directors currently has 12 members. Chemical's board of directors is not classified, and directors are elected annually.

Lake Michigan Financial. The Lake Michigan Financial Articles and Bylaws provide that the number of directors constituting Lake Michigan Financial's board will be determined from time to time by resolution of the board. Lake Michigan Financial's board of directors currently has 8 directors. Under the Lake Michigan Financial Articles, Lake Michigan Financial's board of directors is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year.

Election of Directors

Chemical. Chemical's directors are elected annually, to hold office for one year terms (or until their respective successors are elected and qualified, or until their respective resignation or removal). Chemical's directors are elected by a plurality of the votes cast.

Lake Michigan Financial. Lake Michigan Financial's directors are each elected to serve a term of three years (or until their respective successors are elected and qualified, or until their respective resignation or removal), with one class of directors elected by the shareholders each year. Lake Michigan Financial's directors are elected by a plurality of the votes cast.

Nomination of Director Candidates by Shareholders

Chemical. The Chemical Bylaws provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Chemical board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of directors, a notice to Chemical's Secretary that includes, with respect to each proposed nominee, (a) the nominee's name, age, business address and residence; (b) the nominee's occupation or employment; (c) the number of shares of capital stock of Chemical that are beneficially owned by the nominee; (d) a statement that such nominee is willing to be nominated and to serve if elected; and (e) such other information concerning such nominee as would be required under SEC rules to be provided in a proxy statement soliciting proxies for the election of such nominee.

Lake Michigan Financial. The Lake Michigan Financial Articles provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Lake Michigan Financial board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting, a notice to Lake Michigan Financial's Secretary that includes, with respect to the proposed nominee, (a) the nominee’s name, age, business address and residence address; (b) the nominee’s principal occupation or employment; (c) the number of shares of capital stock of Lake Michigan Financial that are beneficially owned by the nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee or any other person(s) pursuant to which the nomination is to be made by the shareholder; and (e) such other information relating to the nomine as would be required to be disclosed in solicitations for proxies for election of directors under SEC rules.

Removal of Directors

Chemical. The Chemical Bylaws provide that each Chemical director may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

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Lake Michigan Financial. The Lake Michigan Financial Articles provide that any Lake Michigan Financial director may be removed from office for cause by the vote of at least a majority of the total number of directors (excluding the director to be removed) or a majority of the shares of Lake Michigan Financial then-entitled to vote in an election of directors if (a) the director has been convicted of a felony and such conviction is not subject to direct appeal, or (b) the director has been found by a court to be liable for negligence or misconduct in the performance of his or her duty to Lake Michigan Financial or any of its subsidiaries in a matter of substantial importance, and such finding is not subject to direct appeal. Any Lake Michigan Financial director may also be removed from office for cause by a vote of at least two-thirds of the total number of directors (excluding the director to be removed) and a majority of the shares of Lake Michigan Financial then entitled to be voted in an election of directors if (i) the director has become mentally incompetent and such mental incompetency directly affects his or her ability as a director, or (ii) the director’s actions or failure to act are deemed by the board to be in derogation of the director’s duties. Any director may also be removed under the Lake Michigan Financial Articles without cause by a vote of at least two-thirds of the shares of Lake Michigan Financial then entitled to be voted at the election for the director.

Indemnification of Directors, Officers and Employees

Chemical. The Chemical Articles and Chemical Bylaws each indicate that Chemical will indemnify, to the fullest extent permitted by the MBCA, persons who serve or have served as directors, officers, employees or agents of Chemical, and persons who serve or have served at the request of Chemical as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Lake Michigan Financial. The Lake Michigan Financial Articles and Lake Michigan Financial Bylaws each indicate that Lake Michigan Financial will indemnify, to the fullest extent permitted by the MBCA, directors and executive officers of Lake Michigan Financial Corporation with respect to actions, suits or proceedings arising out of their service to Lake Michigan Financial or its subsidiaries, or to another organization at the request of Lake Michigan Financial or its subsidiaries. The Lake Michigan Financial Articles additionally provide that Lake Michigan Financial may indemnify persons who are not directors or executive officers of the corporation to the extent authorized by the Lake Michigan Financial board of directors with respect to actions, suits or proceedings arising out of their service to Lake Michigan Financial or its subsidiaries, or to another organization at the request of Lake Michigan Financial or its subsidiaries.

Shareholder Proposals

Chemical. The Chemical Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the Secretary of Chemical. The notice must be received at the principal executive offices of Chemical not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting, and not more than ten days after the earlier of the date of notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. The notice must include (a) a brief description of the matter the shareholder desires to present for action; (b) the name and record address of the shareholder; (c) the class and number of shares of Chemical's stock that are beneficially owned by the shareholder; and (d) any material interest of the shareholder in the matter proposed for action.

Lake Michigan Financial. The Lake Michigan Financial Articles provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the Secretary of Lake Michigan Financial. The notice must be received at the office of the Secretary not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting. The notice must include (a) a brief description of the matter the shareholder desires to present for shareholder action; (b) the name and record address of the shareholder; (c) the class and number of shares of Lake Michigan Financial’s stock owned by the shareholder; (d) any material interest of the shareholder in the matter proposed for action, and (e) the exact text of any resolution the shareholder proposes to present for action at the meeting.

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Special Meetings of Shareholders

Chemical. The Chemical Bylaws require the President or Secretary of Chemical to call a special meeting of shareholders at the written request of shareholders holding a majority of the shares of Chemical stock outstanding and entitled to vote at a meeting. The request must state the purpose or purposes for which the meeting is to be called. A special meeting of shareholders also may be called by Chemical's board of directors, Chairman of the board of directors, or President.

Lake Michigan Financial. The Lake Michigan Financial Bylaws permit Lake Michigan Financial’s board of directors, chairman of the board of directors, or chief executive officer to call a special meeting of the shareholders.

Shareholder Action Without a Meeting

Chemical. The Chemical Articles provide that any action required or permitted under the MBCA to be taken at an annual or special meeting of the Chemical shareholders may be taken without prior meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Lake Michigan Financial. The Lake Michigan Financial Bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholder may be taken without meeting, without prior notice and without a vote only if all shareholders entitled to vote consent in writing.

Amendment of Articles of Incorporation and Bylaws

Chemical. The Chemical Articles may be amended by the affirmative vote of the holders of a majority of the outstanding Chemical shares entitled to vote. The Chemical Bylaws may be amended, altered or repealed by the Chemical board of directors or by the Chemical shareholders at a meeting.

Lake Michigan Financial. The Lake Michigan Financial Articles may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment. The Lake Michigan Financial Articles provide that certain provisions of the Lake Michigan Financial Articles may only be amended by the affirmative vote of at least two-thirds of the holders of outstanding common stock entitled to vote. The Lake Michigan Financial Bylaws may be added to, altered, amended, repealed or replaced by the affirmative vote of the holders of a majority of shares entitled to vote at any meeting of Lake Michigan Financial’s shareholders, or by the affirmative vote of not less than a majority of the members of Lake Michigan Financial’s board of directors then in office.

Business Combination Restrictions and Other Shareholder Limitations

Chemical. The Chemical Articles and Chemical Bylaws do not contain any special provisions relating to the approval of business combinations.

Lake Michigan Financial. The Lake Michigan Financial Articles define a “business combination” as any of the following transactions: merger, share exchange, asset sale, plan of liquidation, change of control, binding commitment, and other transactions that have the same effect as the aforementioned. The Lake Michigan Financial Articles provide that the board of directors shall evaluate any business combination proposal for compliance with all applicable laws, and shall then evaluate the proposal to determine whether it is in the best interests of Lake Michigan Financial, including its shareholders and subsidiaries. The directors have exclusive discretion in determining whether a proposal is in the best interests of Lake Michigan Financial. In evaluating a proposal, the board of directors shall have exclusive discretion to consider and make judgments considering all factors which it deems relevant under the circumstances, including, without limitation, fairness, impact on Lake Michigan Financial and its employees and customers, impact on communities served, condition of the offeror, and the offeror’s reputation and intentions.

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The Lake Michigan Financial Articles provide that shareholders may dissent from any business combination, regardless of whether shareholders would have the right to dissent under the MBCA, unless that action is approved by an affirmative vote of at least two-thirds of the entire board of directors.

PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING

The shareholders of Lake Michigan Financial are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement.

Under the MBCA and the Lake Michigan Financial Articles, the holders of at least a majority of the outstanding shares of common stock of Lake Michigan Financial entitled to vote are required to approve the merger agreement. In the event that shareholder participation at the special meeting is lower than expected, Lake Michigan Financial would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Lake Michigan Financial desires to adjourn the special meeting, Lake Michigan Financial will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve the merger agreement until the special meeting is reconvened.

Any adjournment will permit Lake Michigan Financial to solicit additional proxies and will permit a greater expression of the views of Lake Michigan Financial shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement because an adjournment will give Lake Michigan Financial additional time to solicit favorable votes and increase the chances of approving that proposal. Lake Michigan Financial has no reason to believe that an adjournment of the special meeting will be necessary at this time.

The Lake Michigan Financial board of directors unanimously recommends that Lake Michigan Financial shareholders vote "FOR" approval of the Adjournment Proposal.

ABOUT LAKE MICHIGAN FINANCIAL

Lake Michigan Financial is a bank holding company with its business concentrated in a single industry segment – commercial banking. Headquartered in Holland, Michigan, Lake Michigan Financial is the holding company for The Bank of Holland, which provides community banking services in three offices, one in Holland, one in Grand Rapids and one in Grand Haven, Michigan, and The Bank of Northern Michigan, which provides community banking services in two offices, one in Petoskey and one in Traverse City, Michigan. Lake Michigan Financial is also the holding company for InSite Capital, LLC, which is engaged in tax credit-related activities. Lake Michigan Financial's common stock is privately held. As of December 31, 2014, Lake Michigan Financial had total assets of $1.2 billion, total loans of $959 million, total deposits of $956 million and total shareholders' equity of $90 million. More information about Lake Michigan Financial is available by visiting its website at www.lmfc.com.

Market for Lake Michigan Financial Common Stock and Dividends

As of the record date, Lake Michigan Financial's authorized capital stock consisted of 6,000,000 shares of common stock, no par value, of which 3,264,017 shares were issued and outstanding. Shares of Lake Michigan Financial common stock were held by 282 shareholders of record as of the record date.

Lake Michigan Financial common stock is not traded on an established public trading market. Lake Michigan Financial is not aware of any broker who systematically publishes bid or ask quotations for the stock. Shares are traded occasionally in isolated transactions between individuals and Lake Michigan Financial has from time to time repurchased its shares pursuant to authorizations of its board of directors. Lake Michigan Financial facilitates stock transactions to a limited extent by maintaining a list of potential investors who have advised Lake Michigan Financial that they wish to purchase shares.

The following table lists all transactions from January 1, 2013 through the record date which were reported to Lake Michigan Financial's management. During this period, there might have been other transactions not

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reported to Lake Michigan Financial's management. In some cases, the price reported below is anecdotal and Lake Michigan Financial assumes no responsibility for the accuracy of prices reported for transactions between individuals.

Date	Number of Shares	Share Price
May 29, 2013 (1)	3,000	$30.00
May 30, 2013 (1)	1,000	$30.00
May 30, 2013 (1)	3,000	$30.00
May 30, 2013 (1)	3,000	$30.00
June 6, 2013 (1)	3,000	$30.00
June 17, 2013 (1)	3,000	$30.00
July 11, 2013 (1)	5,000	$30.00
July 17, 2013 (1)	100	$30.00
July 30, 2013	7,000	$30.00
August 1, 2013	2,000	$30.00
August 9, 2013	1,000	$30.00
August 26, 2013 (1)	1,195	$30.00
September 10, 2013	1,195	$30.00
October 24, 2013 (1)	19,792	$30.00
October 25, 2013	19,792	$30.00
November 8, 2013	250	$30.00
November 26, 2013 (1)	166	$30.00
December 3, 2013 (1)	666	$30.00
December 3, 2013 (1)	666	$30.00
December 4, 2013	1,996	$30.00
December 6, 2013 (1)	332	$30.00
December 12, 2013 (1)	166	$30.00
December 18, 2013 (1)	850	$30.00
December 23, 2013 (1)	850	$30.00
December 23, 2013 (1)	2,500	$30.00
December 26, 2013	1,700	$30.00
March 20, 2014 (1)	17,500	$35.00
March 20, 2014	17,500	$30.00
March 20, 2014 (1)	800	$35.00
March 20, 2014 (1)	600	$35.00
April 10, 2014 (1)	3,000	$35.00
April 11, 2014 (1)	8,000	$35.00
April 14, 2014 (1)	6,000	$35.00
April 22, 2014 (1)	2,500	$35.00
May 7, 2014 (1)	1,000	$35.00
May 7, 2014	2,000	$35.00
May 7, 2014	2,000	$35.00
May 15, 2014 (1)	1,000	$35.00
May 19, 2014	5,000	$35.00
September 26, 2014 (1)	2,000	$35.00

__________

(1) Repurchase by Lake Michigan Financial.

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The following table presents the payment date and amount of all quarterly cash dividends paid by Lake Michigan Financial during the period from January 1, 2013 through the record date:

Cash Dividend Payment Date	Amount per Share
January 25, 2013	$0.16
April 25, 2013	$0.16
July 25, 2013	$0.16
October 25, 2013	$0.16
December 16, 2013	$0.32
January 27, 2014	$0.18
April 25, 2014	$0.18
July 25, 2014	$0.18
October 27, 2014	$0.18
January 23, 2015	$0.20

The merger agreement permits Lake Michigan Financial to continue to declare and pay quarterly cash dividends prior to the effective time of the merger at a rate not to exceed $0.20 per share, paid in a manner consistent with past practice.

The payment of dividends by Lake Michigan Financial, The Bank of Holland and The Bank of Northern Michigan is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. The FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit Lake Michigan Financial's ability to obtain funds from The Bank of Holland and/or The Bank of Northern Michigan for Lake Michigan Financial's cash needs, including payment of dividends and payment of operating expenses.

Lake Michigan Financial has issued stock options and restricted stock under the Lake Michigan Financial Corporation Stock Incentive Plan of 2012, and has issued stock options under the Lake Michigan Financial Corporation Stock Incentive Plan of 2003. In addition, Lake Michigan Financial employees have purchased shares of Lake Michigan Financial common stock pursuant to the Lake Michigan Financial Corporation 2013 Employee Stock Purchase Plan. These plans were authorized by the Lake Michigan Financial board of directors and were not approved by Lake Michigan Financial shareholders. As of the record date, a total of 71,235 shares of Lake Michigan Financial common stock were subject to issuance upon exercise of outstanding stock options, at a weighted exercise price of $24.43. A total of 93,879 additional shares remain authorized for issuance under the Lake Michigan Financial Corporation Stock Incentive Plan of 2012, but Lake Michigan Financial has agreed in the merger agreement that, prior to the effective time of the merger or termination of the merger agreement, it will not issue any additional stock options or restricted stock awards without the consent of Chemical. Similarly, a total of 2,176 shares remain available for purchase under the Lake Michigan Financial Corporation 2013 Employee Stock Purchase Plan, but Lake Michigan Financial has agreed that it will prohibit any stock purchases under that plan after the date of the merger agreement, and that it will terminate the plan no later than the effective time of the merger.

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Securities Ownership of Lake Michigan Financial Common Stock

Five Percent Shareholders

Listed below are the only shareholders known by Lake Michigan Financial to have been the beneficial owners of more than 5% of the outstanding shares of Lake Michigan Financial common stock as of the record date:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Ownership
Dennis Ellens 345 East 48th St., Ste. 200 Holland, MI 49423	234,174	6,000	234,174	---	---	234,174	7.2%
JJS Lifetime LLC (3) 151 Central Ave., Ste. 200 Holland, MI 49423	211,612	---	211,612	---	---	211,612	6.5%
Invest IV-LMFC, LLC (3) 151 Central Ave., Ste. 200 Holland, MI 49423	215,062	---	215,062	---	---	215,062	6.6%
Donald Heeringa 173 Oakwood Ave. Holland, MI 49424	5,340	212,000	5,340	212,000	---	217,340	6.7%
Edward Marsilje P.O. Box 2308 Holland, MI 49422-2308	---	214,600	---	214,600	---	214,600	6.6%

__________

(1)	Based on information furnished by each shareholder listed and includes shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security.
(2)	Includes shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.
(3)	JJS Lifetime LLC is owned by John W. Spoelhof and his spouse, Judy Spoelhof, and John W. Spoelhof is the manager of JJS Lifetime LLC. Judy Spoelhof is the manager of Invest IV-LMFC, LLC.

Directors and Officers

The following table sets forth information concerning the number of shares of Lake Michigan Financial common stock beneficially owned as of the record date by Lake Michigan Financial's directors and corporate executive officers and all of Lake Michigan Financial's directors and executive officers as a group.

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	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Ownership
Richard Lievense	27,750	36,962	21,520	86,232	2.6%
Robert Bleyaert	39,000	1,600	17,400	58,000	1.8%
Garth Deur	16,000	36,040	7,720	59,760	1.8%
James Luyk	3,000	---	---	3,000	0.1%
Leslie Lynch	3,000	---	---	3,000	0.1%
Carrie Boer	2,670	---	---	2,670	0.1%
Doug DeKock	10,790	---	375	11,165	0.3%
Donald Herringa	5,340	212,000	---	217,340	6.7%
Nelson Jacobson	5,472	---	---	5,472	0.2%
John Meilner	4,805	---	---	4,805	0.1%
Shelley Padnos	16,711	---	---	16,711	0.5%
Scott Spoelhof	2,204	---	375	2,579	0.1%
All Directors & Executive Officers as a group (12 persons)	136,742	286,602	47,390	470,734	14.4%

__________

(1)	Based on information furnished by each person listed and includes shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.
(2)	Includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship.

Regulation and Supervision

The growth and earnings performance of Lake Michigan Financial can be affected by the policies of various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Michigan Department of Financial and Insurance Services, the IRS and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

Federal and state laws and regulations generally applicable to financial institutions, such as Lake Michigan Financial, The Bank of Holland and The Bank of Northern Michigan, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Lake Michigan Financial, The Bank of Holland and The Bank of Northern Michigan establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance fund and the depositors, rather than the shareholders, of financial institutions.

Description of Property

The following table provides information regarding Lake Michigan Financial's offices and other facilities:

Owned/
Location	County	Use	Leased
150 Central Avenue Holland, Michigan 49423	Ottawa	TBOH Holland branch	Leased
111 N. Third Street Grand Haven, Michigan 49417	Ottawa	TBOH Grand Haven branch	Owned
117 N. Third Street Grand Haven, Michigan 49417	Ottawa	TBOH Grand Haven branch parking lot	Owned

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Owned/
Location	County	Use	Leased
51 Ionia Avenue S.W. Grand Rapids, Michigan 49503	Kent	TBOH Grand Rapids branch	Owned
406 Bay Street Petoskey, Michigan 49770	Emmet	TBONM Petoskey branch	Owned
130 South Union Street Traverse City, Michigan 49684	Grand Traverse	TBONM Traverse City branch	Leased
1736 Gezon Parkway S.W. Wyoming, Michigan 49519	Kent	Lake Michigan data center and administrative offices	Owned
2380 Health Dr. S.W., Unit 4 Wyoming, Michigan 49519	Kent	Vacant land (Potential TBOH branch)	Owned

Lake Michigan Financial believes that its current facilities are adequate to meet its present and immediately foreseeable needs.

Legal Proceedings

As of the date of this prospectus and proxy statement, Lake Michigan Financial was not a party to any material pending legal proceeding. From time to time, Lake Michigan Financial is involved as plaintiff or defendant in various legal actions arising in the normal course of business. Lake Michigan Financial does not anticipate incurring any material liability as a result of any current litigation.

 LEGAL MATTERS

Certain matters pertaining to the validity of the Chemical common stock to be issued in connection with the merger will be passed upon by Warner Norcross & Judd LLP, Grand Rapids, Michigan. Certain matters pertaining to the federal income tax consequences of the merger will be passed upon for Chemical by Warner Norcross & Judd LLP and for Lake Michigan Financial by Varnum LLP of Grand Rapids, Michigan.

EXPERTS

The consolidated financial statements of Chemical Financial Corporation and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, appearing in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in our Annual Report on Form 10-K for the year ended December 31, 2014, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

A Chemical shareholder seeking to present a proposal at a Chemical annual meeting of shareholders must submit a notice to the Secretary of Chemical in accordance with Chemical's bylaws not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A Chemical shareholder seeking to include a proposal in Chemical's proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Chemical in accordance with SEC Rule 14a-8. With respect to Chemical's 2015 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in Chemical's proxy statement and form of proxy relating to the meeting was November 7, 2014.

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A Chemical shareholder seeking to nominate an individual for election as a Chemical director must submit a notice to the Secretary of Chemical in accordance with the Chemical Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

If the merger is completed in 2015, there will be no annual meeting of Lake Michigan Financial shareholders in 2015. In that case, shareholder proposals must be submitted to Chemical as outlined above.

WHERE YOU CAN FIND MORE INFORMATION

Chemical files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, Chemical files such reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. The reports and other information that Chemical files with the SEC is also available at Chemical's website at www.chemicalbankmi.com. The information on Chemical's and Lake Michigan Financial's Internet sites is not a part of this prospectus and proxy statement.

You should rely only on the information contained in or incorporated by reference into this prospectus and proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this prospectus and proxy statement. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than the date of this prospectus and proxy statement, and neither the delivery of this prospectus and proxy statement to you nor the issuance of Chemical common stock under it shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus and proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and proxy statement does not extend to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Chemical with the SEC are incorporated by reference into this prospectus and proxy statement. You should carefully read and consider all of these documents before making an investment decision.

(a)	Annual Report on Form 10-K for the year ended December 31, 2014.

(b)	Current Report on Form 8-K filed on January 6, 2015.

(c)	Definitive Proxy Statement on Schedule 14A filed on March 6, 2015.

(d)	The description of Chemical's common stock, $1.00 par value per share, which is contained in Chemical's Form 8-A registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Chemical also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and proxy statement and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed).

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EXECUTION COPY

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHEMICAL FINANCIAL CORPORATION

AND

LAKE MICHIGAN FINANCIAL CORPORATION

Dated as of January 5, 2015

Table of Contents

ARTICLE I THE MERGER	A-1
1.1 Merger	A-1
1.2 The Closing	A-1
1.3 Effective Time of Merger	A-2
1.4 Additional Actions	A-2
1.5 Surviving Corporation	A-2
1.6 Reservation of Right to Revise Structure	A-2
ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK	A-3
2.1 Conversion of Securities	A-3
2.2 Stock Plans	A-3
2.3 Exchange Procedure	A-4
2.4 Distributions with Respect to Unexchanged Shares	A-5
2.5 No Further Ownership Rights in Company Common Stock	A-5
2.6 No Liability	A-5
2.7 Lost, Stolen or Destroyed Certificates	A-5
2.8 Withholding Rights	A-5
2.9 No Fractional Shares	A-6
2.10 Adjustments	A-6
2.11 Adjustments to Cash Consideration	A-6
2.12 Upset Condition	A-7
ARTICLE III COMPANY'S REPRESENTATIONS AND WARRANTIES	A-7
3.1 Authorization, No Conflicts, Etc.	A-8
3.2 Organization and Good Standing	A-8
3.3 Subsidiaries	A-9
3.4 Capital Stock	A-9
3.5 Financial Statements	A-10
3.6 Absence of Undisclosed Liabilities	A-10
3.7 Absence of Certain Changes or Events	A-11
3.8 Legal Proceedings	A-11
3.9 Regulatory Filings	A-11
3.10 No Indemnification Claims	A-11
3.11 Conduct of Business	A-11
3.12 Transaction Documents	A-11
3.13 Agreements With Bank Regulators	A-12
3.14 Tax Matters	A-12
3.15 Properties	A-14
3.16 Intellectual Property	A-15
3.17 Required Licenses, Permits, Etc.	A-15
3.18 Material Contracts and Change of Control	A-15
3.19 Labor and Employment Matters	A-17
3.20 Employee Benefits	A-19
3.21 Environmental Matters	A-22
3.22 Duties as Fiduciary	A-22
3.23 Investment Bankers and Brokers	A-23
3.24 Fairness Opinion	A-23
3.25 Company-Related Persons	A-23
3.26 Change in Business Relationships	A-23
3.27 Insurance	A-23
3.28 Allowance for Loan and Lease Losses	A-24
3.29 Loan Origination and Servicing	A-24
3.30 Loan Guarantees	A-24

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3.31 Data Security and Customer Privacy	A-24
3.32 Loans and Investments	A-24
3.33 No Insider Trading	A-24
3.34 Securities Laws Matters	A-24
3.35 Books and Records	A-25
3.36 Community Reinvestment Act	A-25
3.37 Organizational Documents	A-25
3.38 Bank Secrecy Act	A-25
3.39 Joint Ventures; Strategic Alliances	A-25
3.40 Policies and Procedures	A-25
3.41 Shareholder Rights Plan	A-25
3.42 No Other Representations or Warranties	A-25
ARTICLE IV PURCHASER'S REPRESENTATIONS AND WARRANTIES	A-25
4.1 Authorization, No Conflicts, Etc.	A-26
4.2 Organization and Good Standing	A-26
4.3 Subsidiaries	A-27
4.4 Capital Stock	A-27
4.5 Financial Statements	A-28
4.6 Absence of Certain Changes or Events	A-28
4.7 Legal Proceedings	A-28
4.8 Regulatory Filings	A-29
4.9 Conduct of Business	A-29
4.10 Transaction Documents	A-29
4.11 Agreements With Bank Regulators	A-29
4.12 Investment Bankers and Brokers	A-29
4.13 Community Reinvestment Act	A-29
4.14 Organizational Documents	A-29
4.15 Bank Secrecy Act	A-29
4.16 Securities Laws Matters	A-30
4.17 Absence of Undisclosed Liabilities	A-30
4.18 No Other Representations or Warranties	A-30
ARTICLE V COVENANTS	A-31
5.1 Conduct of Business by Company	A-31
5.2 Conduct of Business by Purchaser	A-35
5.3 No Solicitation by Company	A-35
5.4 Preparation of the Registration Statement; Shareholder Meeting	A-38
5.5 Stock Exchange Listing.	A-38
5.6 Regulatory Matters and Approvals	A-38
5.7 Employee Matters	A-39
5.8 Press Releases and Public Announcement	A-40
5.9 Access to Information	A-40
5.10 Indemnification and Insurance.	A-41
5.11 Takeover Laws	A-42
5.12 Securityholder Litigation	A-42
5.13 Tax-Free Reorganization Treatment	A-42
5.14 Expenses	A-43
5.15 Bank Consolidation	A-43
5.16 Fairness Opinion	A-43
5.17 Environmental Investigation	A-43
5.18 Data Conversion	A-44
5.19 Technology-Related Contracts	A-44
5.20 Miscellaneous Agreements and Consents	A-44
5.21 Termination of 401(k) Plan	A-45
5.22 Update of Titles, Rights, Etc.	A-45

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5.23 Exchange of Financial Information	A-45
5.24 Estoppels	A-45
5.25 Notification of Change in Business Relationships	A-45
5.26 Company Consolidated Shareholders' Equity	A-45
5.27 Dividends	A-46
5.28 Addition of Company Director to Purchaser Board	A-46
5.29 Trust-Preferred Securities	A-46
5.30 Valuation of Company Common Stock	A-47
5.31 Greenleaf Trust Services Agreement	A-47
ARTICLE VI CLOSING CONDITIONS	A-47
6.1 Conditions to Each Party's Obligation to Effect the Merger	A-47
6.2 Conditions to Company's Obligation to Effect the Merger	A-48
6.3 Conditions to Purchaser's Obligation to Effect the Merger	A-48
ARTICLE VII TERMINATION	A-49
7.1 Termination of Plan of Merger	A-49
7.2 Effect of Termination	A-51
ARTICLE VIII CERTAIN DEFINITIONS	A-52
ARTICLE IX MISCELLANEOUS	A-59
9.1 No Third-Party Beneficiaries	A-59
9.2 Specific Performance	A-59
9.3 Entire Agreement	A-59
9.4 Succession and Assignment	A-59
9.5 Construction	A-59
9.6 Exclusive Jurisdiction	A-59
9.7 Waiver of Jury Trial	A-60
9.8 Notices	A-60
9.9 Governing Law	A-60
9.10 Counterparts	A-60
9.11 Headings	A-61
9.12 Calculation of Dates and Deadlines	A-61
9.13 Severability	A-61
9.14 Non-Survival of Representations, Warranties and Agreements	A-61
9.15 Amendments	A-61

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Plan of Merger") is made as of January 5, 2015, by and between Chemical Financial Corporation, a Michigan corporation ("Purchaser"), and Lake Michigan Financial Corporation, a Michigan corporation ("Company").

PRELIMINARY STATEMENT

1.              The respective Boards of Directors of each of Company and Purchaser have determined that it is in the best interests of their respective corporations and shareholders that Company merge with and into Purchaser (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA"), and any other applicable Law;

2.              The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to recommend approval by the Company Shareholders of this Plan of Merger;

3.              The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger and to authorize the Merger and the other transactions contemplated by it;

4.              For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be and is adopted as a "Plan of Reorganization" for the purposes of Sections 354 and 361 of the Code; and

5.              All of the members of the Company Board of Directors have executed and delivered to Purchaser a voting agreement substantially in the form attached as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Company and Purchaser agree as follows:

ARTICLE I
THE MERGER

1.1           Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in the MBCA with respect to the merger of corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

1.2           The Closing. Company and Purchaser shall consummate the Merger (the "Closing") (a) at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, NW, Suite 900, Grand Rapids, Michigan 49503, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser upon five Business Days' written notice (or, at the election of Purchaser and with the consent of the Company, which consent shall not be unreasonably withheld, on the last Business Day of the month in which the Closing would occur in accordance with this Section 1.2) after the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger, or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date"). Notwithstanding the preceding sentence, Purchaser may, at its option, delay the Closing to the last Business Day of the month following the month in which the date first specified by Company pursuant to this section occurs if such delay is considered by Purchaser to be necessary to prevent the Closing from occurring during a month in which a calendar quarter ends. Scheduling or commencing the Closing shall not, however, constitute a waiver of the respective conditions precedent of the parties set forth in Article VI.

1.3           Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificate of Merger.

1.4           Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Plan of Merger.

1.5           Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1               Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

1.5.2               Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.3               Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.4               Officers. The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.

1.5.5               Directors. The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.

1.6           Reservation of Right to Revise Structure. At Purchaser's election, the Merger may alternatively be structured so that (a) Company is merged with and into any direct or indirect wholly-owned subsidiary of Purchaser or (b) any direct or indirect wholly-owned subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

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ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK

2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:

2.1.1               Cancellation of Excluded Shares. Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the "Excluded Shares," provided, however, that Excluded Shares shall not include Trust Account Shares or DPC Shares as defined in this Plan of Merger) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2               Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive (a) $16.64 in cash (the "Cash Consideration"), and (b) 1.326 (the "Exchange Ratio") fully paid and nonassessable shares of Purchaser Common Stock (collectively, the "Merger Consideration"), whereupon such shares of Company Common Stock will no longer be outstanding and all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.1.3               Purchaser Common Stock Remains Outstanding. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one share of common stock of the Surviving Corporation.

2.2           Stock Plans.

2.2.1               Company and Purchaser shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock under the Company Stock Plans (each, an "Award"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Company Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award (as converted, a "Converted Stock-Based Award") with respect to a number of shares of Purchaser Common Stock equal to the product of (a) the aggregate number of shares of Company Common Stock subject to such Award, multiplied by (b) the sum of (i) the Exchange Ratio and (ii) the Cash Consideration divided by $29.29 (the "Converted Stock-Based Award Ratio"). As of the Effective Time, Purchaser will assume the Company Stock Plans.

2.2.2               All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plans (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided in this Plan of Merger. The exercise or strike price (if any) per share of Purchaser Common Stock applicable to any Converted Stock-Based Award shall be equal to (a) the per share exercise price of such Award immediately prior to the Effective Time divided by (b) the Converted Stock-Based Award Ratio. Prior to the Effective Time, Company shall make such amendments and take such other actions with respect to the Company Stock Plans as shall be necessary to effect the adjustment referred to in this Section 2.2, including notifying all participants in the Company Stock Plans of such adjustment.

2.2.3               Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 2.2. As soon as reasonably practicable after

A-3

the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Purchaser Common Stock to be registered and issuable under Converted Stock-Based Awards, Purchaser shall file a post-effective amendment to the Registration Statement or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Purchaser Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

2.3           Exchange Procedure.

2.3.1               Prior to or at the Effective Time, Purchaser shall deposit with Computershare Investor Services, LLC, or such other bank or trust company as Purchaser may designate (the "Exchange Agent"), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, (a) shares of Purchaser Common Stock, in the aggregate amount equal to the number of shares of Purchaser Common Stock to which holders of Company Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2 and (b) cash in the aggregate amount sufficient to make payment of the Cash Consideration to which holders of Company Common Stock are entitled pursuant to Section 2.1.2. In addition, Purchaser shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.9, and payment of any dividends or other distributions payable pursuant to Section 2.4. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the "Exchange Fund."

2.3.2               As soon as reasonably practicable after the Effective Time, Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4.

2.3.3               Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) certificated or book-entry shares representing the number of whole shares of Purchaser Common Stock and cash in the amount of the Cash Consideration to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.9, and (c) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

2.3.4               In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4.

2.3.5               Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Purchaser, upon

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demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.

2.4           Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share and no cash payment in lieu of fractional shares of Purchaser Common Stock shall be paid to any such holder pursuant to Section 2.9, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.9, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

2.5           No Further Ownership Rights in Company Common Stock. The Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.6           No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, or the Surviving Corporation will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

2.7           Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser or the Exchange Agent, as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.4, may require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such amount as Purchaser or the Exchange Agent may reasonably direct (which amount shall be consistent with Purchaser's or Exchange Agent's customary procedure for Purchaser's existing shareholders) as indemnity against any claim that may be made against Purchaser with respect to such Certificate.

2.8           Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Plan of

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Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.9           No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Purchaser Common Stock multiplied by (b) the Average Purchaser Closing Price.

2.10        Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.10, no adjustment shall be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Purchaser or its subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Purchaser or any of its subsidiaries pursuant to any stock option or other compensation or benefit plans of Purchaser, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation or in connection with any offering of shares where Purchaser receives consideration in exchange for the shares so offered.

2.11        Adjustments to Cash Consideration. At the Effective Time, the aggregate Cash Consideration shall be adjusted, if applicable, as follows:

2.11.1            Shareholders' Equity. If, as of the Final Statement Date, the Company Consolidated Shareholders' Equity is less than $90,000,000, the aggregate Cash Consideration shall be reduced by an amount equal to (a) $90,000,000 minus (b) the Company Consolidated Shareholders' Equity as of the Final Statement Date (the "Shareholders' Equity Price Adjustment"); provided, that, for purposes of this Section 2.11.1, $90,000,000 shall be reduced by an amount equal to $33,333 for each day, if any, that the date of the Closing occurs before June 30, 2015.

2.11.2            Environmental Price Adjustment. If the after-tax cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Properties (the "Environmental Costs") are in excess of $1,000,000, the aggregate Cash Consideration shall be reduced by an amount equal to (a) the after-tax Environmental Costs minus (b) $1,000,000 (the "Environmental Price Adjustment").

2.11.3          Cash Consideration Adjustment. Subject to the satisfaction of Section 2.11.1 or Section 2.11.2, the Cash Consideration shall be decreased to an amount determined by dividing (a) the aggregate Cash Consideration minus the Shareholders' Equity Price Adjustment, if applicable, and minus the Environmental Price Adjustment, if applicable, and (b) the number of shares of Company Common Stock issued and outstanding as of the Effective Time.

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2.12        Upset Condition.

2.12.1            The "Upset Condition" shall have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Average Purchaser Closing Price is less than $23.58 (the "Floor Purchaser Price"); and (b) the number determined by dividing the Average Purchaser Closing Price by $29.47 (the "Initial Purchaser Price") is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price. The "Initial Index Price" means the closing price of the KBW Regional Banking Index (KRX), a sector index maintained by the Nasdaq Stock Market ("Bank Index") on January 2, 2015. The "Average Purchaser Closing Price" means the average volume weighted trading price per share of Purchaser Common Stock on which shares of Purchaser Common Stock were actually traded in transactions reported on The Nasdaq Global Select Market (the "Pricing Period") during the thirty (30) trading days preceding the fifth (5th) Business Day preceding the Closing Date. The "Final Index Price" means the closing price of the Bank Index on the last day of the Pricing Period.

2.12.2            If the Upset Condition exists as of the last day of the Pricing Period, Company shall have the right, exercisable at any time prior to 5:00 p.m., Eastern Time on the second Business Day after the last day of the Pricing Period (the "Exercise Period") to (a) proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustment as provided in Section 2.10 and Section 2.11, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser; or (b) request Purchaser to adjust the Exchange Ratio by delivering to Purchaser within the Exercise Period written notice to such effect (an "Increase Notice") to a ratio computed by multiplying the Exchange Ratio by a fraction that has as its numerator the Floor Purchaser Price and that has as its denominator the Average Purchaser Closing Price (the "Adjusted Exchange Ratio").

2.12.3            If the Upset Condition occurs and Purchaser receives an Increase Notice, Purchaser shall either accept or decline the Adjusted Exchange Ratio by delivering written notice of its decision to Company at or before 5:00 p.m., Eastern Time on the second Business Day after receipt of the Increase Notice (the "Acceptance Period"). If Purchaser accepts the Adjusted Exchange Ratio within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except the Exchange Ratio shall be equal to the Adjusted Exchange Ratio. If Purchaser declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, the Merger shall be abandoned and this Plan of Merger shall thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period; provided, that if Purchaser so declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustment as provided in Section 2.10 and 2.11, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Plan of Merger.

ARTICLE III
COMPANY'S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Company has delivered to Purchaser a schedule (the "Company Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Letter:

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3.1           Authorization, No Conflicts, Etc.

3.1.1               Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Company Board of Directors. The Company Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "Company Board Recommendation"). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2               No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3               Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

3.1.4               Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2           Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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3.3           Subsidiaries.

3.3.1               Ownership. Section 3.3.1 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2               Organization and Good Standing. Each of the Company Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3               Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4           Capital Stock.

3.4.1               Classes and Shares. The authorized capital stock of Company consists of 6,000,000 shares of common stock, no par value ("Company Common Stock"), of which 3,261,367 shares were issued and outstanding as of the date of this Plan of Merger. Except for the Options, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company.

3.4.2               Stock Plans. Section 3.4.2 of the Company Disclosure Letter sets forth, as of the date of this Plan of Merger, (a) the number of shares of Company Common Stock that are authorized and reserved for issuance under the Company Stock Plans and the Company Stock Purchase Plan, and (b) the number of shares of Company Common Stock that are subject to outstanding Options, and the number of shares of unvested restricted stock, issued under the Company Stock Plans. All Options and unvested shares of restricted stock have been awarded under the Company Stock Plans, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Company Common Stock is issuable, or that relate to or are determined by reference to the value of Company Common Stock. All outstanding shares of Company Common Stock, and all Company Common Stock reserved for issuance under the Company Stock Plans and the Company Stock Purchase Plan, when issued in accordance with the terms of the Company Stock Plans or the Company Stock Purchase Plan, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3               Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock is not subject to change before the Effective Time, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger.

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3.4.4               Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5               Appraisal Rights. No Company Shareholder will be entitled to appraisal rights, whether pursuant to the MBCA, Company's articles of incorporation or bylaws, or any resolution of Company's Board of Directors, as a result of the consummation of the Merger.

3.5           Financial Statements.

3.5.1               Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2013, 2012, and 2011 as audited by Company's independent auditors and the unaudited consolidated financial statements of Company as of and for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, including all schedules and notes relating to such statements (collectively, "Company Financial Statements") fairly present, and the consolidated financial statements of Company as of and for the year ended December 31, 2014, and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effects of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Company Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

3.5.2               Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed (or when filed as amended, if applicable):

3.5.2.1           The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, and as of and for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, as filed with the FDIC; and

3.5.2.2           The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) or the Annual Report on FR H(b)-11, as applicable, (including, in each case, any amendments) for Company as of and for each of the fiscal quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, and as of and for the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the "Company Regulatory Reports."

3.6           Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any Company Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Company Financial Statements, (b) Liabilities under executory contracts to which Company or a Company Subsidiary is a party or otherwise incurred in the ordinary course of business of Company or any Company

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Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7           Absence of Certain Changes or Events. Since December 31, 2013, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8           Legal Proceedings. There is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9           Regulatory Filings. In the last three years:

3.9.1               Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.9.2               Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10        No Indemnification Claims. To the Knowledge of Company, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract, Company or any Company Subsidiary articles of incorporation, charter or bylaws or other organizational documents, or other arrangement or basis, providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.11        Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The schedule of compliance issues, dated January 5, 2015, submitted to Purchaser during the due diligence process contains a true, accurate and complete list of all compliance issues of which Company has Knowledge.

3.12        Transaction Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. All Transaction Documents that Company is required to file with any regulatory agency in connection with the Merger and the portions of the Registration Statement and Proxy Statement relating to Company

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and the Company Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

3.13        Agreements With Bank Regulators. Neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Company's or a Company Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a "Regulatory Agreement"), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification. Neither Company nor any Company Subsidiary has been designated as in "troubled condition" by any Governmental Entity.

3.14        Tax Matters.

3.14.1            All Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary have been filed when due (taking into account any extensions), and each such Tax Return was true and correct in all material respects when filed. Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. All material Taxes that are due and payable by Company and each Company Subsidiary have been paid or properly accrued.

3.14.2            None of the Tax Returns of Company or the Company Subsidiaries filed for any Tax year beginning after December 31, 2008 have been audited by the IRS or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning tax or information returns or the assessment or collection of Taxes pending or, to Company's Knowledge, threatened with respect to Company or any Company Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Company or any Company Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in the Company Financial Statements. There are no material Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.14.3            Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.14.4            Neither Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.

3.14.5            Within the past three years, neither Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

3.14.6            The tax and audit positions taken by Company and the Company Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax Law has been engaged in by, or with respect to, Company or any Company Subsidiary. Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

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3.14.7            Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.14.8            Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.14.9            There has been no disallowance of a deduction under Section 162(m) of the Code or excise tax imposed under Section 280G of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.

3.14.10         Company and the Company Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

3.14.11         Each of Company and the Company Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the Company Financial Statements as of December 31, 2011, December 31, 2012 and December 31, 2013, are sufficient for the payment of all accrued but unpaid Taxes as of the dates indicated, whether or not disputed, with respect to all periods through December 31, 2013.

3.14.12         Tax Accounting. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received on or prior to the Closing Date. No property of Company or any Company Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Company or any Company Subsidiary are recorded in the Company Financial Statements.

3.14.13         Successor Liability. Neither Company nor any Company Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the Company Subsidiaries).

3.14.14         Section 382. An "ownership change" as defined by Section 382 of the Code has not occurred with respect to Company since December 31, 2011.

3.14.15         Section 409A Liabilities. Neither Company nor any Company Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.

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3.15        Properties. With respect to each parcel of real property owned by Company or any Company Subsidiary, including all other real estate owned ("Company Real Property"), and also with respect to each parcel of real property leased or licensed by Company or any Company Subsidiary ("Company-Leased Real Property"):

3.15.1            Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

3.15.2            No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting Company or a Company Subsidiary, no building or improvement to Company Real Property or, to the Knowledge of Company, Company-Leased Real Property encroaches on any easement or property owned by another Person. No building or property owned by another Person encroaches on Company Real Property or, to the Knowledge of Company, Company-Leased Real Property or on any easement benefiting Company Real Property or Company-Leased Real Property. No claim of encroachment has been asserted by any Person with respect to any of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property.

3.15.3            Buildings. All buildings and improvements to Company Real Property and, to the Knowledge of Company, Company-Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

3.15.4            No Condemnation. None of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property is the subject of any condemnation action. To the Knowledge of Company, there is no proposal under active consideration by any public or governmental authority or entity to acquire Company Real Property or Company-Leased Real Property for any governmental purpose.

3.15.5            Validity. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property is a lawfully existing parcel that is: (a) a valid platted parcel; (b) a valid condominium unit; or (c) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

3.15.6            Access. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.

3.15.7            Obligations. Company and each Company Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Company Real Property or Company-Leased Real Property.

3.15.8            Additional Representations Regarding Real and Personal Property Leases. With respect to each lease and license pursuant to which Company or any Company Subsidiary, as lessor, lessee, licensor or licensee, has possession or leases or licenses to others any real or personal property, excluding any personal property lease with payments of less than $50,000 per year (each, a "Company Lease"):

(a)     Valid. Each of Company's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)     No Default. There is no existing default under any of Company's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to

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Company, any Company Subsidiary or, to the Knowledge of Company, any other party to the contract, which default is reasonably expected to have a Company Material Adverse Effect.

(c)     Assignment. None of Company's Leases contain a prohibition against assignment by Company or any Company Subsidiary, by operation of Law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Purchaser or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

(d)     Disputes. To the Knowledge of Company, there are no disputes concerning the interpretation of any term, condition, or provision of any of Company's Leases.

3.15.9            List of Properties and Leases. Section 3.15.9 of the Company Disclosure Letter contains a true, complete and correct list of all Company Real Property (including other real estate owned), all Company-Leased Real Property and all of Company's Leases.

3.16        Intellectual Property. Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the "Company-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.17        Required Licenses, Permits, Etc. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect. Each of The Bank of Holland and The Bank of Northern Michigan is an approved seller-servicer for each mortgage investor with whom it conducts business, all of which are identified in Section 3.17 of the Company Disclosure Letter, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

3.18        Material Contracts and Change of Control.

3.18.1            "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "Company Material Contract" means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or to which any of them or their assets are bound as of the date of this Plan of Merger:

3.18.1.1        Each Contract that would be required to be filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act, as if Company were required to file a Form 10-K as of the date of this Plan of Merger;

3.18.1.2        Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Company or any of the Company

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Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.18.1.3        Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.18.1.4        Each Contract between or among Company and any Company Subsidiary or Company Subsidiaries;

3.18.1.5        Each employment Contract with an employee of Company or any Company Subsidiary or any other compensatory Contract or plan in which any executive officer of Company or any Company Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers, or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants);

3.18.1.6        Each Contract with a correspondent banker;

3.18.1.7        Any commitment made to Company or the Company Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $500,000 as to which Company or any of the Company Subsidiaries is a debtor or pledgor, other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, FHLB advances, or trade payables made in the ordinary course of business consistent with past practices;

3.18.1.8        Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.18.1.9        Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.18.1.10     Each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.18.1.11     Each Contract granting Company or any Company Subsidiary the right to use, restricting Company's or any Company Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company's or any Company Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.18.1.12     Each Contract involving a standstill or similar obligation relating to the purchase of securities of Company or any other Person;

3.18.1.13     Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.18.1.14     Except agreements made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of 5 percent or more of the voting securities of Company, (ii) Affiliate or family

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member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type available to employees of Company generally;

3.18.1.15     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

3.18.1.16     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $500,000;

3.18.1.17     Each Contract or commitment for a loan participation agreement with any other Person in excess of $500,000; and

3.18.1.18     Each Company Lease.

3.18.2            Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Company Material Contract in effect as of the date of this Plan of Merger. Each such Company Material Contract is listed on Schedule 3.18.2 of the Company Disclosure Letter. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.18.3            Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Company, any Company Subsidiary or the Surviving Corporation or (ii) have a Company Material Adverse Effect.

3.18.4            All data processing contracts of Company or the Company Subsidiaries are cancelable by Company or the Company Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. Neither Company nor any Company Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000.

3.19        Labor and Employment Matters.

3.19.1            Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b)  there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the

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NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress. To the Knowledge of Company, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Company or the Company Subsidiaries of more than $50,000.

3.19.2            Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.

3.19.3            At-Will Employment. All salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.19.4            WARN Act. Since January 1, 2011, neither Company nor any Company Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act.

3.19.5            Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19.6            Certain Contracts. Neither Company nor any Company Subsidiary is a party or subject to any Contract which restricts Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.19.7            Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Company Benefit Plan.

3.19.8            Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.19.9            Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

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3.19.10         Record of Payments. There is no existing or outstanding material obligation of Company or the Company Subsidiaries, whether arising by operation of Law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Company and/or the Company Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits, profit sharing, pension, employee stock ownership plan or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

3.19.11         Additional Employment Related Agreements. Company and the Company Subsidiaries are not parties to, or bound by, any oral or written, express or implied, (a) plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or (b) plan, contract, arrangement, understanding or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former director, employee or any spouse, child, member of the same household, estate or survivor of any director or employee or former director or employee.

3.20        Employee Benefits.

3.20.1            Company has delivered or made available to Purchaser true and complete copies of all Company Benefit Plans. Each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20.2            Each Company Benefit Plan intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code is listed in Schedule 3.20.2 of the Company Disclosure Letter and has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. A copy of the most recent determination, advisory, or opinion letter with respect to each such Company Benefit Plan has been delivered to Purchaser, and no condition exists or existed and nothing has occurred prior to or since the date of such letter that would cause the loss of such qualification or exemption. Each such Company Benefit Plan has been operated in accordance with its terms in all material respects. All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all material obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.20.3            Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2008 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

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3.20.4            Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

3.20.5            The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

3.20.6            Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.20.7            Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.20.8            No stock options, stock appreciation rights or other grants of stock-based awards by Company or any Company Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

3.20.9            There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.20.10         Since January 1, 2013, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice, or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.20.11         Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20.12         No Company Benefit Plan and no trust created thereunder has been involved in any nonexempt "prohibited transaction" as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA which has subjected, or would reasonably be expected to subject, a Company Benefit Plan or

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related trust or Company or any Company Subsidiary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

3.20.13         No Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust after January 1, 2008, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation ("PBGC"), where applicable, as required by the Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

3.20.14         No payment that is owed or may become due to any director, officer, employee, or agent of Company or any Company Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any Company Benefit Plans require Company or a Company Subsidiary to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

3.20.15         No Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to January 1, 2008, an "accumulated funding deficiency" as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).

3.20.16         All contributions and payments made or accrued with respect to all Company Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have resulted in such consequences or treatment. Assets of any Company Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income are not subject to any such or similar tax. No event has occurred or circumstance exists that will or could give rise to loss of intended tax consequences of any such Company Benefit Plan or any related trust, account or other funding vehicle.

3.20.17         There is no payment that has become due from any Company Benefit Plan, any trust created thereunder, or from Company or any Company Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

3.20.18         No statement, either written or oral, has been made by Company or any Company Subsidiary to any person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan and that could have a Company Material Adverse Effect.

3.20.19         Neither Company nor any Company Subsidiary provides health or welfare benefits that are self-insured. To the extent Company or a Company Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy. To Company's or any Company Subsidiary's Knowledge, no claim for benefits has been made or is expected under a self-funded health or welfare benefit plan that would trigger stop-loss insurance.

3.20.20         Neither Company nor any Company Subsidiary has any liability to any governmental or regulatory body with respect to any Company Benefit Plan or any related trust, account or other funding vehicle. Neither Company nor any Company Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

3.20.21         The assets and liabilities of each Company Benefit Plan have been reported on the Company Financial Statements in accordance with GAAP.

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3.20.22         Schedule 3.20.22 of the Company Disclosure Letter contains a true, correct and complete listing of all of the liabilities, potential liabilities and obligations of Company and each Company Subsidiary, including the time periods over which such amounts are to be paid, to each participant, former participant, beneficiary, alternate payee or other party under any Company Benefit Plan that either (a) exists at the Closing Date and is sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (b) exists or existed at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability, other than Company's 401(k) plan and Company's health plan.

3.20.23         The rabbi trust through which the Company Deferred Compensation Plans are funded is adequately funded to pay any benefits payable under the Company Deferred Compensation Plans.

3.21        Environmental Matters.

3.21.1            Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws; and (g) neither Company, any predecessors of Company or any of the Company Subsidiaries, nor any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.

3.21.2            Without limiting the generality of Section 3.21.1, to the Knowledge of Company, the Company Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.

3.21.3            No Company Site contains, and to the Knowledge of Company has ever contained, any underground tanks for the storage of Hazardous Materials. With respect to any underground storage tank that is listed in Section 3.21.3 of the Company Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.22        Duties as Fiduciary. Company and each Company Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Company nor any Company Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Company or any Company Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Company Financial Statements.

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3.23        Investment Bankers and Brokers. Company has employed Sandler O'Neill & Partners, L.P. ("Company Investment Banker") in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.23 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

3.24        Fairness Opinion. The Company Board of Directors has received the oral opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view and the opinion has not been withdrawn, modified or revoked.

3.25        Company-Related Persons. For purposes of this Plan of Merger, the term "Company-Related Person" shall mean any shareholder owning 5% or more of the Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and any children or other persons who share the same household with such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have control.

3.25.1            Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.

3.25.2            Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any material assets or properties that are used in the business of Company or any Company Subsidiary.

3.25.3            Contractual Relationships. Other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.

3.25.4            Loan Relationships. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $100,000 or more.

3.26        Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Company has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary, the effect of which would reasonably be expected to have a Company Material Adverse Effect.

3.27        Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2011, no insurance company has canceled or failed to renew a policy of insurance covering Company's or any Company Subsidiary's assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

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3.28        Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company's consolidated financial statements and the Company Regulatory Reports as of December 31, 2013 and as of each quarter ended September 30, 2014, June 30, 2014 and March 31, 2014, in the reasonable opinion of Company's management, (a) was adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.29        Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.30        Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

3.31        Data Security and Customer Privacy. Company and each Company Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Company and each Company Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.32        Loans and Investments. All investments and, to the Knowledge of Company, all loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other Laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected. Neither Company nor any of the Company Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for their own account or for the account of one or more of their respective customers, except for contractual interest rate caps and floors in loans to customers made in the ordinary course of business and except for interest rate locks on real estate mortgage loans expected to be sold in the ordinary course of business.

3.33        No Insider Trading. Company has not, and to Company's knowledge (a) no director or officer of Company, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by Company during any period when Company was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities Laws.

3.34        Securities Laws Matters. Neither Company nor any of the Company Subsidiaries is or ever has been required to file periodic reports with the SEC. Since January 1, 2011, neither Company nor any of the Company Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a "significant deficiency" or a "material weakness" as such terms are defined in the applicable Statements on Auditing Standards.

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3.35        Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Company on a consolidated basis set forth in the Company Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2010, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Purchaser's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.36        Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.37        Organizational Documents. The articles of incorporation and bylaws of Company and any similar governing documents for each of the Company Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger, have been delivered or otherwise made available to Purchaser.

3.38        Bank Secrecy Act. Neither Company nor any Company Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.39        Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.40        Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.

3.41        Shareholder Rights Plan. Company does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement.

3.42        No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Purchaser has delivered to Company a schedule (the "Purchaser Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or

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more of the representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except as set forth on the Purchaser Disclosure Letter:

4.1           Authorization, No Conflicts, Etc.

4.1.1               Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The issuance of the shares of Purchaser Common Stock constituting the Merger Consideration has been duly authorized by the Purchaser Board of Directors and there are sufficient shares of Purchaser Common Stock authorized but unissued to complete the Merger, and when issued, the shares of Purchaser Common Stock constituting the Merger Consideration will be fully paid and non-assessable. Purchaser will have sufficient cash to pay the Cash Consideration at the Effective Time.

4.1.2               No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a "Purchaser Subsidiary" and collectively, the "Purchaser Subsidiaries"); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3               Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4               Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

4.2           Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified

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has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3           Subsidiaries.

4.3.1               Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2               Organization and Good Standing. Each of the Purchaser Subsidiaries (a) is duly organized and validly existing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3               Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

4.4           Capital Stock.

4.4.1               Classes and Shares. The authorized capital stock of Purchaser consists of 45,200,000 shares, divided into two classes, as follows: (a) 45,000,000 shares of common stock, $1.00 par value ("Purchaser Common Stock"), of which 32,774,420 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 200,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser.

4.4.2               Share-Based Awards. Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, "Purchaser Share-Based Awards").

4.4.3               Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration.

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4.5           Financial Statements.

4.5.1               Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2013, 2012, and 2011, as reported on by Purchaser's independent registered public accounting firm and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, including all schedules and notes relating to such statements (collectively, "Purchaser Financial Statements"), fairly present, and the consolidated financial statements of Purchaser as of and for the year ending December 31, 2014 when reported on by Purchaser's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Purchaser Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2               Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1           The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the FDIC; and

4.5.2.2           The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Purchaser as of and for each of the fiscal quarters ended September 30, 2014, June 30, 2014 and March 31, 2014, and as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Purchaser or any Purchaser Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

4.6           Absence of Certain Changes or Events. Since December 31, 2013, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.7           Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

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4.8           Regulatory Filings. In the last three years:

4.8.1               Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2               Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9           Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.10        Transaction Documents. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Registration Statement and Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.11        Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.12        Investment Bankers and Brokers. Purchaser has employed Keefe, Bruyette & Woods, Inc. (the "Purchaser Investment Banker") in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to the Purchaser Investment Banker in connection with the Merger, as described in Section 4.12 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.13        Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14        Organizational Documents. The articles of incorporation and bylaws of Purchaser, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger have been delivered to Company.

4.15        Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and

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Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.16        Securities Laws Matters.

4.16.1            Purchaser has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Purchaser since January 1, 2010 (the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Purchaser SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16.2            Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Plan of Merger, "principal executive officer" and "principal financial officer" have the meanings ascribed to such terms in SOX. Neither Purchaser nor any of the Purchaser Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding "extensions of credit" to or for directors or executive officers of Purchaser in violation of Section 402 of SOX.

4.16.3            Purchaser maintains a system of "internal control over financial reporting," as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

4.16.4            Purchaser has not received any written notification from its outside auditors of any (a) "significant deficiency" or (b) "material weakness" in Purchaser's internal controls over financial reporting since January 1, 2010, To the knowledge of Purchaser, there is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by Purchaser. For purposes of this Plan of Merger, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.17       Absence of Undisclosed Liabilities. There exist no Liabilities of Purchaser or any Purchaser Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Purchaser Financial Statements, (b) Liabilities under executory contracts to which Purchaser or a Purchaser Subsidiary is a party or otherwise incurred in the ordinary course of business of Purchaser or any Purchaser Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.18        No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

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ARTICLE V
COVENANTS

5.1           Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries' business organization and advantageous customer and business relationships and keep available the services of the present officers and employees. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1               amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2               (a) split, combine or reclassify any securities issued by Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions to or from the Company Subsidiaries and except for quarterly cash dividends by Company each in an amount not to exceed $0.20 per share of Company Common Stock and paid in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend;

5.1.3               issue, sell, pledge, dispose of or encumber any securities issued by Company or any of the Company Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger;

5.1.4               except in the ordinary course of business consistent with past practice or except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees; (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; or (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

5.1.5               promote any officer or promote any non-officer employee to an officer position or hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6               acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

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5.1.7               (a) except in the ordinary course of business consistent with past practice, transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Company Subsidiary; provided, however, the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.8               except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary);

5.1.9               make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

5.1.10            enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), any Company Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.11            institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $250,000, (b) involving injunctive or similar relief, or (c) having a material impact on Company's business;

5.1.12            make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.13            (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries, in each case involving $100,000 or more individually or in the aggregate;

5.1.14            except for (a) capital expenditures of amounts not more than $50,000, individually, or $200,000, in the aggregate, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Company Subsidiaries to make any capital expenditure;

5.1.15            enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.16            except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any material changes in its policies and practices with

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respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.17            (a) except for loans or legally binding commitments for loans that have previously been approved and committed to by Company prior to the date of this Plan of Merger, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan that would result in total credit exposure to the applicable borrower in excess of $3,000,000, (b) except with respect to amendments or modifications that have previously been approved and committed to by Company prior to the date of this Plan of Merger, amend or modify in any material respect any existing loan rated (i) better than special mention, with total credit exposure in excess of $4,500,000,  (ii) special mention, with total credit exposure in excess of $2,000,000, (iii) substandard, with total credit exposure in excess of $1,000,000, or (iv) nonaccrual, doubtful, loss, restructured by Company or past due 90 days or more, with total credit exposure in excess of $500,000, or (c) except with respect to any such actions that have previously been approved and committed to by Company prior to the date of this Plan of Merger, modify or amend any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $500,000;

5.1.18            restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.19            purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.20            take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Company in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, or this Plan of Merger;

5.1.21            fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;

5.1.22            fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.1.23            fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.24            fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.25            fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.1.26            fail to promptly notify Purchaser of the threat (to the Knowledge of Company) or the commencement, of any material Action against, relating to, or affecting: (a) Company or any

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Company Subsidiary; (b) Company's or any Company Subsidiary's directors, officers, or employees in their capacities as such; (c) Company's or any Company Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.1.27            make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder (as defined in Regulation O) of Company or any Company Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Company and the Company Subsidiaries to the Person and the Person's immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Company's or its Subsidiaries customers generally;

5.1.28            take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Company or any Company Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $500,000, unless the discharge or satisfaction is covered by general or specific reserves;

5.1.29            except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

5.1.30            enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger;

5.1.31            change in any material respect its underwriting, investment or risk management or other similar policies of Company or any of the Company Subsidiaries except as required by Law or except changes reasonably intended to reduce risk which changes are made after consultation with Purchaser;

5.1.32            take any action to pay any Liability, absolute or contingent, in excess of $25,000, except Liabilities shown on the Company Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.33            make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for commitments disclosed in Section 5.1.33 of the Company Disclosure Letter and contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

5.1.34            take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Company or any Company Subsidiary that is not terminable by Company without penalty upon 30 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.35            take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Company or a Company Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

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5.1.36            agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser shall be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief executive officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within three Business Days of such request.

5.2           Conduct of Business by Purchaser. Between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser shall conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Purchaser shall and shall cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser Subsidiaries' business organization and advantageous business relationships, and Purchaser shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1               amend the Purchaser's articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;

5.2.2               except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

5.2.3               agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company shall be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief executive officer of Company and in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within three Business Days of such request.

5.3           No Solicitation by Company.

5.3.1               Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of the Company Subsidiaries and their Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company shall, and shall cause each of the Company Subsidiaries and each of its and the Company Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

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5.3.2               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Company Takeover Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company shall (subject to the terms of the September Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided, further that Company shall promptly provide to Purchaser (A) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (B) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable Company Confidentiality Agreement" means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the September Confidentiality Agreement.

5.3.3               Company shall keep Purchaser informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a reasonably current basis and shall notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4               Except as permitted by Section 5.3.5, the Company Board of Directors shall not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary "stop, look and listen" communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to Company), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a "Company Adverse Recommendation Change") or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a "Company Acquisition Agreement").

5.3.5               Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal which Company Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the

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Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action (a) Company has given Purchaser at least three Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal that could have an impact, influence or other effect on the Company Board of Directors' decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the three Business Day period shall be deemed to be references to a two Business Day period with respect thereto.

5.3.6               Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to Company), (b) making any "stop-look-and-listen" communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) (as if such provisions are applicable to Company), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (a), (b) or (c) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7               As used in this Plan of Merger, "Company Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company's consolidated assets or to which more than 10% of Company's net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 10%; in each case, other than the Merger.

5.3.8               As used in this Plan of Merger, "Company Superior Proposal" shall mean any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of

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the definition of "Company Superior Proposal", the references to "10%" in the definition of Company Takeover Proposal shall be deemed to be references to "50%."

5.3.9               For purposes of this Section 5.3, any breach of this Section 5.3 by any of Company's Representatives in his or her individual capacity shall be deemed to be a breach by Company.

5.4           Preparation of the Registration Statement; Shareholder Meeting.

5.4.1               Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a prospectus and proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting (the "Proxy Statement") will be included, as promptly as practicable following the date of this Plan of Merger (and in any event no later than 45 days). Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, shall promptly inform the other party so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of Company.

5.4.2               Purchaser shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.

5.4.3               Company shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval ("Company Shareholder Meeting"). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act; (b) solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3.

5.5           Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

5.6           Regulatory Matters and Approvals.

5.6.1               Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

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5.6.2               As soon as practicable after the date of this Plan of Merger (but in no event more than 45 days after the date hereof), Purchaser shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser, each necessary approval of or consent to consummate the Merger. Purchaser shall provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser shall provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

5.6.3               From the date of this Plan of Merger until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.6.4               Nothing contained in this Plan of Merger shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.6.5               Each of Company and Purchaser shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and Purchaser and their respective Subsidiaries as currently conducted.

5.7           Employee Matters.

5.7.1               Benefit Continuation. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its affiliates as a result of the Merger (each, a "Continuing Employee") with the same employee benefits then provided to similarly situated employees at Purchaser and consistent with this Section 5.7.

5.7.2               Employee Severance. Purchaser covenants and agrees to pay severance payments to all employees of Company, whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within twelve months after the Effective Time, in accordance with Purchaser's severance plan applicable to Purchaser's employees as set forth on Section 5.7.2 of the Purchaser Disclosure Letter.

5.7.3               Years of Service Credit. Purchaser covenants and agrees that each Continuing Employee shall receive credit for years of service at Company or the Company Subsidiaries for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser's 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment

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with the Surviving Corporation and affiliates. Notwithstanding the foregoing, no Company employee shall be permitted to participate in Purchaser's frozen defined benefit pension plan.

5.7.4               Retention and Stay Bonuses. Company will cooperate with Purchaser in its efforts to cause certain employees of Company identified by Purchaser to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser and the employee) prior to the Effective Time.

5.7.5               Severance/Employment Agreements. Purchaser will honor all of Company's obligations and assume all its defenses under existing severance, change of control or employment agreements to which the Company or any Company Subsidiary is a party and which are listed on Section 5.7.5 of the Company Disclosure Letter in accordance with the terms thereof. Purchaser will present to each individual subject to such severance, change of control or employment agreements a mutually acceptable Mutual Termination of Employment Agreement for execution on or before the Effective Time.

5.7.6               Employee Stock Purchase Plan. Company shall prohibit any stock purchases under the Company Stock Purchase Plan on and after the date of this Plan of Merger and shall terminate the Company Stock Purchase Plan no later than the Effective Time.

5.7.7               Call Rights and Put Options Under Stock Plan. On or before the Effective Time, Company will, by resolution of the Company Board of Directors, provide that any call right and/or put option with respect to shares acquired under the Lake Michigan Financial Corporation Stock Incentive Plan of 2012 shall terminate upon the Effective Time.

5.7.8               Deferred Compensation Plans. On and after the date of the Plan of Merger, Company shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under the Deferred Compensation Plans. Any preexisting deferral elections that are irrevocable as of the date of the Plan of Merger shall remain in effect for compensation paid during the remainder of the calendar year in which the Plan of Merger is dated. The Deferred Compensation Plans shall otherwise remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of the Deferred Compensation Plans.

5.7.9               Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, Company and each Company Subsidiary shall, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans, and the accrued benefits as of the Effective Time shall be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any Company performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time.

5.8           Press Releases and Public Announcement. Neither Company nor Purchaser will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure.

5.9           Access to Information.

5.9.1               Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at

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all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.9.2               All Proprietary Information of Company (as defined in the September Confidentiality Agreement) provided pursuant to this Plan of Merger shall be subject to the provisions of the letter agreement, dated as of September 26, 2014, between Company and Purchaser ("September Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms.

5.9.3               All Proprietary Information of Purchaser (as defined in the November Confidentiality Agreement) provided pursuant to this Plan of Merger shall be subject to the provisions of the letter agreement, dated as of November 14, 2014, between Company and Purchaser ("November Confidentiality Agreement", and together with the September Confidentiality Agreement, the "Confidentiality Agreements"), which shall remain in full force and effect in accordance with its terms.

5.10        Indemnification and Insurance.

5.10.1            All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

5.10.2            From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party's capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party's capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.10.3            The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300%

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threshold, the "Maximum Amount") paid by Company prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.10.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such "tail" prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.10.4            The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

5.10.5            In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.10.6            Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.10 are limited by federal banking and securities Laws and any such obligations that violate any federal banking or securities Laws or published public policy are void and unenforceable.

5.11        Takeover Laws. If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.12        Securityholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.13        Tax-Free Reorganization Treatment.

5.13.1            Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

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5.13.2            Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.14        Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and Proxy Statement.

5.15        Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the consolidation of each of The Bank of Holland, a Michigan-chartered bank, and The Bank of Northern Michigan, a Michigan-chartered bank, with and into Chemical Bank, a Michigan-chartered bank (the "Bank Consolidation"), with Chemical Bank as the surviving institution, immediately following the Merger, including by executing and delivering one or more bank consolidation agreements in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.

5.16        Fairness Opinion. Company will use commercially reasonable efforts to deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company Investment Banker within seven Business Days of the date of this Plan of Merger, together with the form of consent of the Company Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Registration Statement and the Proxy Statement, so long as the Company Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Proxy Statement in advance of its filing with the SEC.

5.17        Environmental Investigation. Pursuant to the terms described below, Purchaser shall commence, if it desires, and be permitted to conduct environmental assessments of: (a) any or all parcels of Company Real Property and Company-Leased Property; and (b) any real property acquired or leased by Company or any of the Company Subsidiaries after the date of this Plan of Merger (each of (a) and (b) an "Investigated Property"). As to each Investigated Property:

5.17.1            Schedule of Investigated Properties. Not later than 14 Business Days after the date of this Plan of Merger, Company shall provide to Purchaser a schedule (the "Environmental Schedule") containing the following information for each Investigated Property (but excluding Investigated Properties that are single-family residential real property), and shall update as promptly as reasonably practicable the Environmental Schedule for any Investigated Property acquired or leased by Company or any Company Subsidiary after the date of this Plan of Merger: (a) address and tax or legal description; (b) description of current and, if known, historic use of the Investigated Property; and (c) description of any environmental due diligence performed with respect to the Investigated Property (with copies of any documents obtained in connection with such due diligence, including environmental questionnaires, Phase I or Phase II investigation reports, baseline environmental assessments and due care plans, to be provided to Purchaser concurrently with such Environmental Schedule).

5.17.2            Phase I Work. Not later than 30 Business Days after the Environmental Schedule and associated documents are provided by Company to Purchaser (or within 30 Business Days after the date of any update of the Environmental Schedule), Purchaser shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-05 and applicable legal standards (a "Phase I Assessment"), or similar investigation of all or any of the Investigated Property. Upon request, Company and each Company Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation

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in Company's possession to Purchaser's consultant for purposes of conducting the Phase I Assessments. Purchaser shall provide Company with a copy of its final Phase I Assessment or other investigation for the Investigated Property.

5.17.3            Phase II Work. Within 5 Business Days of receipt of a final written Phase I Assessment or similar investigation, Purchaser shall notify Company whether it plans to conduct a Phase II environmental assessment (a "Phase II Assessment") of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Purchaser's sole expense. Purchaser shall furnish a copy of the written scope of work for the Phase II Assessment to Company. Purchaser and Company shall use commercially reasonable efforts to agree upon the work plan prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase, provided that all phases shall be completed by the earlier of (a) 25 Business Days after the parties agree upon the work plan, and (b) 15 Business Days prior to the Closing Date. Purchaser shall provide Company with a copy of its final written Phase II Assessment for the Investigated Property for which a Phase II Assessment is obtained.

5.17.4            Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment or other investigation that Purchaser reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of the Investigated Property (collectively, "Environmental Risks"), then Purchaser shall notify Company of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 5 Business Days after receipt of all final written environmental reports for the Investigated Property. Such notice shall include either (a) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property, or (b) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated.

5.18        Data Conversion. Purchaser intends to convert some or all of Company's information and data onto Purchaser's information technology systems (the "Data Conversion"). Purchaser agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. Company agrees to cooperate with Purchaser in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company's and the Company Subsidiaries' information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Purchaser, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Purchaser shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Plan of Merger by Company or the termination of this Plan of Merger by Company pursuant to Section 7.1.8.

5.19        Technology-Related Contracts. Until the Effective Time, Company shall advise Purchaser of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors ("Technology-Related Contracts") involving Company or any Company Subsidiary. The material Technology-Related Contracts of Company and any Company Subsidiary are listed in Section 5.19 of the Company Disclosure Letter. Notwithstanding any other provision of this Section 5.19, neither Company nor any Company Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

5.20        Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested in writing by the Purchaser to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable

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efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.21        Termination of 401(k) Plan. Company shall terminate its 401(k) Plan (the "Company 401(k) Plan") immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Company 401(k) Plan shall become fully vested upon termination of the Company 401(k) Plan.  As soon as practicable following the Effective Time, all account balances in the Company 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Purchaser agrees to permit participants in the Company 401(k) Plan who become employees of Purchaser or any Purchaser Subsidiary to roll over their 401(k) account balances in the Company 401(k) Plan to the Purchaser's 401(k) Plan, if such rollover is permissible at the time under the Purchaser's 401(k) Plan.

5.22        Update of Titles, Rights, Etc. Before the Effective Time, each of Company and the Company Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of Company or the Company Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

5.23        Exchange of Financial Information. After the execution of this Plan of Merger until the Effective Time of the Merger, Company shall promptly deliver to Purchaser copies of:

5.23.1            Each monthly internal financial report prepared with respect to Company and each of the Company Subsidiaries. Company represents and warrants that such information shall be consistent with the financial information as used for internal purposes by Company in the management of its consolidated business; and

5.23.2            Each financial report or statement submitted to regulatory authorities for Company and each of the Company Subsidiaries.

5.24        Estoppels. Company shall use commercially reasonable efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Purchaser and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases listed in Section 5.24 of the Company Disclosure Letter.

5.25        Notification of Change in Business Relationships. Company shall promptly notify Purchaser in writing of any customer, agent, representative, supplier, or other person with whom Company or any Company Subsidiary has a material contractual relationship, who, to the Knowledge of Company, intends, whether on account of the Merger or otherwise, to discontinue, materially diminish, or change its relationship with Company or any Company Subsidiary in an adverse manner.

5.26        Company Consolidated Shareholders' Equity.

5.26.1            Company Consolidated Shareholders' Equity. For purposes of the Closing Balance Sheet, "Company Consolidated Shareholders' Equity" shall be Company's total consolidated shareholders' equity as of the Final Statement Date (as defined below) computed in accordance with GAAP, consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders' equity shall be adjusted for each of the following items: (a) no expense shall be accrued or deduction shall be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger including but not limited to Company investment banking fees, severance pay, retention bonuses, attorney's and accountant's fees (up to a maximum of $350,000 for such attorney's and accountant's fees), and amounts owing and paid under management change-in-control contracts; (b) the estimated after-tax Environmental Costs shall be excluded to the extent such after-tax costs exceed $1,000,000; (c) to the extent Company's aggregate provisions for loan losses are less than the aggregate Company net charge-offs (except to the extent there is a specific reserve) on loans during the period from the date of this Plan of Merger until the Effective Time, an expense shall be accrued for any such shortfall; (d) no expense shall be accrued or deduction

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shall be made for the termination fees and costs related to any Contract with Company or any Company Subsidiary that is terminated in connection with the Merger to the extent that such termination fees and costs in the aggregate are less than $720,000; (e) to the extent the fair market value of all Company Real Property (other than other real estate owned) (including the fair market value of all land, buildings and any other improvements) and Company-Leased Real Property (including the fair market value of all land, buildings, leasehold improvements and leases) is more than $3,000,000 below the book value of such assets, an expense shall be accrued in an amount equal to the amount in excess of $3,000,000 multiplied by 0.65; (f) to the extent the fair market value of all Company Real Property (other than other real estate owned) (including the fair market value of all land, buildings and any other improvements) and Company-Leased Real Property (including the fair market value of all land, buildings, leasehold improvements and leases) is below the book value of such assets up to $3,000,000, a credit shall be accrued in an amount equal to $3,000,000 less the amount that the fair market value is below the book value of such assets multiplied by 0.65; and (g) any other adjustments as may be mutually agreed to in writing between Purchaser and Company.

5.26.2            Closing Balance Sheet. Company shall prepare, and cause its independent accountants Plante Moran, PLLC (the "Accounting Firm") to perform agreed-upon procedures on a consolidated balance sheet of Company as of the Final Statement Date (the "Closing Balance Sheet") and the computation of Company Consolidated Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Company as of December 31, 2014, except as provided in Section 5.26.1 above. The Accounting Firm's engagement will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth Company Consolidated Shareholders' Equity (the "Closing Report").

5.26.3            Final Statement Date. After the shareholders of Company have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by Law to consummate the Merger have been obtained (statutory waiting periods need not have expired), Company or Purchaser may specify the closest of the preceding or succeeding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") by written notice to the other party and the Accounting Firm delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, Company shall promptly prepare the Closing Balance Sheet and direct the Accounting Firm to prepare the Closing Report by written notice to the Accounting Firm and the other party, delivered within 3 Business Days of the date of such notice from Company or Purchaser. The parties shall use all commercially reasonable efforts to cause the Accounting Firm to prepare and deliver to Purchaser and Company the Closing Report not later than 21 calendar days after the Final Statement Date. In the event the Closing does not occur by the next month end after the designated Final Statement Date, Company or Purchaser may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of the Accounting Firm incurred pursuant to this Article V shall be paid by Company.

5.27        Dividends. Company and Purchaser shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Company Common Stock and Purchaser Common Stock for the purpose of minimizing the risk that holders of shares of Company Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Company Common Stock and shares of Purchaser Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Company Common Stock or shares of Purchaser Common Stock received as Merger Consideration.

5.28        Addition of Company Director to Purchaser Board. As soon as reasonably practicable after the Effective Time, the Purchaser shall cause one director of the Company to be added to the Board of Directors of the Purchaser and one director of the Company to be added to the Board of Directors of Chemical Bank.

5.29        Trust-Preferred Securities. Prior to the Effective Time, Company and Purchaser shall take all actions necessary for Purchaser to enter into a supplemental indenture with the trustee of the indenture for Company's outstanding floating-rate junior subordinated debt securities due 2032 and a supplemental indenture with

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the trustee of the indenture for Company's outstanding floating-rate junior subordinated debt securities due 2034 the  (collectively, the "Debt Securities") to evidence the succession of Purchaser as of the Effective Time.  The form of the supplemental indentures shall be reasonably acceptable to Purchaser, and, pursuant to such supplemental indentures, Purchaser will agree to assume the covenants, agreements and obligations of Company under the indentures, including the obligation to make all payments when due in respect of the Debt Securities.

Prior to the Effective Time and subject to the receipt of any required regulatory approvals, Company and Purchaser shall take all actions necessary to cause the payoff and redemption of Company's outstanding floating-rate junior subordinated debt securities due 2038 and satisfaction and discharge of the indenture governing such debt securities as of the Effective time; provided, that Company shall not be required to take any such action which would be irrevocable by the Company before the Effective Time.

5.30        Valuation of Company Common Stock. Following the date of this Plan of Merger, the Company shall value the shares of Company Common Stock issued upon the exercise of any Option assuming completion of the Merger and shall use such value for purposes of tax reporting.

5.31        Greenleaf Trust Services Agreement. Promptly following the date of this Plan of Merger, Company shall deliver a notice of termination to terminate at the earliest date practicable the Trust Services Agreement, dated August 19, 2006, by and between The Bank of Northern Michigan and Greenleaf Trust, in accordance with the terms of such agreement.

ARTICLE VI
CLOSING CONDITIONS

6.1           Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1               The Company Shareholder Approval shall have been obtained.

6.1.2               Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of the Purchaser.

6.1.3               No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4               Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5               The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6               The shares of Purchaser Common Stock to be issued as Merger Consideration shall have been accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

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6.2           Conditions to Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1               (a) The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2 and 4.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Purchaser Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (b) the representations and warranties of Purchaser set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Purchaser set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2               Purchaser shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3               Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4               Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2.5               Company shall have received the opinion of Varnum LLP, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3           Conditions to Purchaser's Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

6.3.1               (a) The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the representations and warranties of Company set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Company set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2               Company shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

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6.3.3               Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4               Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.3.5               Purchaser shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.6               Purchaser shall have received one or more certificates dated as of the Closing Date and signed by the secretary of Company on behalf of Company, and by the transfer agent for Company Common Stock, certifying (a) the total number of shares of capital stock of Company issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Company Common Stock, if any, that are issuable on or after that date, all in such form as Purchaser may reasonably request.

6.3.7               The Company Consolidated Shareholders' Equity shall be at least $85,000,000 as of the Final Statement Date; provided, that, for purposes of this Section 6.3.7, $85,000,000 shall be reduced by an amount equal to $33,333 for each day, if any, that the date of the Closing occurs before June 30, 2015.

6.3.8               Company shall have used commercially reasonable efforts to obtain consents of the landlords to the change in control of Company where such consent is required under the terms of the lease and where the failure to obtain such consent would have or reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VII
TERMINATION

7.1           Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

7.1.1               by mutual written consent of Company and Purchaser;

7.1.2               by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3               by either Company or Purchaser, if the Merger does not occur on or before December 31, 2015 (the "End Date") provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination

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by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4               by either Company or Purchaser, if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained; provided, however, that right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;

7.1.5               by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company's intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.3;

7.1.6               by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser's intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.2;

7.1.7               by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of a Company Takeover Proposal and only during the period which is 30 days before the mailing date of the Proxy Statement and the date of the Company Shareholder Meeting, the Company Board of Directors fails to publicly reaffirm its recommendation of this Plan of Merger within five Business Days of a written request by Purchaser to provide such reaffirmation;

7.1.8               by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9               by Purchaser, if the Company Consolidated Shareholders' Equity is less than $85,000,000 as of the Final Statement Date; provided, that, for purposes of this Section 7.1.9, $85,000,000 shall be reduced by an amount equal to $33,333 for each day, if any, that the date of the Closing occurs before June 30, 2015;

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7.1.10            by Purchaser, if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Company.

7.1.11            by Purchaser, if, prior to the Closing, either The Bank of Holland or The Bank of Northern Michigan is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

7.1.12            by Company, if, prior to the Closing, Chemical Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

7.2           Effect of Termination.

7.2.1               In the event that:

7.2.1.1           this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $7,328,000 (the "Company Termination Fee");

7.2.1.2           this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made a Company Takeover Proposal (i) on or after the date of this Plan of Merger but prior to the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Plan of Merger but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "10%" in the definition of "Company Takeover Proposal" shall be deemed to be references to "50%"), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3           (a) this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made a Company Takeover Proposal on or after the date of this Plan of Merger but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "10%" in the definition of "Company Takeover Proposal" shall be deemed to be references to "50%"), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; provided, however, that in the case of a termination by Company, Company shall not be obligated to pay the Company Termination Fee if the failure of Purchaser to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date; or

7.2.1.4           this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee.

7.2.2               Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

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7.2.3               On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.2, 5.9.3, 5.14, 7.2 and Article IX) as between the parties, and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability between the parties as to any other party. For the avoidance of doubt, any termination of this Plan of Merger pursuant to Section 7.1 shall relieve Purchaser from any and all obligations under this Plan of Merger. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at Law or in equity.

7.2.4               The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5               For the avoidance of doubt, in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE VIII
CERTAIN DEFINITIONS

8.1     When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

"Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended.

"Book-Entry Shares" means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

"Business Day" means a day other than a Saturday, Sunday or other day on which The NASDAQ Global Select Market is closed.

"Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

"Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

"Company Benefit Plan" means (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or Multiemployer Plan in which the Company or an ERISA Affiliate of the Company participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or

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contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.

"Company Board of Directors" shall mean the board of directors of Company.

"Company Deferred Compensation Plans" means the Lake Michigan Financial Corporation Long Term Incentive Plan and the Lake Michigan Financial Corporation Voluntary Deferred Compensation Plan.

"Company Material Adverse Effect" means a Material Adverse Effect with respect to Company.

"Company Shareholders" means holders of shares of Company Common Stock.

"Company Site" means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (including other real estate owned) by (a) Company or any of the Company Subsidiaries, (b) any predecessors of Company or any of the Company Subsidiaries, or (c) any entities previously owned by Company or any of the Company Subsidiaries.

"Company Stock Plans" means the Lake Michigan Financial Corporation Stock Incentive Plan of 2003 and the Lake Michigan Financial Corporation Stock Incentive Plan of 2012.

"Company Stock Purchase Plan" means the Lake Michigan Financial Corporation 2013 Employee Stock Purchase Plan.

"Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

"DPC Shares" means shares of Company Common Stock held by the Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.

"Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

"Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any analogous state Law.

"Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

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"FDI Act" means the Federal Deposit Insurance Act of 1950, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

"FHLB" means the Federal Home Loan Bank.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

"Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

"IRS" means the United States Internal Revenue Service.

"Knowledge" or any similar phrase means those facts that are actually known by any of the individuals listed in Section 8.1 of the Company Disclosure Letter, in the case of Company, and any of the individuals listed in Section 8.1 of the Purchaser Disclosure Letter, in the case of Purchaser.

"Law" means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

"Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

"Material Adverse Effect" means with respect to any Person, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, prospects or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of

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such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Purchaser Common Stock (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume, of Purchaser Common Stock shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (viii) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other similarly situated community banking organizations operating in the geographic regions in which such Person and its Subsidiaries conduct their businesses.

"Michigan Banking Code" means the Michigan Banking Code of 1999, as amended.

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

"NLRB" means the National Labor Relations Board.

"Option" means each option to purchase shares of Company Common Stock under the Company Stock Plans.

"Order" means any award, writ, arbitral awards, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

"Permitted Liens" means with respect to Company, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent audited consolidated balance sheet of Company or notes thereto or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company, (g) Liens set forth in Section 8.1 of the Company Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"Purchaser Board of Directors" shall mean the board of directors of Purchaser.

"Purchaser Material Adverse Effect" means a Material Adverse Effect with respect to Purchaser.

"Regulation O" means Regulation O of the Federal Reserve Board.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

"Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"SOX" means the United States Sarbanes Oxley Act, as amended.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 10% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, deficiencies, charges, backup withholding, personal property, franchise, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Returns" means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed under applicable Law with any Governmental Entity.

"Transaction Documents" means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

"Trust Account Shares" means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company 401(k) Plan.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2     For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will

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include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" shall be to U.S. dollars.

8.3     The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	A-36
Acceptance Period	A-7
Accounting Firm	A-46
Adjusted Exchange Ratio	A-7
Average Purchaser Closing Price	A-7
Award	A-3
Bank Consolidation	A-43
Bank Index	A-7
Cash Consideration	A-3
Certificate of Merger	A-2
Closing	A-1
Closing Balance Sheet	A-46
Closing Date	A-2
Closing Report	A-46
Code	A-1
Company	A-1
Company 401(k) Plan	A-45
Company Acquisition Agreement	A-36
Company Adverse Recommendation Change	A-36
Company Board Recommendation	A-8
Company Common Stock	A-9
Company Consolidated Shareholders' Equity	A-45
Company Disclosure Letter	A-7
Company Financial Statements	A-10
Company Investment Banker	A-23
Company Lease	A-14
Company Material Contract	A-15
Company Real Property	A-14
Company Regulatory Reports	A-10
Company Shareholder Approval	A-8
Company Shareholder Meeting	A-38
Company Subsidiaries	A-8
Company Subsidiary	A-8
Company Superior Proposal	A-37
Company Takeover Proposal	A-37
Company Termination Fee	A-51
Company-Leased Real Property	A-14
Company-Owned Intellectual Property	A-15
Company-Related Person	A-23

A-57

Confidentiality Agreements	A-41
Constituent Corporation	A-1
Continuing Employee	A-39
Converted Stock-Based Award	A-3
Converted Stock-Based Award Ratio	A-3
Data Conversion	A-44
Debt Securities	A-47
Effective Time	A-2
Employment-Related Payments	A-19
End Date	A-49
Environmental Costs	A-6
Environmental Price Adjustment	A-6
Environmental Risks	A-44
Environmental Schedule	A-43
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-3
Excluded Shares	A-3
Exercise Period	A-7
Final Index Price	A-7
Final Statement Date	A-46
Floor Purchaser Price	A-7
Increase Notice	A-7
Indemnified Party	A-41
Initial Index Price	A-7
Initial Purchaser Price	A-7
Intended Tax Treatment	A-42
Investigated Property	A-43
Maximum Amount	A-42
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
November Confidentiality Agreement	A-41
PBGC	A-21
Phase I Assessment	A-43
Phase II Assessment	A-44
Plan of Merger	A-1
Pricing Period	A-7
Proxy Statement	A-38
Purchaser	A-1
Purchaser Common Stock	A-27
Purchaser Disclosure Letter	A-25
Purchaser Financial Statements	A-28
Purchaser Investment Banker	A-29
Purchaser SEC Documents	A-30
Purchaser Share-Based Awards	A-27
Purchaser Subsidiaries	A-26
Purchaser Subsidiary	A-26
Registration Statement	A-38
Regulatory Agreement	A-12
September Confidentiality Agreement	A-41
Shareholders' Equity Price Adjustment	A-6
Surviving Corporation	A-1
Technology-Related Contracts	A-44
Termination Date	A-49
Upset Condition	A-7

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ARTICLE IX
MISCELLANEOUS

9.1           No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).

9.2           Specific Performance.

9.2.1               The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Article VII, (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2               The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company or Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3               Neither Company nor Purchaser, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3           Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreements, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4           Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5           Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6           Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal courts of the United States of America sitting in the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees

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that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7           Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8           Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a facsimile or electronic mail transmission (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
David B. Ramaker Chairman, CEO and President 235 E. Main Street P.O. Box 569 Midland, Michigan 48640 Facsimile: 989-633-0416 Telephone: 989-839-5269 Email: David.Ramaker@ chemicalbankmi.com	William C. Collins EVP, General Counsel/Secretary 235 E. Main Street P.O. Box 569 Midland, Michigan 48640 Facsimile: 989-633-0416 Telephone: 989-633-7642 and

Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503 Facsimile: 616-222-2170 Telephone: 616-752-2170 Email: jott@wnj.com

If to Company:	With a copy to:
Garth Deur President and CEO 150 Central Avenue Holland, Michigan 49423 Facsimile: 616-393-0014 Telephone: 616-494-3705 Email: gdeur@tboh.com	Harvey Koning Varnum LLP Bridgewater Place, Suite 1700 333 Bridge Street, N.W. Grand Rapids, Michigan 49504 Facsimile: 616-336-7000 Telephone: 616-336-6588 Email: hkoning@varnumlaw.com

9.9           Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the Laws of the State of Michigan, without regard to principles of conflicts of Laws.

9.10        Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are

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received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11        Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

9.12        Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13        Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14        Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15        Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

A-61

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer and President

LAKE MICHIGAN FINANCIAL CORPORATION

/s/ Richard Lievense

By:	Richard Lievense
Its:	Chairman

/s/ Garth Deur

By:	Garth Deur
Its:	President and Chief Executive Officer

 Signature Page to Agreement and Plan of Merger

Exhibit A

VOTING AGREEMENT

This Voting Agreement is entered into between Chemical Financial Corporation and each of the undersigned directors of Lake Michigan Financial Corporation (the "Company"). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated January 5, 2015 (the "Plan of Merger"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Plan of Merger); (b) the termination of the Plan of Merger in accordance with its terms; or (c) a Company Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 5th day of January, 2015.

CHEMICAL FINANCIAL CORPORATION

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer and President

Carrie Boer	Doug DeKock

Don Herringa	Nelson Jacobson

John Meilner	Scott Spoelhof

Shelley Padnos	Garth Deur

Richard Lievense	Robert Bleyaert

APPENDIX B

January 5, 2015

Board of Directors

Lake Michigan Financial Corporation

150 Central Avenue

Holland, Ml 49423

Ladies and Gentlemen:

Lake Michigan Financial Corporation ("Lake Michigan") and Chemical Financial Corporation ("Chemical") have entered into an agreement and plan of merger (the "Agreement") pursuant to which Lake Michigan will merge with and into Chemical (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of Lake Michigan common stock, excluding certain shares as specified in the Agreement, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive: (i) 1.326 shares of Chemical common stock (the "Stock Consideration") and (ii) $16.64 in cash (the "Cash Consideration" and together with Stock Consideration, the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Lake Michigan common stock.

Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Lake Michigan that we deemed relevant; (iii) certain financial statements and other historical financial information of Chemical that we deemed relevant; (iv) internal financial estimates for Lake Michigan for the years ending December 31, 2014 through December 31, 2019 as provided by senior management of Lake Michigan; (v) publicly available median analyst earnings estimate for Chemical for the years ending December 31, 2014 through December 31, 2016 and an estimated long-term annual growth rate for the years thereafter as discussed with representatives and the senior management of Chemical; (vi) the pro forma financial impact of the Merger on Chemical based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Chemical; (vii) a comparison of certain financial and other information, including stock trading information, for Lake Michigan and Chemical with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Lake Michigan the business, financial condition, results of operations and prospects of Lake Michigan and held similar discussions with the senior management of Chemical regarding the business, financial condition, results of operations and prospects of Chemical.

B-1

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Lake Michigan and Chemical or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Lake Michigan and Chemical that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Lake Michigan or Chemical or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Lake Michigan and Chemical or the combined entity after the Merger and we have not reviewed any individual credit files relating to Lake Michigan or Chemical. We have assumed, with your consent, that the respective allowances for loan losses for both Lake Michigan and Chemical are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O'Neill used internal financial projections as provided by the senior management of Lake Michigan and publicly available median earnings per share estimates and an estimated long-term growth rate as discussed with senior management of Chemical, respectively. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Chemical. With respect to those projections, estimates and judgments, the respective managements of Lake Michigan and Chemical confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Lake Michigan and Chemical, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Lake Michigan and Chemical since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Lake Michigan and Chemical would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as Lake Michigan's financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from Lake Michigan for providing this opinion. Lake Michigan has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Lake Michigan and Chemical and their affiliates. We may also actively trade the debt securities of Lake Michigan and Chemical or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Lake Michigan in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Lake Michigan as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Lake Michigan common stock and does not address the underlying business decision of Lake Michigan to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Lake Michigan or the effect of any other transaction in which Lake Michigan might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Lake Michigan's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Lake Michigan.

B-2

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Lake Michigan common stock from a financial point of view.

Very truly yours,

B-3